Exhibit 10(w)

CONFIDENTIAL
EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of

July 29, 2016
among
EMERSON ELECTRIC CO.,
CORTES NP HOLDINGS, LLC,
CORTES NP ACQUISITION CORPORATION,
ASCO POWER GP, LLC
and
CORTES NP JV HOLDINGS, LLC

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Schedules and Exhibits

DISCLOSURE SCHEDULE

SCHEDULE I	Accounting Policies and Modified Net Working Capital Value Schedule
SCHEDULE II	Deferred Business
SCHEDULE III	Illustrative Modified Net Working Capital Value Statement
SCHEDULE IV	Transferred Domestic Subsidiaries
SCHEDULE V	Transferred Foreign Subsidiaries
SCHEDULE VI	Agreements of Parent, Buyer and ASCO GP LLC

EXHIBIT A	Form of ASCO Trademark License Agreement
EXHIBIT B	Form of Intellectual Property Cross License Agreement
EXHIBIT C	Form of Limited Liability Company Agreement
EXHIBIT D	Form of Transition Services Agreement
EXHIBIT E	Master Allocation Statement
EXHIBIT F	Form of Foreign Transfer Agreement
EXHIBIT G	July 29, 2016 Cash Repatriation Plan

Schedules and exhibits described in this agreement have been omitted.  The registrant undertakes to furnish supplementally a copy of such schedules and exhibits upon request.

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TRANSACTION AGREEMENT
This AGREEMENT (this “Agreement”) dated as of July 29, 2016 among Emerson Electric Co., a Missouri corporation (“Seller”), Cortes NP JV Holdings, LLC, a Delaware limited liability company (“Holdings”), Cortes NP Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Cortes NP Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Buyer”), and ASCO Power GP, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“ASCO GP LLC”).
WITNESSETH:
WHEREAS, Seller, together with its Subsidiaries, owns and operates the Business (as defined below);
WHEREAS, Holdings owns beneficially and of record all of the outstanding membership interests of Parent, and Parent (i) indirectly owns all of the equity of Buyer and (ii) directly owns all of the equity of ASCO GP LLC;
WHEREAS, Parent desires to (i) acquire all of the limited partnership interest of ASCO Power Technologies, L.P., a Delaware limited partnership (“ASCO Power”), held by Automatic Switch Company, a Delaware corporation and a Retained Subsidiary (as defined below) (“Automatic Switch”), and (ii) cause ASCO GP LLC to acquire all of the general partnership interest of ASCO Power held by ASCO Switch Enterprises LLC (such general partnership interest, together with the limited partnership interest held by Automatic Switch, the “ASCO Interests”), a Delaware limited liability company and a Retained Subsidiary (“ASE LLC”), in each case, for certain newly issued Class B Units of membership interests in Parent with the terms and conditions set forth in the Operating Agreement (the “Class B Units”) and the ASCO Cash Consideration (as defined below), if any, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, Buyer desires to purchase the Shares (as defined below) (other than the ASCO Interests), and the Transferred Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Shares (other than the ASCO Interests) and the Transferred Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, at Closing, to govern their ongoing rights and obligations as members of Parent, each of Seller and Holdings have agreed to enter into the Operating Agreement; and
WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Seller’s willingness to enter into this Agreement and the other Transaction Documents to which it is a party, Parent and Buyer are delivering to Seller a limited guaranty of Platinum Equity Capital Partners III, L.P., a Delaware limited partnership (“Sponsor”) in favor of Seller with respect to the performance by Parent and Buyer of certain of their respective obligations hereunder, duly executed by Sponsor and dated as of the date hereof (the “Limited Guaranty”);

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NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934.
“338(h)(10) Entities” means Electric Reliability Services, Inc.; Emerson Network Power Solutions Inc.; ASCO Services, Inc.; Liebert Corporation; UP Systems Inc.; High Voltage Maintenance Corp; Emerson Network Power, Liebert Services, Inc.; Liebert Field Services, Inc.; Emerson Network Power Energy Systems North America, Inc.; Liebert North America, Inc.; Alber Corp.; and Vertiv Co.
“Accounting Policies and Modified Net Working Capital Value Schedule” means the schedule setting forth the determination of Modified Net Working Capital Value and the accounting policies, principles, practices and methodologies, in each case, as set forth in Schedule I.
“Action” means any action, suit, claim, arbitration, mediation, investigation or proceeding, in each case by or before any arbitrator, mediator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided that from and after the Closing, none of Parent, Buyer or any of their Subsidiaries shall be considered Affiliates of Seller or its Affiliates. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to any Person, any transnational, federal, state, provincial, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Applicable Transfer Time” means, in the case of (i) a TSA Employee, 11:59:59 p.m. on the relevant TSA Termination Date and (ii) any other Transferred Employee, the Effective Time.
“ASCO Cash Consideration” means the ASCO Interests Fair Value less the Class B Units Fair Value as set forth on the Class B Units Fair Value Statement.
“ASCO Interests Fair Value” means the value set forth opposite ASCO Power on the Master Allocation Statement, as adjusted as provided therein.

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“ASCO Trademarks” means any trademarks, service marks, trade names, corporate names, business names, trade dress, logos, domain names, and other indicia of commercial source of origin, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, and all rights therein, containing or comprising the term ASCO or any abbreviation or variation thereof.
“ASCO Trademark License Agreement” means a trademark license agreement to be entered into between Buyer and Automatic Switch and ASCO Controls, L.P. at the Closing in substantially the form attached hereto as Exhibit A.
“Asset Selling Subsidiaries” means each Retained Subsidiary that is a seller of Transferred Assets hereunder or from which Assumed Liabilities will be assumed hereunder.
“Assigned Intellectual Property Rights” means all Intellectual Property Rights that are owned by Seller or a Subsidiary of Seller (other than a Transferred Subsidiary) and are used or held for use primarily in the conduct of the Business (but excluding the Emerson Trademarks, the ASCO Trademarks, any and all social media accounts or identifiers owned by, or registered in the name of, Seller or a Subsidiary of Seller that incorporate the Emerson Trademarks or the ASCO Trademarks, and any and all Intellectual Property Rights related to the Excluded IT Assets or Excluded Software).
“Assigned IT Assets” means any IT Assets that are used or held for use exclusively in the Business (other than any such assets as are retained by Seller or a Retained Subsidiary to the extent necessary to enable them to provide services to the Business under the Transition Services Agreement, such as servers) and the IT Assets listed in Section 1.01(a) of the Disclosure Schedule.
“Assigned Software” means the Software listed in Section 1.01(b) of the Disclosure Schedule and any Software that is sold, or being developed for sale, by the Business as of the date hereof.
“Assumed Environmental Liabilities” means all Environmental Liabilities primarily relating to or arising out of the Transferred Assets or the conduct of the Business as it relates to such Transferred Assets other than (i) the Retained Environmental Liabilities and (ii) Environmental Liabilities relating to or arising out of any Divested Business.
“Assumed Plan” means each Business Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller or a Retained Subsidiary and that is listed on Section 1.01(c) of the Disclosure Schedule.
“Automatic Transfer Business Employee” means any individual (i) who, as of immediately prior to the Effective Time, is Employed by Seller or a Retained Subsidiary and devotes a majority of his or her working time to performing services on behalf of the Business or a Transferred Subsidiary and (ii) who will transfer to Buyer or its applicable Subsidiary at the Effective Time automatically by operation of law pursuant to the Transfer Regulations.
“Automatic Transfer TSA Employee” means any individual (i) who, as of immediately prior to the Effective Time, is Employed by Seller or a Retained Subsidiary and devotes a

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majority of his or her working time to performing services on behalf of the Business or a Transferred Subsidiary, (ii) whose services are to be provided to Parent, Buyer or any of their respective Subsidiaries pursuant to the Transition Services Agreement and (iii) who, if Employed by Seller or a Retained Subsidiary as of immediately prior to the applicable TSA Termination Date, will transfer to Parent, Buyer or their applicable Subsidiary on the applicable TSA Termination Date automatically by operation of law pursuant to the Transfer Regulations.
“Balance Sheet” means the audited combined balance sheet of the Business as of the Balance Sheet Date.
“Balance Sheet Date” means September 30, 2015.
“Base Modified Net Working Capital Value” means $385,000,000.
“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).
“Bulletin 7” means the Tax notice issued by the PRC State Administration of Taxation titled the “State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Bulletin [2015] No. 7), as may be amended or supplemented from time to time, including any similar or replacement law on the Tax treatment of the offshore indirect transfer of any China Taxable Property and including any applicable laws in the PRC against the avoidance of PRC Tax.
“Business” means Seller’s Network Power business consisting of the operations reflected in the Audited Financial Statements and the Interim Financial Statements, including the design, manufacture, and sale of the following products and related installation, maintenance, monitoring, and consulting services, in each case marketed under the principal brand names listed on Section 1.01(h) of the Disclosure Schedule: (i) the thermal management products for data centers and other computer and communications networks equipment applications listed on Section 1.01(i)(i) of the Disclosure Schedule, (ii) the electrical power management products for data centers, other computer and communications networks applications, and other applications listed on Section 1.01(i)(ii) of the Disclosure Schedule, (iii) the IT management products for data centers and other computer and communications networks applications and other critical applications listed on Section 1.01(i)(iii) of the Disclosure Schedule, (iv) the unified infrastructure systems for data centers and other computer and communications networks applications listed on Section 1.01(i)(iv) of the Disclosure Schedule and (v) services related to the products and systems referred to in clauses (i) through (iv) above, which services are listed on Section 1.01(i)(v) of the

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Disclosure Schedule. Notwithstanding the foregoing, it is agreed and understood that the Business shall not include the Retained Business.
“Business Benefit Plan” means each Benefit Plan for the benefit of any Business Employee (i) that is contributed to, sponsored, maintained or entered into by Seller or a Retained Subsidiary, a Transferred Subsidiary or any Affiliate of any of them, or (ii) to which Seller or a Retained Subsidiary, a Transferred Subsidiary or any Affiliate of any of them has any Liability.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by Applicable Law to close.
“Business Employee” means any individual who is (i) a Transferred Subsidiary Business Employee, (ii) an Automatic Transfer Business Employee, (iii) a Non-Automatic Transfer Business Employee or (iv) a TSA Employee. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the individuals listed on Section 1.01(d) of the Disclosure Schedule shall not be deemed to be Business Employees.
“Business Intellectual Property Rights” means (i) all Assigned Intellectual Property Rights and (ii) all Intellectual Property Rights owned by the Transferred Subsidiaries.
“Business Unit” means any of the following business units of the Business (as used for financial reporting purposes): Data Center Solutions; Services; Latin America; China; India; Rest of Asia; Energy Systems; Europe; and ASCO.
“Canadian Buyer” means Buyer or a Subsidiary of Buyer that will purchase the Transferred Assets of Canadian Seller and assume the Liabilities of Canadian Seller.
“Canadian Seller” means Emerson Electric Canada Limited.
“Canadian Tax Elections” means any election under (i) Part IX of the Excise Tax Act (Canada), (ii) an Act respecting the Quebec sales tax, if relevant and applicable, (iii) subsection 20(24) of the Income Tax Act (Canada) (including any corresponding election as may be required under the laws of provincial application), if relevant and applicable, (iv) section 22 of the Income Tax Act (Canada) (including any corresponding election under the laws of provincial application), if relevant and applicable, and (v) section 56.4 of the Income Tax Act (Canada) at the request of Buyer or Seller, if relevant and applicable, in each case, to lawfully seek to minimize the Taxes payable (including by way of refund or credit) under the Applicable Laws of Canada with respect to the consummation of the sale of the Transferred Assets of Canadian Seller and the assumption of the Canadian Liabilities of Canadian Seller.
“Carve Out Plan” means the Project Cortes Network Power Carve Out Plan, dated July 26, 2016, as such plan may be amended after the date thereof (provided that no such amendment, when viewed in the aggregate with other amendments, has a material and adverse effect on the economic terms of the Carve Out Plan from the perspective of Parent, Buyer and their respective Affiliates).

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“Cash” means all cash, cash equivalents and liquid investments (plus all uncollected bank deposits and less all outstanding checks) of the Transferred Subsidiaries in the aggregate; provided, that, for the purposes of this Agreement, (i) Cash shall not include any cash, cash equivalents or liquid investments that (A) are required to be held by the Transferred Subsidiaries in any jurisdiction in order to ensure the accuracy of the representations and warranties set forth in Section 3.05(c) as of the Closing Date, (B) could not be lawfully repatriated by a Transferred Subsidiary (or, in the case of the Transferred Subsidiaries that are members of a cash pool in the People’s Republic of China, in the aggregate) as a dividend or return of capital under Applicable Law on the Closing Date (other than Required Foreign Cash), or (C) are restricted by contract as to withdrawal or usage (other than time deposits or short-term certificates of deposit) and (ii) to the extent any such cash, cash equivalents and liquid investments (after application of the exclusions in the foregoing clause (i)) are held outside of the United States (“Foreign Cash”, which for the avoidance of doubt does not include Required Foreign Cash), then with respect to any such Foreign Cash, the sum of (x) the amount of any Cash Repatriation Damages with respect to such Foreign Cash and (y) any reasonable and necessary documented out-of-pocket non-tax costs (other than the costs of transfer from a bank account incurred in the ordinary course of business) that would be incurred to lawfully repatriate to the United States any such Foreign Cash as of the day immediately following the Closing Date shall be deducted from any calculation of such Foreign Cash.
“Cash Purchase Price” means $4,000,000,000 less the Transferred Subsidiary Intercompany Debt Repayment Amount.
“Cash Repatriation Damages” means:
(i)    (x) for purposes of the definition of “Cash,” the amount of any non-U.S. taxes that would be incurred to lawfully repatriate to the United States such Foreign Cash as of the day immediately following the Closing Date, with such repatriation deemed to occur as a dividend or return of capital up the legal entity chain of the relevant Transferred Subsidiaries to Parent to the extent allowed by Applicable Law;

(y) for purposes of Section 5.07, the amount of any non-U.S. taxes that would be incurred to repatriate to the United States any such Foreign Cash as of the day immediately following the Closing Date, with such repatriation deemed to occur as a dividend or return of capital up the legal entity chain of the relevant Transferred Subsidiaries to Parent to the extent allowed by Applicable Law, even if such amounts could not be lawfully repatriated; or

(z) for purposes of Section 7.15, the amount of any non-U.S. taxes actually incurred to repatriate to the United States such Foreign Cash; and

(ii)    a deemed amount of U.S. Tax equal to the product of (x) 15% and (y) the amount of any dividend or return of capital deemed received (in the case of the definition of “Cash” and Section 5.07) or actually received (in the case of Section 7.15) in respect of such Foreign Cash by the Parent U.S. consolidated tax group in the United States divided by 0.715.

“Cash Repatriation Plan” means the Project Cortes Network Power Cash Repatriation Plan, dated July 29, 2016, attached hereto as Exhibit G, as such plan may be amended after the

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date thereof (provided that no such amendment, when viewed in the aggregate with other amendments, has a material and adverse effect on the economic terms of the Cash Repatriation Plan from the perspective of Parent, Buyer and their respective Affiliates).
“China Taxable Property” means the property of an “establishment or place” situated in the PRC, real estates situated in the PRC, equity interests in PRC resident enterprises and any other property which, if directly held and transferred by an enterprise which is not a tax resident in the PRC, the said enterprise is liable to PRC Income Tax on the said transfer in accordance with the Applicable Law in respect of PRC Income Tax.
“Closing Date” means the date on which the Closing occurs.
“Closing Date Cash” means the aggregate amount of the Cash held by the Transferred Subsidiaries as of immediately prior to the Effective Time.
“Closing Date Indebtedness” means the total amount of the Indebtedness of the Transferred Subsidiaries or included in the Assumed Liabilities as of immediately prior to the Effective Time.
“Code” means the United States Internal Revenue Code of 1986.
“Combined Tax” means (i) any Tax with respect to which any of the Transferred Subsidiaries has filed or will file a Tax Return with a member of any Seller Group on a consolidated basis pursuant to Section 1501 of the Code and (ii) any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which any of the Transferred Subsidiaries has filed or will file a Tax Return with a member of any Seller Group (other than a group that consists solely of two or more of the Transferred Subsidiaries) on an affiliated, consolidated, combined or unitary basis with respect to such Tax.
“Company Entities” means (i) the Transferred Subsidiaries and, to the extent not already included in such definition, their respective Subsidiaries, and (ii) to the extent engaged in the conduct of the Business at or prior to the Closing Date, the Asset Selling Subsidiaries.
“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means the confidentiality agreement between Platinum Equity Advisors, LLC and Seller dated as of May 6, 2016.
“Customs and International Trade Laws” means (in each case to the extent applicable to the Transferred Subsidiaries or the Business): any Applicable Law of any Governmental Authority concerning the importation of merchandise, the export or re-export of products (including technology and services), or the ethical conduct of international business activities, including but not limited to the Tariff Act of 1930 as amended and other laws and programs administered or enforced by U.S. Customs and Border Protection and its successor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the

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International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President of the United States regarding economic sanctions and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the economic sanctions administered by the United States Department of Treasury, Office of Foreign Assets Control, the anti-boycott regulations administered by the United States Department of Commerce, and the anti-boycott provisions administered by the United States Department of Treasury.
“Debt Financing Sources” means the lenders, lead arrangers, bookrunners, syndication agents or similar entities party to the Debt Commitment Letter, including any such Persons that have not executed the Debt Commitment Letter as of the date hereof but become a party thereto after the date hereof in accordance with the terms thereof.
“Debt Financing Source Related Persons” means, with respect to each Debt Financing Source, its current or future Affiliates, officers, directors, managers, employees, equityholders, members, partners, agents and Representatives.
“Deferred Business” means the Business listed on Schedule II.
“Degrouping Gain” means any chargeable gain for UK corporation tax purposes that arises in any Transferred UK Subsidiary by virtue of section 179 of the UK Taxation of Chargeable Gains Act 1992.
“Degrouping Loss” means any loss for UK corporation tax purposes that arises in any Transferred UK Subsidiary by virtue of section 179 of the UK Taxation of Chargeable Gains Act 1992.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Parent and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Item” means any item in the Cash/Indebtedness Statement or in the MNWCV Statement that is disputed by Buyer.
“Divested Business” means any business or line of business of Seller or any of its Affiliates that was sold by Seller or any of its Affiliates to a purchaser that was not an Affiliate of Seller prior to the Closing.
“Domestic Subsidiary Shares” means all of the outstanding shares of capital stock of, or other equity interests in the Transferred Domestic Subsidiaries.
“Emerson Philippines” means Emerson Electric (Asia) Limited - Regional Operating Headquarters (Philippines).
“Emerson Trademarks” has the meaning set forth in the Intellectual Property Cross License Agreement.
“Employed” means, with respect to a Business Employee as of an applicable date of determination, that as of such date such Business Employee (i) is actively employed, (ii) is

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absent from work on account of paid time off, vacation, sick or personal leave, short- or long-term disability or leave of absence (other than a leave of absence resulting from a reduction in force or a “bridging” of age and/or service credit for purposes of a Business Benefit Plan) or (iii) for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Applicable Law.
“Environmental Laws” means any Applicable Laws relating to the environment or any spill, release, discharge, disposal or recycling of, or exposure to, any pollutant or contaminant or ignitable, corrosive, reactive or otherwise hazardous substance or waste, but excluding Product Content Laws.
“Environmental Liabilities” means all Liabilities (including the costs of any Remedial Action) that in each case arise under or relate to any Environmental Law or a Hazardous Substance, including Liabilities arising from any Third Party Claims for personal injury, death, or property damage caused by an actual or alleged release of, or exposure to, a Hazardous Substance.
“Equity Award Deductions” means any item of loss or deduction resulting from or attributable to (i) any vesting that occurs after the Closing Date of any performance shares of Seller held by individuals employed by Seller or any Affiliate of Seller prior to the Closing Date, or (ii) any exercise that occurs after the Closing Date of any options to acquire shares of Seller held by individuals employed by Seller or any Affiliate of Seller prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Excluded Environmental Liabilities” means all Environmental Liabilities relating to the Transferred Assets to the extent arising out of actions occurring or conditions existing prior to the Closing Date and any Environmental Liabilities that have been assigned to or assumed by any Transferred Subsidiary prior to the Closing in connection with the actions taken in the Carve-Out Plan and that do not primarily relate to or arise out of the conduct of the Business; provided, that, for the sake of clarity, Excluded Environmental Liabilities shall not include (i) Assumed Environmental Liabilities or (ii) Retained Environmental Liabilities.
“Existing Litigation Rights” means any pending Action in which any Transferred Subsidiary or the Business is a co-plaintiff with Seller, any Retained Entity and/or the Retained Business, including the matters set forth on Section 1.01(e) of the Disclosure Schedule.
“Final Determination” means (i) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD or (ii) the payment of Tax by Parent, Buyer, Seller or any of their respective Affiliates, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

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“Foreign Subsidiary Shares” means all of the outstanding shares of capital stock of, or other equity interests in the Transferred Foreign Subsidiaries.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental authority, department, court, agency or official, including any political subdivision thereof.
“Group Relief” means any relief eligible for surrender or transfer by one company to another as a result of those companies forming a group for Tax purposes, including (without limitation) relief surrendered or claimed under Part 5 Corporation Tax Act 2010.
“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Applicable Law pertaining to the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax which, for the avoidance of doubt, does not include any withholding Tax imposed on a gross basis.
“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments, (iii) all obligations for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business), (iv) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), excluding commitments securing performance under contractual obligations in the ordinary course of business, (v) all obligations for capitalized liabilities under GAAP of a Person as lessee under capital leases, (vi) all guarantees (other than product warranties made in the ordinary course of business), including guarantees of any items set forth in clauses (i) through (v), but excluding any guarantees of performance by the Business under contractual obligations in the ordinary course of business, (vii) transaction, change of control or similar bonuses or payments related to the consummation of the transactions contemplated by this Agreement and (viii) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vii); provided, that with respect to the Transferred Subsidiaries, “Indebtedness” shall not include (A) any indebtedness described in clauses (i) through (vii) above, in each case if such obligation, liability, guarantee or premium is owed solely to another Transferred Subsidiary or (B) the Debt Financing or the Transferred Subsidiary Intercompany Debt (including the principal amount and any accrued interest thereon). For the avoidance of doubt, the term “Indebtedness” shall not include any pension or other post-employment benefits.
“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, advertising, marketing, sales and

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promotional materials, including website content, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, purchase orders, shipping materials, catalogues, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, labels, product data and literature, promotional and advertising materials, technical data, operating manuals, instructional documents, quality records and regulatory and compliance records.
“Intellectual Property Cross License Agreement” means an intellectual property cross license agreement to be entered into between Seller and Buyer or an Affiliate of Buyer at the Closing in substantially the form attached hereto as Exhibit C.
“Intellectual Property” means any (i) patent and patent application, (ii) trademark, service mark, trade name, trade dress, logo, brand name, corporate name and other indicia of origin, and all registrations of and applications to register the foregoing, together with the goodwill symbolized by any of the foregoing, (iii) copyright, and all registrations thereof and applications to register the foregoing, and all works of authorship and copyrightable subject matter, and all moral rights, (iv) mask work and industrial design, and all registrations of and applications to register the foregoing, (v) internet domain name, (vi) trade secret and (vii) any other intellectual property, including know-how and Software.
“Intellectual Property Rights” means any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and arising from or related to the Intellectual Property.
“International Plan” means any Business Benefit Plan that covers Business Employees who perform (or who, as of immediately prior to termination of their employment with Seller and its Affiliates, performed) services primarily in a country other than the United States.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means any and all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case other than Software.
“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge after reasonable inquiry of the individuals set forth in Section 1.01(f) of the Disclosure Schedule.
“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

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“Lien” means, with respect to any property or asset, any mortgage, lien, hypothec, license grant, pledge, charge, security interest or encumbrance in respect of such property or asset.
“Marketing Period” means the first period of 15 consecutive business days following receipt of the Marketing Material as required in the Debt Commitment Letter; provided, however, that (i) to the extent the Marketing Period shall not have elapsed on or prior to August 19, 2016, it shall not commence until on or after September 4, 2016, (ii) November 25, 2016 shall be excluded as a “business day” for such purposes and (iii) to the extent the Marketing Period shall not have elapsed on or prior to December 16, 2016, it shall not commence until on or after January 3, 2017; provided that Parent may, by notice to Seller, terminate the Marketing Period on any earlier date so long as the termination of the Marketing Period would not result in the Debt Financing Commitments becoming unavailable on the Closing Date.
“Material Adverse Effect” means a material adverse effect on the business, assets, properties, condition (financial or otherwise), revenue, liabilities or results of operations of the Business, taken as a whole, except for any such effect to the extent (i) relating to any Excluded Asset or Excluded Liability or (ii) resulting from or arising in connection with (but, with respect to clauses (A) through (E) below, only to the extent that any such matters do not have a disproportionate effect on the Business as compared to businesses engaged in similar operations to the Business) (A) changes, developments or conditions in the financial or securities markets, including in interest rates or currency exchange rates, (B) changes, developments or conditions in economic, regulatory or political conditions generally, (C) changes, developments or conditions affecting generally the industries in which the Business operates or the industries in which suppliers or customers of the Business operate, (D) changes or proposed changes in Applicable Law, GAAP or other applicable accounting or regulatory standards or principles, or in interpretations thereof, occurring after the date of this Agreement, (E) acts of war, sabotage, terrorism, cyberattacks, natural disasters or any escalation or worsening thereof, (F) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, (G) any failure of the Business to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that any effect that has contributed to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to a clause other than this clause (G)), (H) changes attributable to actions or omissions by or at the direction of Parent, Buyer or any of their Affiliates or (I) any actions taken or omitted to be taken by Seller or any of its Affiliates that are required or expressly contemplated, or consented to in writing by Buyer, pursuant to this Agreement.
“Material Liability” means a Liability of more than $2,000,000 or that would materially interfere with the conduct of the Business as currently conducted.
“Modified Net Working Capital Value” means, as of immediately prior to the Effective Time, the amount equal to (i) the aggregate amount of Current Assets of the Business minus (ii) the aggregate amount of Current Liabilities of the Business, in each case, as defined in and with such adjustments thereto as specified in the Accounting Policies and Modified Net Working Capital Value Schedule and otherwise calculated in accordance with, and including the line items set forth in the Illustrative Modified Net Working Capital Value Statement set forth in Schedule

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III. For the avoidance of doubt, Modified Net Working Capital Value shall, in all cases, be determined with respect to the Transferred Assets, Assumed Liabilities and the Transferred Subsidiaries in their entirety, including those of the Deferred Business.
“Modified Net Working Capital Value Adjustment” means the positive or negative difference between Modified Net Working Capital Value and Base Modified Net Working Capital Value.
“Non-Automatic Transfer Business Employee” means any individual (other than an Automatic Transfer Business Employee or a Non-Automatic Transfer TSA Employee) who, as of immediately prior to the Effective Time, is Employed by Seller or a Retained Subsidiary and who (i) devotes a majority of his or her working time to performing services on behalf of the Business or a Transferred Subsidiary or (ii) is listed on Section 1.01(g) of the Disclosure Schedule.
“Non-Automatic Transfer TSA Employee” means any individual (other than an Automatic Transfer TSA Employee) who, as of immediately prior to the Effective Time, is Employed by Seller or a Retained Subsidiary and who devotes a majority of his or her working time to performing services on behalf of the Business or Transferred Subsidiary, and whose services are to be provided to Parent, Buyer or any of their Subsidiaries pursuant to the Transition Services Agreement.
“Non-Recoverable Transfer Taxes” means any Transfer Taxes other than Recoverable Transfer Taxes.
“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Parent by and among Parent, Seller and Holdings to be entered into as of the Closing substantially in the form attached hereto as Exhibit D.
“Person” means an individual, corporation, general or limited partnership, limited liability entity, association, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“PRC” means the People’s Republic of China but excluding, for the purposes of this Agreement, Hong Kong Special Administrative Region, Taiwan and the Macau Special Administrative Region.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Pre-Closing Tax” means any Tax related to a Pre-Closing Tax Period; provided that in the case of any Tax (other than a Transfer Tax) that is payable for a Straddle Tax Period, the portion of such Tax related to the Pre-Closing Tax Period shall equal the portion of such Tax that

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would have been payable if the relevant Tax period ended on and included the Closing Date. Any payments made prior to the Closing with respect to a Straddle Tax Period shall be taken into account as though the relevant Taxable period ended on the Closing Date.

“Product Content Laws” means any Applicable Laws regulating Hazardous Substances in products manufactured or sold by the Business and associated labeling or packaging content restrictions relating to environmental attributes or as respects product take-back or end-of-life requirements.
“Proscribed Information” means Top Secret information, Communication Security information (except classified keys used to operate secure telephone units), Restricted Data (as defined in the U.S. Atomic Energy Act of 1954), Special Access Program information, and Sensitive Compartmented Information, as defined in the NISPOM, Appendix C, at C-4.
“Qualifying Offer” means an offer of employment made by Buyer or any of its Subsidiaries to a Non-Automatic Transfer Business Employee, to a Non-Automatic Transfer TSA Employee or, if applicable, to an Automatic Transfer Business Employee pursuant to Section 9.02 or an Automatic Transfer TSA Employee pursuant to Section 9.04, in each case, for employment with Buyer, one of its Subsidiaries or a Transferred Subsidiary, that is on terms that meet the requirements set forth in Article 9 including, but not limited to, with regard to maintenance of terms and conditions of employment (including compensation and benefits) and service credit.
“Recall” means any customer-wide, SKU-wide or field-wide “recall” or “campaign” or field service action with respect to repair or replacement.
“Recoverable Transfer Taxes” means (i) the Canadian goods and services tax/harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) and the Quebec sales tax imposed under an Act respecting the Quebec sales tax and (ii) any other Transfer Taxes that may be recovered (as reasonably determined by the Party entitled to such Recovery) by way of a refund, credit, offset or other reduction in Tax liability in the jurisdiction imposing such Transfer Taxes.
“Remedial Action” means any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Substances.
“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, counsel, financial and other advisors, auditors, agents, consultants, accountants, attorneys, financing sources and other authorized representatives.
“Required Foreign Cash” means an aggregate amount of up to $30,000,000 in cash, cash equivalents and liquid investments of the Transferred Subsidiaries held in jurisdictions outside the United States; provided that any cash, cash equivalents or liquid investments held in any jurisdiction outside the United States set forth on Section 1.01(k) of the Disclosure Schedule in excess of the amount set forth on such Section of the Disclosure Schedule with respect to such jurisdiction shall not constitute Required Foreign Cash.

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“Retained Business” means Seller’s Process Management, Industrial Automation, Climate Technologies and Commercial & Residential Solutions business segments as described in Seller’s periodic reports filed pursuant to the 1934 Act and any other businesses or activities conducted by the Retained Subsidiaries.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Transferred Subsidiaries.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority, including those of the Office of Foreign Assets Control of the U.S. Department of Treasury, the Bureau of Industry and Security administered by the U.S. Department of Commerce, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, or any similar Governmental Authority, (b) any Person operating, organized or resident in a country or territory subject to comprehensive Sanctions or (c) any Person controlled by any such Person.
“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income or franchise Taxes, any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income or franchise Tax purposes.
“Seller Parent Business Contract” means all contracts or agreements that are used, or held for use, in the conduct of the Business with respect to which at least one of the parties is Seller or an Affiliate of Seller that is not a Transferred Subsidiary (whether or not a Transferred Subsidiary is also a party).
“Seller Parent Entity Level Only Business Contract” means all Seller Parent Business Contracts to which a Transferred Subsidiary is not a party.
“Shared Contract” means all of the Seller Parent Business Contracts and the Transferred Subsidiary Retained Business Contracts.
“Shares” means, collectively and singularly, as the case may be, the Domestic Subsidiary Shares and the Foreign Subsidiary Shares.
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable form or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus,

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buttons and icons and (v) documentation, including user manuals and other training documentation relating to any of the foregoing.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided that from and after the Closing, none of Parent, Buyer or its Subsidiaries shall be considered Subsidiaries of Seller.
“Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding or deduction on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any of the Transferred Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Transferred Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of any of the Transferred Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law, other than a Degrouping Loss.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes and any amendment thereto, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreements” means all Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement (whether or not written) entered into prior to Closing, including all express or implied agreements or arrangements, binding Seller or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any general commercial Contract not primarily relating to Taxes and any contract or arrangement entered into pursuant to the transactions described in the Carve Out Plan, including the “preliminary spin steps” and any restructuring described therein).

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“Third-Party Insurance Policy” means any insurance policy maintained by Seller which is purchased from a third-party insurance provider, excluding, for the avoidance of doubt, any self-insurance and other arrangements pursuant to which Seller directly or indirectly (either through New Providence Mutual Limited or otherwise) pays claims for insurance.
“Third Party Worker” means any individual who, as of immediately prior to the Effective Time: (i) devotes the majority of his or her working time to performing services on behalf of the Business and (ii) provides those services through an external third party labor broker or distributor.
“Transaction Documents” means, collectively, this Agreement, each Foreign Transfer Agreement, the Intellectual Property Cross License Agreement, the ASCO Trademark License Agreement, the Transition Services Agreement, the Operating Agreement, the Equity Financing Commitment and the Limited Guaranty.
“Transactional Insurance Policy” means the transactional representation and warranty insurance policy to be purchased by Buyer, or at the direction of Buyer, in connection with the transactions contemplated by this Agreement.
“Transfer Regulations” means any law implementing Council Directive 77/187/EEC as amended by Council Directive 90/50/EC and any legislation in any jurisdiction which provides for the automatic transfer of employment in the event of a transfer of a business or services.
“Transfer Tax” means any excise, sales, use, goods and services, harmonized sales, value added, registration stamp, recording, documentary, conveyancing, franchise, property, land transfer, other transfer and similar Taxes, levies, charges and fees (including any penalties and interest).
“Transferred Domestic Subsidiaries” means the direct and indirect Subsidiaries of Seller listed on Schedule IV.
“Transferred Foreign Subsidiaries” means the direct and indirect Subsidiaries of Seller listed on Schedule V.
“Transferred Subsidiaries” means, collectively, the Transferred Domestic Subsidiaries and the Transferred Foreign Subsidiaries.
“Transferred Subsidiary Benefit Plan” means each Business Benefit Plan that is sponsored, maintained or entered into by a Transferred Subsidiary.
“Transferred Subsidiary Business Employee” means any individual who, as of immediately prior to the Applicable Transfer Time, is Employed by a Transferred Subsidiary.
“Transferred Subsidiary Intercompany Debt” means all indebtedness owed by any Transferred Subsidiary to Seller and/or a Retained Subsidiary that is set forth on Section 1.01(j) of the Disclosure Schedule.

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“Transferred Subsidiary Intercompany Debt Repayment Amount” means the total outstanding amount, including principal and interest accrued thereon, of all of the Transferred Subsidiary Intercompany Debt, which amount is set forth on Section 1.01(j) of the Disclosure Schedule.
“Transferred Subsidiary Retained Business Contract” means all contracts or agreements that are used, or held for use, in the conduct of the Retained Business with respect to which one or more Transferred Subsidiaries is a party (and Seller or a Retained Subsidiary is not a party).
“Transferred UK Subsidiary” means any Transferred Subsidiary that is Tax resident in the United Kingdom.
“Transition Services Agreement” means a Transition Services Agreement to be entered into between Buyer and Seller at the Closing in substantially the form attached hereto as Exhibit E.
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“Tri-Partite Agreement” means an agreement in a form reasonably satisfactory to Seller among (a) Seller (or its applicable Affiliate), (b) Buyer or its applicable Subsidiary and (c) a Business Employee who is based in the Philippines, Russia or any other country as Seller may reasonably specify, pursuant to which (i) such Business Employee agrees (x) to the transfer of his or her employment to Buyer or its applicable Subsidiary and (y) to waive any entitlement to severance or other termination-related payments or benefits in connection with such transfer and (ii) Buyer or its applicable Subsidiary agrees to make an offer to employ such Business Employee on the terms set forth in Article 9.
“TSA Employee” means an Automatic Transfer TSA Employee or a Non-Automatic Transfer TSA Employee.
“TSA Termination Date” means, with respect to a TSA Employee, the date on which Seller or its relevant Affiliate ceases to provide such TSA Employee’s service pursuant to the Transition Services Agreement.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1060 Allocation Statement	2.07(e)
338(h)(10) Allocation Statement	2.07(e)
Accounting Referee	2.13(c)
Agreement	Preamble
Allocation Statements	2.07(e)
Alternative Financing	7.13(d)
ASCO Interests	Preamble
ASCO Power	Preamble
Assumed Liabilities	2.04

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Term	Section
Audited Financial Statements	3.06(a)(i)
Automatic Switch	Preamble
Base Consideration	2.07(b)
Business Registered Intellectual Property Rights	3.13(a)
Business Software	Section 3.13(f)
Buyer	Preamble
Buyer DC Plan	9.06(a)
Buyer FSA Plan	9.13
Buyer Indemnified Parties	11.02(a)
Buyer International Retirement Plan	9.09(b)
Buyer Related Parties	0
Buyer Warranty Claims	Section 11.02(a)
Cap	Section 11.02(a)
Carve-Out Documents	Section 3.19
Cash Adjustment Reduction	2.12(c)
Cash Consideration	2.07(b)
Cash/Indebtedness Dispute Notice	2.12(b)
Cash/Indebtedness Statement	2.12(a)
China Holdover Cash	7.15
Class B Units	Recitals
Closing	2.10(a)
Closing Trigger Date	2.10(a)
Competing Business	5.03(a)
Covered Business Employee	7.06(a)
Credit Support Items	7.12
Current Assets	Schedule I
Current Liabilities	Schedule I
Current Representation	7.07(a)
Damages	11.02(a)
Debt Financing	4.05(a)
Debt Financing Commitment	4.05(a)
De Minimis Amount	Section 11.02(a)
Deductible	Section 11.02(a)
Deferred Closing	Section 2.15(a)
Deferred Closing Actions	Section 2.15(a)
Deferred Closing Date	(a)
Degrouping Joint Election	8.07(a)
Designated Person	7.07(a)
EECH	7.15
Effective Time	2.10
e-mail	13.01
End Date	12.01(a)
Enforceability Exceptions	3.02
Environmental Matters	11.05
Equity Consideration	2.07(a)

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Term	Section
Equity Financing	4.05(a)
Equity Financing Commitment	4.05(a)
Estimated MNWCV	2.12(a)
Excluded Assets	2.03
Excluded IT Assets	2.03(g)
Excluded Liabilities	05
Excluded Software	2.03(f)
FCPA	3.11(b)
Final Modified Net Working Capital Value Adjustment	2.14(a)
Final Post-Closing Cash/Indebtedness True-Up Payment	2.12(c)
Financing	4.05(a)
Financing Agreements	7.13(a)(i)(B)
Financing Commitments	4.05(a)
Financing Failure	0
Foreign Cash	Definition of Cash
Foreign Transfer Agreement	2.11
Guaranty Interest Rate	7.12
Hedging Contracts	2.03(m)
Holdings	Preamble
Holdover Contract	7.09(b)(i)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Interim Financial Statements	3.06(a)(ii)
International Transfer Amount	9.09(c)
Limited Guaranty	Recitals
Master Allocation Statement	2.07(d)
Master Supply Agreements	2.03(n)
Material Contract	3.09(b)
MNWCV Dispute Notice	Section 2.13(b)
MNWCV Statement	2.13(a)
Multiemployer Plan	Section 3.16(f)
Non-Business Assets	Section 7.08(a)
Notice Period	11.04
OECD Convention	3.11(b)
Parent	Preamble
Permits	3.14
Permitted Liens	3.12(d)(xii)
Philippines DB Plan	9.09(f)
Post-Closing Cash/Indebtedness True-Up Payment	2.12(a)
Post-Closing Representation	7.07(a)
Potential Indemnified Party	8.12(d)
Potential Indemnifying Party	8.12(d)
Pre-Closing Parent-Filed Income Tax Return	8.03(b)
Real Property	3.12(a)(i)
Regulatory Laws	7.01(d)

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Term	Section
Relevant Period	9.05
Retained Environmental Liabilities	11.02(a)(iv)(B)
Seller	Preamble
Seller DB Plan	9.07
Seller DC Plan	9.06(a)
Seller FSA Plan	9.13
Seller Funded IT Transition Costs	Section 7.09(e)
Seller International Retirement Plan	9.09
Seller Tax Records	8.05(b)
Seller Welfare Plan	9.11(a)
Sponsor	Preamble
Solvent	4.06
Tax Claim	8.12(d)
Tax Controversy	8.12(d)
Tax Loss	8.12(a)
Taxing Authority	Definition of “Tax”
Termination Fee	12.03(a)
Third Party Claim	11.03(a)
Third Party Consent	7.09(b)(i)
Transferred Assets	2.02
Transferred Employee	9.01
Transferred Subsidiary Holdover Contract	7.09(c)
Transferred Subsidiary Securities	3.05(b)
UK Indemnified Sum	11.08(a)
UK Claim	11.08(a)
Unclaimed Property Liabilities	Section 11.02(a)(v)
WARN	7.05
Warranty Breach	11.02(a)(i)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

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References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to any Applicable Law shall be deemed to refer to such law or Applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
CONTRIBUTION, PURCHASE and SALE

Section 2.01 Contribution and Exchange of ASCO Interests; Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement at the Closing:

(a)(i) Seller agrees to cause Automatic Switch to contribute, convey, transfer, assign and deliver to Parent, and Parent agrees to acquire from Automatic Switch, all of Automatic Switch’s right, title and interest in, to and under the ASCO Interests held by it, free and clear of any Lien, and (ii) Seller agrees to cause ASE LLC to contribute, convey, transfer, assign and deliver to ASCO GP LLC, and Parent agrees to cause ASCO GP LLC to acquire from ASE LLC, all of ASE LLC’s right, title and interest in, to and under the ASCO Interests held by it, free and clear of any Lien. In consideration for the contributions, conveyances, transfers, assignments and deliveries described in the foregoing clauses (i) and (ii), Parent shall issue to Automatic Switch the Equity Consideration and pay to Automatic Switch the ASCO Cash Consideration; and

(b)Seller agrees to, and to cause the applicable Retained Subsidiaries to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered to Buyer, and Buyer agrees to purchase from Seller and such applicable Retained Subsidiaries, all of Seller’s or such applicable Retained Subsidiaries’ right, title and interest in, to and under the Shares (other than the ASCO Interests).

Section 2.02 Purchase and Sale of the Transferred Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, including Section 2.15, Buyer agrees to purchase from Seller and the Retained Subsidiaries, and Seller agrees to, and to cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of any Liens other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the assets, properties and business, of every kind and description, owned, used or held for use primarily in the conduct of the Business by Seller or any of the Retained Subsidiaries (but excluding any Excluded Assets and excluding any assets, properties and businesses owned by a Transferred Subsidiary) as the same shall exist as of the Effective Time,

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including all right, title and interest of Seller and the Retained Subsidiaries in, to and under the following assets to the extent owned by Seller or any Retained Subsidiary immediately prior to the Effective Time (collectively, the “Transferred Assets”):

(a)the Real Property, together with all buildings, fixtures and improvements erected thereon, and the leases of, and other interests in the Real Property;

(b)all tangible personal property and interests therein owned, used or held for use primarily in the conduct of the Business;

(c)all inventory, raw materials, work-in-process, finished goods, supplies and other inventories of the Business (determined in a manner consistent with the manner in which such assets have been allocated to the Business in the Interim Financial Statements);

(d)subject to Section 7.09(a)-(c), all rights under (i) all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments primarily related to the conduct of the Business or (ii) rights to enforce any contract or agreement (including all ancillary documents or agreements related thereto) governing the purchase of any business that forms a part of the Business (whether by merger, sale or purchase of securities or assets or otherwise) in accordance with Section 7.09(f), but, in each case, excluding the Hedging Contracts and the Seller Parent Business Contracts (which Seller Parent Business Contracts shall be governed by Section 7.09(a) - (c));

(e)all transferable rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Transferred Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(f)all trade accounts receivable and other receivables of the Business, including any intercompany accounts receivable that are payable by Seller or any Retained Subsidiary (all as determined in a manner consistent with the manner in which such assets have been allocated to the Business in the Interim Financial Statements);

(g)all prepaid assets of the Business other than prepaid insurance (determined in a manner consistent with the manner in which such assets have been allocated to the Business in the Interim Financial Statements);

(h)all Assigned Intellectual Property Rights;

(i)all Assigned Software and Assigned IT Assets;

(j)all bank accounts exclusively dedicated to the Business;

(k)all transferable insurance policies exclusively related to the Business and the rights set forth in Section 5.06;

(l)all transferable governmental licenses, permits or other governmental authorizations primarily used or held for use in the Business;

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(m)loans to Business Employees as set forth in Section 2.02(m) of the Disclosure Schedule;

(n)all books, records, files, papers and Information relating primarily to the Business (other than, subject to Section 2.02(o), personnel records), whether in hard copy or electronic format, including any information to the extent relating to any Tax imposed on the Transferred Assets (it being understood that Seller and the Retained Subsidiaries shall be permitted to retain copies of such materials and that Buyer shall, at its reasonable request, be provided copies of those portions of any such materials to the extent relating to (but not relating primarily to) the Business upon request);

(o)to the extent permitted by Applicable Law, the personnel records (including all human resources and other records) relating to the Transferred Employees; and

(p)any assets of any Transferred Subsidiary Benefit Plan or any Assumed Plan allocable to the Liabilities under such plan which, for the avoidance of doubt, shall include amounts set aside in trust or a bank account.

Section 2.03 Excluded Assets. Buyer expressly understands and agrees that all of the assets of Seller and the Retained Subsidiaries other than the Transferred Assets shall remain the property of Seller or such Retained Subsidiaries (collectively, the “Excluded Assets”), which shall include the following:

(a)all cash and cash equivalents on hand and in banks;

(b)all bank accounts not exclusively related to the Business;

(c)subject to Section 5.06, all insurance policies not exclusively related to the Business and all claims, credits, causes of action or rights thereunder;

(d)all real property (other than the Real Property), together with all buildings, fixtures and improvements erected thereon, and the leases of, and other interests in such real property;

(e)all Intellectual Property Rights (other than the Assigned Intellectual Property Rights), including the Emerson Trademarks and the ASCO Trademarks;

(f)all Software (other than the Assigned Software) (the “Excluded Software”);

(g)all IT Assets (other than the Assigned IT Assets) (the “Excluded IT Assets”);

(h)all books, records, files and papers, whether in hard copy or electronic format, prepared in connection with this Agreement, the other Transaction Documents or the announced spinoff of the Business from Seller or the transactions contemplated

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hereby or thereby, all minute books and corporate records of Seller and the Retained Subsidiaries, and Information to the extent not included within Transferred Assets;

(i)all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;

(j)all assets of the Business Benefit Plans (other than the Transferred Subsidiary Benefit Plans and the Assumed Plans as provided in Section 2.02(p)), except as otherwise expressly provided in Article 9;

(k)the personnel records (including all human resources and other records) of Seller or a Retained Subsidiary relating to employees of Seller or such Retained Subsidiary;

(l)any Existing Litigation Right;

(m)all hedging or swap contracts, agreements or similar arrangements (such contracts, to the extent relating primarily to the Business, the “Hedging Contracts”);

(n)the Master Supply Agreements listed in Section 2.03(n) of the Disclosure Schedule (such contracts, agreements and obligations collectively, the “Master Supply Agreements”);

(o)all Tax Assets, as well as any rights to Tax refunds or credits in respect of
Tax overpayments;

(p)all equity interests of Seller in entities other than the Transferred
Subsidiaries; and

(q)the other property and assets described in Section 2.03(q) of the
Disclosure Schedule.

Section 2.04 Assumed Liabilities Upon the terms and subject to the conditions of this Agreement, including Section 2.15, Buyer agrees, effective at the Effective Time, to assume all Liabilities of Seller or any of the Retained Subsidiaries primarily relating to or arising out of the Transferred Assets or the Business (as currently or formerly conducted) as they exist at the Effective Time, except for the Excluded Liabilities, including the following Liabilities of Seller or any of the Retained Subsidiaries (collectively the “Assumed Liabilities”):

(a)all Liabilities set forth on the Balance Sheet to the extent not satisfied prior to the Effective Time and to the extent not constituting Excluded Liabilities;

(b)all Liabilities arising under the contracts, agreements and other instruments included in the Transferred Assets pursuant to Section 2.02(d);

(c)all Liabilities (i) under warranty obligations in respect of returns, Recalls, remedial actions or similar Liabilities relating to any products manufactured or sold by

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the Business or (ii) relating to, or arising out of, the use, application, malfunction, defect, design operation, performance or suitability of any product of the Business;

(d)all trade accounts payable and other accounts and notes payable of the Business;

(e)all Liabilities that are provided by this Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Liabilities to be assumed by Buyer or any Transferred Subsidiary, and all agreements, obligations and Liabilities of Buyer or any Transferred Subsidiary under this Agreement or any other Transaction Document;

(f)all Assumed Environmental Liabilities;

(g)all Liabilities (x) arising out of or in connection with the Assumed Plans or (y) expressly assumed by Buyer pursuant to Section 7.05 or Article 9;

(h)all Liabilities with respect to each Transferred Employee (excluding any Liabilities arising out of or in connection with any Business Benefit Plan that is not a Transferred Subsidiary Benefit Plan or an Assumed Plan, except as otherwise expressly provided herein);

(i)all Liabilities or obligations arising out of any Action primarily relating to or arising out of the Business or the Transferred Assets; and

(j)all Liabilities or obligations arising under any contract or agreement (including all ancillary documents or agreements related thereto) governing the purchase or sale of any business that forms a part of the Business (whether by merger, sale or purchase of securities or assets or otherwise).

Buyer may not offset against its obligation to pay or perform any Assumed Liability any amounts owed or alleged to be owed to Buyer by Seller or any of its Affiliates on the basis of any breach or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any right to indemnification hereunder or otherwise, it being agreed that the foregoing is a limitation on the right of offset only and shall not in any way limit any other remedy that Buyer may have for any such breach or any such right to indemnification.
Section 2.05 Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from Seller and the Retained Subsidiaries and is not assuming any other Liability of Seller or any of the Retained Subsidiaries or any of their Affiliates. All such other Liabilities shall be retained by and remain Liabilities of Seller or the Retained Subsidiaries, as applicable (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”), including the following:

(a)all Liabilities to the extent primarily arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any Retained Business;

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(b)all Liabilities to the extent primarily arising out of or relating to any Excluded Asset;

(c)all Liabilities relating to current or former employees of Seller or any of its Affiliates (other than the Transferred Employees as provided in Sections 2.04(g) and (h)) and all Liabilities that are expressly retained by Seller pursuant to Section 7.05 or Article 9;

(d)all Indebtedness (other than Indebtedness solely among the Transferred Subsidiaries or Indebtedness that is taken into account in determining the Cash Consideration);

(e)all Liabilities under the Hedging Contracts;

(f)all Liabilities to any broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commissions relating to the transactions contemplated by this Agreement and any other fees and expenses for which Seller is responsible pursuant to Section 13.03;

(g)subject to Section 8.03(e), all Liabilities of Seller and the Retained Subsidiaries for Taxes;

(h)all Liabilities related to any Divested Business; and

(i)all Excluded Environmental Liabilities.

Section 2.06 Limitation on Assignment of Transferred Assets. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party, would constitute a breach thereunder or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder. If such consent is not obtained or such other action is not taken, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.07 Consideration; Allocation of Base Consideration. (a) The consideration for the ASCO Interests shall (i) be 150,000 newly issued Class B Units (the “Equity Consideration”) and (ii) the ASCO Cash Consideration.

(b)The purchase price for the Transferred Assets and the Shares (other than the ASCO Interests) is an amount in cash equal to (i) the Cash Purchase Price less (ii) the ASCO Cash Consideration plus (iii) the Modified Net Working Capital Value Adjustment plus (iv) Closing Date Cash, minus (v) Closing Date Indebtedness (together with the ASCO Cash Consideration, the “Cash Consideration” and together with the Equity Consideration, the “Base Consideration”).

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(c)The Base Consideration shall be paid or delivered, as applicable, as provided in Section 2.10, and the Cash Consideration shall be subject to adjustment as provided in Section 2.12 and Section 2.14.

(d)The Base Consideration shall be allocated to the Transferred Assets and the Shares as set forth in the statement attached hereto as Exhibit F (the “Master Allocation Statement”), which shall include a specific allocation with respect to the Deferred Business.

(e)As promptly as practicable after the Closing, but not later than 180 days after the Closing Date, Buyer shall deliver (i) if a Section 338(h)(10) election is made with respect to one or more of the 338(h)(10) Entities, a statement allocating the “aggregate deemed sales price” (as such term is defined in Treasury Regulations Section 1.338-4) with respect to each such 338(h)(10) Entity in accordance with the Treasury Regulations promulgated under Section 338(h)(10), consistent with the allocation of the Cash Consideration to such 338(h)(10) Entity provided on the Master Allocation Statement, adjusted as necessary pursuant to Section 2.07(e) (the “338(h)(10) Allocation Statement”) and (ii) a statement allocating the Cash Consideration with respect to the Transferred Assets (as provided on the Master Allocation Statement, adjusted as necessary pursuant to Section 2.07(f)), plus any Assumed Liabilities and capitalized costs taken into account under Section 1060 of the Code, among the Transferred Assets in accordance with Section 1060 of the Code, together with any required corresponding allocation for Canadian tax purposes (the “1060 Allocation Statement” and, together with the Master Allocation Statement and the 338(h)(10) Allocation Statement, the “Allocation Statements”). If, within 20 days after the delivery of the 338(h)(10) Allocation Statement or the 1060 Allocation Statement, as applicable, Seller notifies Buyer in writing that Seller objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection. In the event that Buyer and Seller are unable to resolve such dispute within 20 days following Seller’s notification of such objection, Buyer and Seller shall jointly retain an Accounting Referee (as defined in Section 2.13(c) below) to resolve the disputed items. Upon resolution of the disputed items, the 338(h)(10) Allocation Statement or the 1060 Allocation Statement, as applicable, shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(f)Notwithstanding anything to the contrary in Section 2.07(a) or (b), if an adjustment is made with respect to the Base Consideration pursuant to Section 2.12 or Section 2.14 or otherwise, such adjustment shall be allocated to (x) the ASCO Interests, if such adjustment was made in respect of the Current Assets, Current Liabilities, Cash or Indebtedness of ASCO Power as of the Effective Time or (y) in all other cases, the Shares of Liebert Corporation and, in each case, the Allocation Statement shall be adjusted in a manner consistent therewith with no sub-allocation to Avocent Corporation.

(g)Parent, Buyer and Seller shall, and shall cause their respective Subsidiaries to, file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the Allocation Statements, absent a Final Determination that an alternative allocation is required by Applicable Law.

(h)After the date hereof and prior to Closing, Seller shall engage a nationally regarded valuation or accounting firm of Seller’s choosing, at Seller’s sole cost and expense, to determine

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the fair market value as of the Effective Time of the Class B Units to be received by Automatic Switch at Closing (the “Class B Units Fair Value”). Seller shall deliver to Parent a written statement setting forth such determination (the “Class B Units Fair Value Statement”).

Section 2.08 [Intentionally Omitted].

Section 2.09 [Intentionally Omitted].

Section 2.10 Closing. (a) Subject to Section 2.15, the closing (the “Closing”) of the contribution, purchase and sale, as the case may be, of the ASCO Interests, the other Shares and the Transferred Assets and the assumption of the Assumed Liabilities hereunder shall take place by the electronic exchange of documents on the last Business Day in the calendar month in which all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) have been first satisfied (or, to the extent permitted by Applicable Law, waived) (the date on which such conditions are satisfied (or, to the extent permitted by Applicable Law, waived), the “Closing Trigger Date”); provided, that, (x) if there are less than three Business Days remaining in the calendar month when the Closing Trigger Date occurs, the Closing shall occur on the last Business Day in the immediately succeeding month, so long as all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) are satisfied (or, to the extent permitted by Applicable Law, waived) on such date and (y) Seller may, in its sole discretion, elect to have the Closing occur on a date other than the last Business Day of the month, in which case, the Closing will occur as soon as possible, but in no event sooner than three Business Days or later than five Business Days after the Closing Trigger Date; provided, further, that if the Closing Trigger Date occurs prior to the last day of the Marketing Period, the Closing Trigger Date shall be deemed to be the last day of the Marketing Period. The Closing shall be deemed effective as of 11:59:59 p.m. on the Closing Date in each applicable local jurisdiction of each applicable Transferred Subsidiary (the “Effective Time”).

(b)At the Closing, the following transactions will occur concurrently:

(i)Buyer shall deliver:

(A)to Seller, a certificate, dated the Closing Date and signed by an executive officer of Buyer, pursuant to Section 10.03(c) hereof;

(B)to Seller, a duly executed counterpart to each Transaction Document (other than this Agreement or any Transaction Document executed prior to the Closing) to which Buyer or any Affiliate thereof (other than Parent) is a party;

(C)to Seller, an amount equal to the Cash Purchase Price less the ASCO Cash Consideration in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Buyer; and

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(D)any applicable Canadian Tax Elections to be made by Canadian Buyer;

(ii)Parent shall:

(A)cause its operating agreement to be amended and restated to reflect the terms of the Operating Agreement; and

(B)deliver:

(1)to Seller, a certificate, dated the Closing Date and signed by an executive officer of Parent, pursuant to Section 10.03(c) hereof;

(2)to Seller, a duly executed counterpart to each Transaction Document (other than this Agreement or any Transaction Document executed prior to the Closing) to which Parent is a party; and

(3)on behalf of itself and ASCO GP LLC, to Automatic Switch, an amount equal to the ASCO Cash Consideration in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Parent;

(iii)Holdings shall deliver to Seller, a duly executed counterpart to each Transaction Document (other than this Agreement or any Transaction Document executed prior to the Closing) to which Holdings is a party;

(iv)ASCO GP LLC shall deliver to Seller, a duly executed counterpart to each Transaction Document (other than this Agreement or any Transaction Document executed prior to the Closing) to which ASCO GP LLC is a party;

(v)Seller shall deliver, or cause to be delivered:

(A)to Parent and Buyer, a certificate, dated the Closing Date and signed by an executive officer of Seller, pursuant to Section 10.02(b) hereof;

(B)to Parent, Buyer and, where applicable Holdings, a duly executed counterpart to each Transaction Document (other than this Agreement or any Transaction Document executed prior to the Closing) to which Seller or any Affiliate thereof is a party;

(C)to Parent, duly executed resignations, dated the Closing Date, for each officer or director of each of the Transferred Domestic Subsidiaries and any other Transferred Subsidiary designated by Parent at least five Business Days prior to the Closing Date;

(D)to Parent, a duly executed certificate, in customary form and substance reasonably acceptable to Buyer, from Seller, each Retained Subsidiary

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transferring Shares and each Asset Selling Subsidiary, certifying that either (x) such Person is not a foreign person or (y) the Shares or Transferred Assets acquired from such Person are not U.S. real property interests, as such terms are used under applicable Tax laws;

(E)to Parent, a certificate for the ASCO LP Interest held by Automatic Switch that is duly endorsed or accompanied by a stock power duly endorsed in blank, with any required transfer stamps affixed thereto;

(F)to ASCO GP LLC, a certificate for the ASCO LP Interest held by ASE LLC that is duly endorsed or accompanied by a stock power duly endorsed in blank, with any required transfer stamps affixed thereto;

(G)to Buyer, certificates for the Shares (to the extent the applicable Shares are certificated) of the Domestic Subsidiaries and Great River Holding Limited that are (to the extent required by Applicable Law) duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

(H)any applicable Canadian Tax Elections to be made by Canadian Seller or any of its Affiliates; and

(I)if required by Section 8.04(b), a duly completed and executed Form 8023 for each 338(h)(10) Entity.

provided that, in the case of (iv) above, any delivery to the extent related to the Deferred Closing shall occur pursuant to Section 2.15(d).
(c)Immediately after the Closing, Buyer shall, or shall cause one or more of its Subsidiaries to use a portion of the proceeds from the Financing to repay, or cause to be repaid, the Transferred Subsidiary Intercompany Debt in immediately available funds. Upon receipt of such wire transfer (which receipt shall be promptly confirmed Seller), the Transferred Subsidiary Intercompany Debt shall be satisfied in full, and each Transferred Subsidiary shall be automatically and irrevocably released from all Liabilities with respect to the Transferred Intercompany Debt. The foregoing notwithstanding, in lieu of repaying any such Transferred Subsidiary Intercompany Debt, Buyer may, or may cause one or more of its Subsidiaries to, use a portion of the proceeds from the Financing to purchase such Transferred Subsidiary Intercompany Debt by paying the holder thereof the principal amount of and any accrued interest on such Transferred Subsidiary Intercompany Debt.

Section 2.11 Foreign Transfer Agreements; Carve-Out Documents. (a) The transfer of each Transferred Foreign Subsidiary (that is being sold directly) and the assignment of the Transferred Assets and assumption of the Assumed Liabilities relating to any portion of the Business located outside of the United States will, to the extent required by Applicable Law, be effected pursuant to individual short-form acquisition agreements (each a “Foreign Transfer Agreement”) on a country-by-country basis in substantially the form attached as Exhibit G to this Agreement; provided that, in each case, the Foreign Transfer Agreements shall serve purely to effect the legal transfer of the applicable Transferred Foreign Subsidiary or the assignment of

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such Transferred Assets and assumption of such Assumed Liabilities. For the avoidance of doubt, (i) the Foreign Transfer Agreements shall not have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and Liabilities and indemnities as between them, all of which shall be determined solely in accordance with this Agreement and (ii) in the event of any conflicts between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects. Seller and Buyer shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any Foreign Transfer Agreement.

(b)Each of the parties to this Agreement acknowledges and agrees, on their own behalf and on behalf of each of their Affiliates, that (i) those of the Carve-Out Documents entered into prior to the date hereof as set forth on Section 3.19 of the Disclosure Schedule have been, and those of the Carve-Out Documents that will be entered into prior to the Closing, will be, entered into to give effect to the steps in the Carve-Out Plan to be implemented prior to the Closing, (ii) from and after Closing, any disputes arising under the Carve-Out Documents shall be conducted by Parent or Seller, on behalf of its applicable Affiliate that is a party to the applicable Carve-Out Document, against Seller or Parent, as if Seller or Parent, as applicable, were the applicable counterparty to the applicable Carve-Out Document, and in accordance with Section 13.06 hereof, and (iii) any claim for Damages under the Carve-Out Documents associated with any Liability assumed or excluded in the transaction set forth therein, shall be made by Parent or Seller, as applicable, on behalf of its applicable Affiliate party to the applicable Carve-Out Document against Seller or Parent, as applicable, as if Seller or Parent were the applicable counterparty to such Carve-Out Document and in accordance with the procedures and subject to the limitations set forth for indemnification for Assumed Liabilities or Excluded Liabilities set forth in Article 11 hereof.

Section 2.12 Cash and Indebtedness Adjustment. (a) As promptly as practicable, but no later than 30 days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement (the “Cash/Indebtedness Statement”) setting forth Seller’s calculation of (i) Closing Date Indebtedness, (ii) Closing Date Cash, accompanied by a reasonably detailed computation of such calculations, together with a calculation of the Post-Closing Cash/Indebtedness True-Up Payment based thereon. Concurrently with the delivery of the Cash/Indebtedness Statement, Seller shall also deliver to Buyer a statement setting forth Seller’s good faith estimate of the Modified Net Working Capital Value Adjustment (the “Estimated MNWCV Adjustment”). The Cash/Indebtedness Statement shall be prepared and the Estimated MNWCV Adjustment shall be determined in accordance with the accounting principles and methodologies set forth in the Accounting Policies and Modified Net Working Capital Value Schedule and this Agreement. For purposes of this Agreement, the “Post-Closing Cash/Indebtedness True-Up Payment” shall refer to the amount, whether positive or negative, equal to (i) Closing Date Cash less (ii) Closing Date Indebtedness.

(b)If Buyer disagrees with Seller’s calculation of the Post-Closing Cash/Indebtedness True-Up Payment set forth in the Cash/Indebtedness Statement, Buyer may, within 30 days after delivery of the Cash/Indebtedness Statement, deliver a written notice to Seller of such disagreement (a “Cash/Indebtedness Dispute Notice”) specifying all Disputed Items. Buyer may deliver only one Cash/Indebtedness Dispute Notice. Buyer shall be deemed to have agreed with all other items and amounts contained in the Cash/Indebtedness Statement other than the

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Disputed Items. Buyer and Seller shall negotiate in good faith for 30 days to resolve all Disputed Items, and if Buyer and Seller cannot resolve any Disputed Item during such period, Buyer and Seller shall jointly retain an Accounting Referee to resolve such Disputed Items in accordance with the procedures set forth in Section 2.13(c), which shall apply to the Cash/Indebtedness Dispute Notice and the Disputed Items set forth therein mutatis mutandis. The provisions of Section 2.13(d) and (e) shall apply to the preparation, review and dispute of the Cash/Indebtedness Statement as they do to the MNWCV Statement mutatis mutandis.

(c)If the Final Post-Closing Cash/Indebtedness True-Up Payment is a positive number, Buyer shall pay to Seller, in the manner provided in Section 2.12(d), the amount of such excess; provided that (i) if the Estimated MNWCV Adjustment is negative, then the amount of such payment shall be reduced (but not below zero) by the amount of the Estimated MNWCV Adjustment (the amount of such reduction, the “Cash Adjustment Reduction”) and (ii) the amount to be paid by Buyer or Seller pursuant to Section 2.14 shall be increased or decreased, as applicable, by the Cash Adjustment Reduction. If the Final Post-Closing Cash/Indebtedness True-Up Payment is a negative number, Seller shall pay to Buyer, in the manner provided in Section 2.12(d), the amount of such difference. The “Final Post-Closing Cash/Indebtedness True-Up Payment” means the Cash/Indebtedness True-Up Payment (x) as set forth in the Cash/Indebtedness Statement if Buyer does not duly deliver Cash/Indebtedness Dispute Notice or (y) if a Cash/Indebtedness Dispute Notice is delivered, (i) as agreed between Seller and Buyer pursuant to Section 2.12(b) or (ii) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.12(b); provided that in no event shall (I) Closing Date Cash be more than Seller’s calculation thereof or less than Buyer’s calculation thereof, or (II) Closing Date Indebtedness be more than Buyer’s calculation thereof or less than Seller’s calculation thereof, in each case, as set forth in the Cash/Indebtedness Statement and Cash/Indebtedness Dispute Notice, respectively.

(d)Any payment pursuant to this Section 2.12 shall be made by Buyer or Seller, as the case may be, at a mutually convenient time within five Business Days after the determination of Final Post-Closing Cash/Indebtedness True-Up Payment, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.

Section 2.13 Calculation of Modified Net Working Capital Value. (a) As promptly as practicable, but no later than 75 days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement (the “MNWCV Statement”), setting forth Seller’s calculation of (i) Modified Net Working Capital Value, which includes separate detail regarding Modified Net Working Capital Value with respect to ASCO Power and with respect to the other Transferred Subsidiaries, Transferred Assets and Assumed Liabilities taken as a whole and (ii) the Modified Net Working Capital Value Adjustment based thereon. The MNWCV Statement shall be prepared in accordance with the accounting principles and methodologies set forth in the Accounting Policies and Modified Net Working Capital Value Schedule and this Agreement.

(b)If Buyer disagrees with Seller’s calculation of the Modified Net Working Capital Value set forth in the MNWCV Statement, Buyer may, within the later of 90 days after the Closing Date and 75 days after delivery of the MNWCV Statement, deliver a written notice to Seller (a “MNWCV Dispute Notice”) specifying Buyer’s calculation of (i) Modified Net

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Working Capital Value, which includes separate detail regarding Modified Net Working Capital Value with respect to ASCO Power with respect to the other Transferred Subsidiaries, Transferred Assets and Assumed Liabilities taken as a whole and (ii) the Modified Net Working Capital Value Adjustment based thereon, in each case, in reasonable detail, including specifying Buyer’s grounds for each point of disagreement. Buyer may deliver only one MNWCV Dispute Notice. The MNWCV Dispute Notice shall specify Buyer’s Disputed Items, and Buyer shall be deemed to have agreed with all other items and amounts contained in the MNWCV Statement.

(c)If Buyer duly delivers a MNWCV Dispute Notice, Buyer and Seller shall, during the 30 days following such delivery (or such longer period as they may agree in writing), use their reasonable best efforts to reach agreement on each Disputed Item identified thereon in order to determine the Modified Net Working Capital Value and the amount of the Modified Net Working Capital Value Adjustment, based thereon. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter jointly retain a nationally recognized accounting firm, who shall not have any material relationship with Buyer or Seller (the “Accounting Referee”), and cause such Accounting Referee promptly to review this Agreement and the Disputed Items for the purpose of calculating the Modified Net Working Capital Value and the Modified Net Working Capital Value Adjustment. In making such calculation, the Accounting Referee shall consider only the Disputed Items. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Seller if Seller is awarded less than 50% of the sum of all Disputed Items submitted to the Accounting Referee, (ii) by Buyer if Buyer is awarded less than 50% of the sum of all Disputed Items submitted to the Accounting Referee and (iii) otherwise equally by Buyer, on the one hand, and Seller, on the other.

(d)Parent, Buyer and Seller agree that they will, and agree to cause their respective independent accountants and Subsidiaries to, reasonably cooperate and assist in the preparation of the MNWCV Statement and the calculation of Modified Net Working Capital Value and the Modified Net Working Capital Value Adjustment based thereon and in the conduct of the reviews referred to in this Section 2.13, including the making available to the extent necessary of books, records, work papers and personnel.

(e)For the avoidance of doubt, none of the calculations to be made pursuant to Section 2.12, Section 2.13 or the adjustment to be made pursuant to Section 2.12 or Section 2.14 are intended to be used to adjust for errors or omissions, including with respect to any adjustment proposed by auditors (whether or not made), that may be found with respect to the Balance Sheet or the Base Modified Net Working Capital Value, for which Article 11 shall be the sole and exclusive remedy. No fact or event, including any market or business development, occurring on or after the Effective Time, and no change in GAAP or Applicable Law after the date hereof, shall be taken into consideration in the calculations to be made pursuant to Section 2.12 or 2.13. It is understood that (i) the Illustrative Modified Net Working Capital Value Statement set forth in Schedule III is attached only for the purposes set forth in the definition of “Modified Net Working Capital Value” and (ii) the Base Modified Net Working Capital Value is a negotiated number derived independently of the Illustrative Modified Net Working Capital Value Statement.

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Section 2.14 Modified Net Working Capital Value Adjustment. (a) If the amount of the Final Modified Net Working Capital Value Adjustment plus the amount of the Cash Adjustment Reduction (if any) is a positive number, Buyer shall pay to Seller, in the manner provided in Section 2.14(b), such amount. If the Final Modified Net Working Capital Value Adjustment plus the amount of the Cash Adjustment Reduction (if any) is a negative number, Seller shall pay to Buyer, in the manner provided in Section 2.14(b), such amount. The “Final Modified Net Working Capital Value Adjustment” means the Modified Net Working Capital Value Adjustment (x) as set forth in the MNWCV Statement if Buyer does not duly deliver a MNWCV Dispute Notice or (y) if a MNWCV Dispute Notice is delivered, (i) as agreed between Seller and Buyer pursuant to Section 2.13(c) or (ii) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.13(c); provided that in no event shall Modified Net Working Capital Value Adjustment be more than Seller’s calculation thereof or less than Buyer’s calculation thereof, as set forth in the MNWCV Statement and the MNWCV Dispute Notice, respectively.

(b)Any payment pursuant to this Section 2.14 shall be made by Buyer or Seller, as the case may be, at a mutually convenient time within five Business Days after the determination of Final Modified Net Working Capital Value Adjustment, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.

Section 2.15 Deferred Closing. (a) As of the Closing, if, and only if, any of the actions specified in Section 2.15 of the Disclosure Schedule with respect to the assignment and assumption of the Transferred Assets and Assumed Liabilities of the Deferred Business (the “Deferred Closing Actions”), have not been completed, then the closing of the transactions contemplated hereby (a “Deferred Closing”) with respect to the Deferred Business shall take place as soon as possible following the Closing, but in any event within three Business Days, after the date on which all of the conditions described in Section 2.15(b) and Section 2.15(c) are satisfied or, to the extent permitted by Applicable Law, waived with respect to the Deferred Business (each, a “Deferred Closing Date”).

(b)The obligation of Buyer to consummate the Deferred Closing shall be subject to the satisfaction or, in the sole discretion of Buyer, waiver, at or prior to the Deferred Closing Date, of each of the following conditions:

(i)all the Deferred Closing Actions shall have been completed in all material respects; and

(ii)no order, decree or judgment of any Governmental Authority having competent jurisdiction shall prohibit the consummation of the Deferred Closing.

(c)The obligation of Seller to consummate the Deferred Closing shall be subject to the satisfaction or, in the sole discretion of Seller, waiver, at or prior to the Deferred Closing Date, of the condition that no provision of any Applicable Law shall prohibit consummation of the Deferred Closing.

(d)At the Deferred Closing:

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(i)Buyer shall, or shall cause its Affiliates to, deliver to Seller any of the documents or other deliverables required to be delivered pursuant to Section 2.10 to the extent related to the Deferred Business and not previously delivered to Seller; and

(ii)Seller shall deliver, or cause to be delivered, to Buyer any of the documents required to be delivered pursuant to Section 2.10 to the extent related to the Deferred Business and not previously delivered by Seller.

Section 2.16 Obligations with Respect to the Deferred Closing. (a) With respect to the Deferred Business, from the Closing Date until the Deferred Closing Date, Buyer and Seller shall, to the extent permitted by contractual obligation and Applicable Law, use reasonable best efforts to cooperate in a mutually agreeable arrangement under which Buyer (or one or more of its Affiliates) would, obtain the benefits, assume the obligations and bear the economic burdens associated with operating the Deferred Business; provided that Seller and its Affiliates shall have no obligation to make any investment in, or to make any loan or other capital contribution to, the Deferred Business; provided, further, that, for the avoidance of doubt, the foregoing shall not entitle Buyer or any of its Affiliates to the benefit of any payments (including under any “cost-plus” arrangement) made by Buyer or its Affiliates to Seller or its Affiliates, whether under the Transition Services Agreement or otherwise, in respect of the operation of the Deferred Business between the Closing and the Deferred Closing. With respect to the Deferred Business, from the Closing Date through the Deferred Closing Date, the Deferred Business shall not, and Seller shall cause the Deferred Business not to, without the prior written consent of Buyer:

(i)incur or assume any Liabilities other than in the ordinary course of business consistent with past practice;

(ii)make or pay any dividend, distribution or redemption, whether in cash or otherwise; or

(iii)take any action described in Sections 5.01(b)(i) through 5.01(b)(xix) (other than Section 5.01(b)(xvii)) with respect to the Deferred Business.

(b)For Tax purposes, except as otherwise required by Applicable Law, ownership of the Deferred Business will be considered to transfer from the applicable Retained Subsidiary to Buyer on the Deferred Closing Date.

Section 2.17 Payments. Except as otherwise provided in Section 12.03, any amount required to be paid by Buyer or Seller under this Agreement that is not paid within the period specified for such payment shall bear interest on a daily basis, from and including the date such payment was required to be made hereunder, to but excluding the date of payment, at a rate per annum equal to the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time during the period from the date such payment was required to be made hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. Any payments made with respect to adjustments pursuant to this Article 2 shall be deemed to be, and each of the parties shall treat such payments as, an

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adjustment to the Cash Consideration for all Tax purposes to the extent permitted by Applicable Law. Buyer shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Applicable Law to be deducted and withheld in connection with the making of such payment; provided that (i) Buyer shall notify Seller at least five days before the anticipated Closing Date of any such withholding requirement of which Buyer becomes aware, and (ii) the parties shall reasonably cooperate to reduce or eliminate such deduction or withholding. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person with respect to whom such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule (but subject to Section 13.13), Seller represents and warrants to Holdings, Parent, ASCO GP LLC and Buyer as of the date of this Agreement and as of the Closing Date that:
Section 3.01 Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party.

Section 3.02 Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. The execution, delivery and performance of each other Transaction Document to which Seller or any of its Affiliates is a party, by Seller and any such Affiliates, and the consummation of the transactions contemplated thereby, are within Seller’s and any such Affiliate’s corporate powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate action on the part of Seller and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Seller or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Seller and any such Affiliate, shall constitute, a valid and binding agreement of Seller and any such Affiliate, enforceable against Seller and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the

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consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any other applicable Competition Laws; (iii) the filings and approvals set forth in Section 7.01(c), (iv) compliance with any applicable requirements of the 1934 Act; (v) the Deferred Closing Actions; (vi) any consent, approval or authorization required to be obtained solely by reason of Holdings’, Parent’s, ASCO GP LLC’s or Buyer’s (as opposed to a third party’s) participation in the transactions contemplated by this Agreement or the other Transaction Documents; and (vii) any such action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to result in a Material Liability and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party.

Section 3.04 Noncontravention. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 3.03 and completion of the Deferred Closing Actions, Cash Repatriation Plan and Carve Out Plan, (i) violate the certificate of incorporation or bylaws of Seller, any Asset Selling Subsidiary or any Transferred Subsidiary, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Asset Selling Subsidiary or to a loss of any benefit to which Seller, any Asset Selling Subsidiary or any Transferred Subsidiary is entitled under any Material Contract, (iv) result in the creation or imposition of any Lien on any Transferred Asset or on any asset of any Transferred Subsidiary, except for any Permitted Liens, or (v) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Asset Selling Subsidiary or to a loss of any benefit to which Seller, any Asset Selling Subsidiary or any Transferred Subsidiary is entitled under any provision of any agreement or other instrument binding upon Seller, any Asset Selling Subsidiary or any Transferred Subsidiary (other than any Material Contract), with such exceptions (A), in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, result in a Material Liability, (B), in the case of clause (v), as would not individually result in a Material Liability, and (C), in the case of clauses (i) through (v), as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party.

Section 3.05 Transferred Subsidiaries. (a) Each Transferred Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite organizational powers.

(b)All of the Shares are owned beneficially and of record by Seller, the Retained Subsidiaries or a Transferred Subsidiary (as applicable) free and clear of any Lien (except for Liens that will be removed at the Closing). There are no outstanding (i) securities of Seller or any Retained Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Transferred Subsidiary or (ii) options or other rights to acquire from Seller or

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any Transferred Subsidiary, or other obligation of Seller or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Subsidiary (the items in clauses (b)(i) and (b)(ii) being referred to collectively as the “Transferred Subsidiary Securities”). There are no outstanding obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Transferred Subsidiary Securities. No Transferred Subsidiary has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with equityholders of such Transferred Subsidiary, respectively.

(c)The Transferred Subsidiaries organized outside the United States are, and as of the Closing will be, taken together, in compliance with all statutory minimum capitalization requirements under all Applicable Laws, and, as of the Closing, there will be no requirement under any Applicable Law for any Person to make contributions of capital to, or to provide letters of support or comfort in respect of the obligations of, such Transferred Subsidiaries in order to comply with all such statutory minimum capitalization requirements (based on facts and circumstances in existence as of the Closing).

Section 3.06 Financial Statements. (a)(i) The audited balance sheets of the Business as of September 30, 2014 and 2015, and the related audited statements of income of the Business for the years then ended (the “Audited Financial Statements” and (ii) the unaudited interim balance sheets of the Business as of March 31, 2016, and the related unaudited interim statements of income of the Business for the six months ended March 31, 2016 (the “Interim Financial Statements”), in each case, fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods then ended (subject to normal year-end adjustments and the absence of footnote disclosures and other presentation items in the case of any Interim Financial Statements).

(b)Seller maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) relating to Seller’s entire business (and not solely the Business) designed to provide reasonable assurances regarding the reliability of Seller’s financial reporting and the preparation of Seller’s financial statements for external purposes in accordance with GAAP. Seller (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) relating to Seller’s entire business (and not solely the Business) designed to ensure that material information required to be disclosed by Seller in the reports that Seller files under the Exchange Act is recorded, processed, summarized and communicated to management and reported within the required time periods and (ii) has disclosed to Seller’s auditors (A) any significant deficiencies and material weaknesses in the design or operation of Seller’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information t and (B) any fraud, whether or not material, that involves management or other employees, in each case, of the Business who have a significant role in Seller’s internal controls over financial reporting.

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(c)No Transferred Subsidiary has (and the Assumed Liabilities do not include) any Indebtedness.

Section 3.07 No Undisclosed Liabilities. There are no Liabilities of the Business of any kind other than: (i) Liabilities disclosed and provided for in the Balance Sheet or in the notes thereto; (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date that are of substantially similar size, nature and type as those set forth in the Balance Sheet; (iii) Liabilities relating to a subject matter that is specifically addressed in any other representation and warranties in this Article 3 or Sections 8.01 or 8.02 and (iv) any Liability which is not a Material Liability.

Section 3.08 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Business has been conducted in the ordinary course consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) Seller and its Affiliates have not taken any action that would, if taken after the date of this Agreement through the Closing Date, require the consent of Buyer under clauses (v) through (xii) of Section 5.01(b).

Section 3.09 Material Contracts. (a) Except as set forth in Section 3.09 of the Disclosure Schedule, with respect to the Business, as of the date of this Agreement neither Seller nor any of its Subsidiaries is a party to or bound by:

(i)any lease (whether of real or personal property) requiring (A) annual rentals of $1,000,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $5,000,000 or more, in each case, that cannot be terminated on 120 or fewer days’ notice without payment by Seller and its Subsidiaries of any material penalty;

(ii)any agreement (excluding purchase orders) for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by Seller and its Subsidiaries of $10,000,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $40,000,000 or more, or that cannot be terminated on 120 or fewer days’ notice without payment by Seller and its Subsidiaries of any material penalty;

(iii)any binding sales, distribution or other similar agreement (excluding purchase orders) providing for the sale or license by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets requiring either (A) annual payments to Seller and its Subsidiaries of $10,000,000 or more or (B) aggregate payments to Seller and its Subsidiaries of $40,000,000 or more, or that cannot be terminated on 120 or fewer days’ notice without payment by Seller and its Subsidiaries of any material penalty;

(iv)any partnership, joint venture or other similar agreement;

(v)any agreement that limits the freedom of Seller or any of the Transferred Subsidiaries to compete in any line of business or with any Person or in any area and

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which would so limit the freedom of Buyer or its Affiliates (including the Transferred Subsidiaries) after the Closing Date;

(vi)any agreement between the Business, on the one hand, and any (A) Retained Business or (B) Retained Subsidiary, on the other hand;

(vii)any agreement relating to the acquisition or disposition of (x) any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof or (y) any business (whether by merger, sale of stock, sale of assets or otherwise) with respect to which Buyer or any Transferred Subsidiary will have any material liabilities or obligations after giving effect to the Closing (including any Deferred Closing); or

(viii)any material agreement with any Material Customer or Material Supplier (to the extent not already disclosed pursuant to another subsection of this Section 3.09(a)).

(b)Each agreement, contract, lease or commitment required to be disclosed pursuant to this Section 3.09 (each, a “Material Contract”) is a valid and binding agreement of Seller and is in full force and effect, and none of Seller or, to the knowledge of Seller as of the date hereof, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected, individually or in the aggregate, to result in a Material Liability.

Section 3.10 Litigation. There are no Actions pending against or, to the knowledge of Seller, threatened against, the Business, and there is no order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Authority, except for such matters as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, or that would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party. (For the purposes of evaluating Seller’s liability for any breach of this Section 3.10 with respect to the making of such representations as of the Closing Date, Buyer agrees that Seller shall not be deemed to have breached this representation with respect to any Actions filed after the date of the Agreement (that were not, to the knowledge of Seller, threatened as of the date of this Agreement) unless such Actions would reasonably be expected to result, individually or in the aggregate, in Liability in excess of $5,000,000).

Section 3.11 Compliance with Laws. Except as would not reasonably be expected individually (including, for the purposes hereof, all related matters arising from the same set of facts) to result in a Liability in excess of $1,000,000:

(a)neither Seller nor any of its Subsidiaries is or has been since January 1, 2012 in violation of, and to the knowledge of Seller is not under investigation with respect to and has not since January 1, 2012 been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the conduct of the Business;

(b)neither Seller nor any of its controlled Affiliates nor any of its and their directors, officers or employees or, to the knowledge of Seller, agents, distributors, or any other Person

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acting on behalf of the Business, in connection with the conduct of the Business, (i) is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or (ii) is in violation of any Applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), including the UK Bribery Act of 2010, as amended. To the knowledge of Seller, none of Seller, any of its controlled Affiliates or any of its and their directors, officers, employees, agents, distributors, or any other Person acting on behalf of the Business is, in connection with the conduct of the Business, subject to any investigation by any Governmental Authority with regard to any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under Applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction;

(c)(i) the Transferred Subsidiaries, and Seller and the Retained Subsidiaries with respect to the Business, are in compliance with all applicable Customs and International Trade Laws, and at no time since January 1, 2012 has any Seller or Seller Affiliate, in the conduct of the Business, committed any act that would reasonably be expected, individually or in the aggregate, to result in a Material Liability under any of the Customs and International Trade Laws or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted, (ii) each Transferred Subsidiary and the Business is not, and since January 1, 2012 has not been, subject to any civil or criminal litigation, audit, compliance assessment, focused assessment, penalty proceeding, liquidated damages proceeding, forfeiture or forfeiture action, assessment of additional duty for failure to properly mark imported merchandise, written notice to properly mark merchandise or return merchandise to customs custody, claim for additional customs duties or fees, denial order, suspension of export privileges, or any other proceeding by a Governmental Authority involving or otherwise relating to any alleged or actual violation of the Customs and International Trade Laws, (iii) none of the Transferred Subsidiaries have, and the Business has not, received since January 1, 2012, any written notice threatening a civil or criminal investigation with respect to the foregoing, and (iv) each Transferred Subsidiary and the Business has paid all material customs duties and fees owed for merchandise imported by them or imported on their behalf into any applicable jurisdiction; and

(d)To the knowledge of Seller, the Transferred Subsidiaries and their respective officers, employees, directors and agents, are in compliance with applicable Sanctions, and none of any Transferred Subsidiary or any of their respective directors, officers or employees is a Sanctioned Person.

Section 3.12 Properties; Liens. (a) Section 3.12(a) of the Disclosure Schedule includes a list of all material real property (i) which any of the Transferred Subsidiaries owns, leases (as tenant) or subleases (as subtenant) or (ii) which Seller or any of the Retained Subsidiaries owns, leases or subleases primarily in the conduct of the Business, but excluding any real property covered by a lease, sublease or license listed in Section 2.03(p) of the Disclosure Schedule (the “Real Property”).

(b)The Real Property constitutes all the material real property that is used or held for use primarily in the conduct of the Business as currently conducted. No Person other than the

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Transferred Subsidiaries or the Seller or a Retained Subsidiary (subject to the arrangements on Section 3.12(b) of the Disclosure Schedule, which will cease to have such right as of the Closing) has the right to use the Real Property and, other than disclosed on Section 3.12(b) of the Disclosure Schedule, there are no shared facilities or services at the Real Property which are used in connection with any Retained Business. To the knowledge of Seller, (i) there are no pending condemnation proceedings with respect to any Real Property, (ii) the current use of the Real Property does not violate any local planning, zoning or similar land use restrictions of any Governmental Authority in any material respect and (iii) all of the buildings, structures, appurtenances and other improvements situated on any Real Property have been maintained in all material respects in accordance with the usual business practices of the relevant Transferred Subsidiary, Seller or Retained Subsidiary and, with respect to each, the Transferred Subsidiary, Seller or Retained Subsidiary has reasonably adequate rights of ingress and egress for operation of its respective businesses in the ordinary course of business for the purposes for which they are presently being used.

(c)Seller or a Subsidiary of Seller, as the case may be, has legal title to, or in the case of any leased Real Property or personal property, has valid leasehold interests (or the right to occupy the Real Property under a services agreement or license) in, all Transferred Assets and all material assets of the Transferred Subsidiaries, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice or where the failure to have such legal title or valid leasehold interests would not reasonably be expected individually or in the aggregate to result in a Material Liability. Except as would not, individually or in the aggregate, result in a Material Liability, the material items of equipment owned by the Transferred Subsidiaries or included in the Transferred Assets (i) are in reasonably good operating condition and repair, ordinary course wear and tear excepted and (ii) are reasonably adequate and suitable in all material respects for the purposes for which they are presently being used. At the Closing, Buyer and the Transferred Subsidiaries will own or have the right to use, or will be provided access pursuant to a Transaction Document to, all of the assets and rights reasonably necessary and sufficient for the operation of the Business following the Closing in substantially the same manner as it is currently conducted and conducted immediately prior to the Closing.

(d)No Transferred Asset or asset of a Transferred Subsidiary is subject to any Lien, except for:

(i)Liens disclosed in Section 3.12(d) of the Disclosure Schedule;

(ii)Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto;

(iii)Liens for Taxes, assessments and similar charges that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith;

(iv)mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business or that relate to obligations that are not yet more than 60 days past due or, if more than 60 days past due, are being contested in good faith by appropriate proceedings;

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(v)statutory or contractual Liens of landlords or Liens on a current or prior landlord’s interests;

(vi)zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority;

(vii)leases, subleases, licenses or other agreements (and proposed leases and renewals) for the use and/or occupancy of the Real Property that are in effect as of the date hereof and are disclosed to Buyer in the Disclosure Schedule;

(viii)with respect to Real Property, any Liens that would be disclosed by an accurate land survey of such Real Property;

(ix)Liens constituting licenses, sublicenses or covenants not to sue in respect of Intellectual Property Rights granted in the ordinary course of business;

(x)Liens incurred in the ordinary course of business since the Balance Sheet Date that are of substantially similar size, nature and type as those set forth in the Balance Sheet;

(xi)purchase money Liens and Liens securing rental payments under capital lease arrangements; or

(xii)Liens which will be extinguished and released in full as of the Closing or which otherwise would not reasonably be expected, individually or in the aggregate, to result in a Material Liability (clauses (i) - (xii) of this Section 3.12(d) are, collectively, the “Permitted Liens”).

Section 3.13 Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule contains a list of all registrations and applications for registration or issuance of patents, trademarks, service marks, domain names and copyrights included in the Business Intellectual Property Rights (the “Business Registered Intellectual Property Rights”). Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, to the knowledge of Seller, all such Business Registered Intellectual Property Rights are subsisting and, to the knowledge of Seller, are valid and enforceable.

(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, (i) Seller or a Subsidiary of Seller is the owner of or the holder of a valid license to all material Business Intellectual Property Rights, (it being understood that the foregoing does not constitute a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights), (ii) excluding ordinary course and routine office actions and other similar proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents, no proceedings are pending or, to the knowledge of Seller, threatened since January 1, 2012 which challenge the validity or enforceability of any rights in respect of any of the Business Intellectual Property Rights, or which allege that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party, (iii) to the knowledge of Seller, the present

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conduct of the Business does not infringe, misappropriate or violate any valid and enforceable Intellectual Property Rights of any third party, (iv) to the knowledge of Seller, no third party is infringing, misappropriating or violating a Business Intellectual Property Right, and (v) none of the Business Intellectual Property Rights are subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority affecting the rights of the Company Entities.

(c)Section 3.13(c) of the Disclosure Schedule (which schedule may be supplemented and revised during the seventy-five (75) day period following the date hereof, with such supplemented and revised schedule to be deemed for all purposes hereof to have been delivered as of the date hereof) contains a list of the Business Software (other than any software embedded in any product of the Business) as of date hereof, indicating for each item listed whether, at Closing, such item will be (i) owned by Buyer or a Transferred Subsidiary, (ii) licensed to Buyer or a Transferred Subsidiary by a third party (other than Seller or its Affiliates), (iii) licensed to Buyer or a Transferred Subsidiary by Seller or an Affiliate of Seller or (iv) to be provided to Buyer or a Transferred Subsidiary under the Transition Services Agreement, excluding in each case Business Software licensed in the ordinary course of business that is (x) subject to a total license fee of less than $50,000 per year or $150,000 in the aggregate or (y) that is in the nature of “shrink-wrap” or “click-wrap” license agreements or off-the-shelf Software that has not been modified.

(d)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, to the knowledge of Seller, (i) each item of Intellectual Property used or held for use in the conduct of the Business is either: (A) owned solely by the Company Entities free and clear of any Liens other than Permitted Liens; or (B) rightfully used and authorized for use by a Company Entity and its permitted successors pursuant to a valid and enforceable license, and (ii) the Company Entities have all rights in Business Intellectual Property Rights necessary and sufficient to carry out the activities of the Business as currently conducted.

(e)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, (i) the Company Entities are, and have been since January 1, 2012, in material compliance with and have not since January 1, 2012 breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any material license, sublicense or other agreement to which any of the Company Entities is a party or is otherwise bound relating to Business Intellectual Property Rights, and to the knowledge of Seller there is no event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both), and (ii) each such agreement is in full force and effect, and to the knowledge of Seller, no party obligated to the Company Entities pursuant to any such agreement is in material default thereunder.

(f)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, Seller and the Company Entities have obtained from all employees and consultants who have created any portion of the Business Intellectual Property Rights, either by operation of law or by valid and enforceable written agreement, assignments of or rights to use such employees’ or consultants’ rights in such Business Intellectual Property Rights, and, to

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the knowledge of Seller, no employee or consultant of Seller or the Company Entities is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract to the extent such term relates in any way to the protection, ownership, development, use or transfer of the Business Intellectual Property Rights.

(g)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, Seller and the Company Entities have each taken commercially reasonable measures to establish and preserve in all material respects its ownership of, and rights in, all Business Intellectual Property Rights. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, to the knowledge of the Seller, the material Software used by the Business (“Business Software”) does not contain (i) any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person.

(h)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, to the knowledge of Seller, Seller and the Company Entities have not incorporated any Software or source code in any Business Software licensed or delivered by Seller or a Company Entity in connection with the conduct of the Business (including any such Business Software currently under development) that is distributed under an open source license in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any person of any source code for such Business Software or (ii) impose limitations on Buyer’s or a Transferred Subsidiary’s right to require royalty payments from or restrict further distribution of such Business Software (such as, for example, the GNU General Public License or other “copyleft” licenses). Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, neither Seller nor any of its Affiliates has participated in any standards setting activities that would materially affect the proprietary nature of any Business Software licensed or delivered by Seller or a Company Entity in connection with the conduct of the Business or restrict the ability of Buyer or any Transferred Subsidiary to enforce, license, or exclude others from using such Business Software.

(i)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, since January 1, 2012, (i) to the knowledge of Seller, no person has gained unauthorized access to the information technology systems of the Business, (ii) the Business has complied with its publicly posted privacy policies and all Applicable Laws applicable to its products and services, (iii) no claims have arisen regarding such privacy policies or the implementation thereof, and (iv) Seller and its Affiliates have taken reasonable steps in the conduct of the Business (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) in accordance with Applicable Law to protect all private or personally identifiable information against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 3.14 Permits. Taken together, the Transferred Subsidiaries possess, and the Transferred Assets include, all governmental permits, approvals, orders, authorizations, consents,

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licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority necessary for the operation of the Business as currently conducted, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Liability (the “Permits”). The Permits are valid and in full force and effect. Seller and its Subsidiaries are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.

Section 3.15 Finders’ Fees. Except for J.P. Morgan Securities LLC and Centerview Partners LLC, whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.16 Employee Benefit Plans and Employees. (a) Section 3.16(a) of the Disclosure Schedule lists each material Business Benefit Plan, and separately identifies each Transferred Subsidiary Benefit Plan. For each material Business Benefit Plan, Seller has made available to Buyer (i) a summary of the benefits provided under such plan or a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) together with all material amendments thereto and, if applicable, the most recently filed annual return/report (Form 5500) and (ii) the most recent IRS determination letter and the most recent material dedicated actuarial report (where applicable) for each Transferred Subsidiary Benefit Plan and Assumed Plan.

(b)Except as set forth in Section 3.16(b) of the Disclosure Schedule, no Transferred Subsidiary Benefit Plan or Assumed Plan (i) is subject to Title IV of ERISA or (ii) provides any post-retirement medical, dental or life insurance benefits to any Business Employee (other than coverage mandated by Applicable Law). No Transferred Subsidiary Benefit Plan or Assumed Plan that is subject to Title IV of ERISA is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and none of the following events has occurred in connection with any such plan, except for such events that would not reasonably be expected to, individually or in the aggregate result in a Material Liability: (x) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation, or (y) any notification to the Pension Benefit Guaranty Corporation as a result of an event described in Section 4062 or 4063 of ERISA. For the avoidance of doubt, the foregoing representations set forth in this Section 3.16(b) are made solely with respect to plans that are not International Plans. No International Plan has been declared to be fully or partially wound up, nor, to the knowledge of Seller, has any act or event occurred pursuant to which any such plan could reasonably be expected to be ordered to be wound up, in whole or in part, by any Governmental Authority.

(c)Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Each material International Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and, to the knowledge of Seller, no condition exists nor has an event occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not reasonably be expected to individually result in a

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Liability in excess of $1,000,000, each International Plan that is required to be registered has been registered and has been maintained in good standing with all applicable regulatory authorities. Each Transferred Subsidiary Benefit Plan and Assumed Plan has been maintained in compliance with its terms and Applicable Law, except for failures to comply that would not reasonably be expected to individually result in a Liability in excess of $1,000,000.

(d)As of the date hereof, except as would not reasonably be expected to, individually or in the aggregate, result in a Material Liability, no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to Seller’s knowledge, is threatened against or threatened to involve, any Transferred Subsidiary Benefit Plan or Assumed Plan before any Governmental Authority. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to Seller’s knowledge, is threatened against or threatened to involve, any Transferred Subsidiary Benefit Plan or Assumed Plan before any Governmental Authority, except for such matters as would not individually result in a Liability in excess of $5,000,000.

(e)The Transferred Subsidiaries are, and Seller and the Retained Subsidiaries are with respect to the Business Employees, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, worker classification, tax withholding, unemployment insurance, workers compensation, plant closings, mass layoffs, safety and health and continuation coverage under group health plans, except for failures to comply that would not reasonably be expected to, with respect to any individual claim (or series of related claims) result in a Liability in excess of $1,000,000.

(f)Neither Seller, nor any Retained Subsidiary or any Transferred Subsidiary is party to or subject to any collective bargaining agreement with respect to the Business Employees. There is no material labor strike or stoppage pending or, to Seller’s knowledge, threatened, that relates to the Business Employees. Neither Seller, nor any Retained Subsidiary or Transferred Subsidiary contributes to a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) with respect to any Business Employees (each such plan, a “Multiemployer Plan”). With respect to each such Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by Seller, nor any Retained Subsidiary or Transferred Subsidiary, and none of such entities has received written notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all material contributions (including installments) required to be made by Seller, any Retained Subsidiary or Transferred Subsidiary to any such Multiemployer Plan have been timely made.

(g)Except for such obligations as would not individually reasonably be expected to result in a Liability in excess of $1,000,000, (i) except as contemplated by the Carve-Out Plan, there are no obligations to create any material additional Business Benefit Plans or to materially modify or change the participation of any Business Employees or beneficiary thereof, (ii) no event has occurred with respect to a Business Benefit Plan that would subject Buyer to any penalty or excise tax with respect to the administration of any such plan and (iii) the benefits to

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be provided under any Transferred Subsidiary Benefit Plan or Assumed Plan which have accrued on or prior to the Closing Date have been paid and/or properly reflected on the books and records and other financial reports of the Business.

(h)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by the Carve-Out Plan or the other transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any material payment or equity award (including, without limitation, severance, parachute or otherwise) becoming due to any Business Employee under any Transferred Subsidiary Benefit Plan, (ii) materially increase any benefits otherwise payable to any Business Employee under any Transferred Subsidiary Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any material benefits to any Business Employee under any Transferred Subsidiary Benefit Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. To the knowledge of Seller, there is no agreement, plan or arrangement covering any Business Employee or former employee of any Transferred Subsidiary that provides or could provide for the payment of any amount that would not be deductible under Section 162(a)(1) of the Code. Notwithstanding the foregoing, the representation contained in this Section 3.16(h) shall not apply to and Seller shall have no obligation to disclose any exceptions thereto with respect to payments for which none of any Transferred Subsidiary, Buyer or any of their respective Affiliates will have any obligation or Liability and which are made to Business Employees other than those whose annual cash compensation has been or is expected to be in excess of $250,000.

(i)Neither Seller nor any Transferred Subsidiary has incurred, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in any unsatisfied material liability (including, without limitation, any indirect, contingent or secondary liability), other than premiums payable to the Pension Benefit Guaranty Corporation, of Seller or any Transferred Subsidiary under Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA for which Buyer, any Transferred Subsidiary or any of their respective Affiliates could be held liable, including as a result of being treated as a single employer with Seller or any of its Affiliates under Section 414 of the Code. No asset or property of any Transferred Subsidiary is subject to any lien arising under Section 430(k) of the Code or Section 303(k) of ERISA. No Transferred Subsidiary has been required to provide any security under Section 307 of ERISA or Section 436(f) or 412(f) of the Code.

(j)None of Seller, the Retained Subsidiaries, the Transferred Subsidiaries or the Affiliates of any of them contributes to a Benefit Plan that is maintained for the benefit of any Third Party Worker. For clarity, fees, costs, invoices or the like paid by Seller, the Retained Subsidiaries, the Transferred Subsidiaries or the Affiliates of any of them to an external third party labor broker or distributor that maintains a Benefit Plan for the benefit of any Third Party Worker are not contributions for purposes of the immediately preceding sentence.

Section 3.17 Environmental Compliance. (a) Except as to matters that would not reasonably be expected individually or in the aggregate to result in a Material Liability:

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(i)with respect to the Business, the Transferred Assets, the Transferred Subsidiaries and the Real Property, Seller and its Subsidiaries are and have been since January 1, 2012 in compliance with all applicable Environmental Laws;

(ii)with respect to the Business, the Transferred Assets, the Transferred Subsidiaries and the Real Property, (x) Seller and its Subsidiaries possess all Permits required by all applicable Environmental Laws; (y) all such Permits are valid and in full force and effect; and (z) neither Seller nor any of its Subsidiaries is in default, and, to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default, under such Permits;

(iii)(x) since January 1, 2012, no written notice, order, request for information, complaint or penalty has been received by Seller or any of its Subsidiaries, and (y) there has been no Action pending or, to the knowledge of Seller, threatened, and (z) there has been no order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Authority, in the case of each of (x), (y) and (z), which (A) alleges a violation of or liability under any Environmental Law, (B) relates to the Business, the Transferred Assets, the Transferred Subsidiaries or the Real Property and (C) has not been settled, dismissed, paid or otherwise resolved; and

(iv)no portion of any Real Property has been used by Seller or any of its Affiliates (with respect to the Business) for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Permits, and to the knowledge of Seller, the Business has not caused the introduction of any Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned or leased property or facility of the Business or any Real Property.

(b)To Seller’s knowledge, Seller has provided, or made available, to Buyer all material environmental assessments, reports, audits and compliance reviews, including any Phase I or Phase II reports relating to the Real Property, the Transferred Subsidiaries and the operation of the Business, that are in the possession or control of Seller or its Subsidiaries.

(c)The representations and warranties in this Section 3.17 and Section 3.04(ii), (iii) and (iv) are the exclusive representations or warranties made by Seller with respect to Environmental Laws, Hazardous Substances, or any other environmental matters (for the sake of clarity, in each case, other than Product Content Laws).

Section 3.18 Investment. Seller is causing the Class B Units to be acquired by Automatic Switch for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller, ASE LLC and Automatic Switch (each either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Class B Units and are capable of bearing the economic risks of such investment.

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Section 3.19 Carve-Out Plan. Seller has made available to Buyer a true and complete copy of the Carve-Out Plan and Section 3.19 of the Disclosure Schedule lists the implementing documents in respect thereof as currently in effect and which will be implemented prior to the date hereof (together with those documents entered into between the date hereof and closing to give effect to those transactions contemplated in the Carve-Out Plan to be completed between the date hereof and Closing, the “Carve-Out Documents”). Each of the Carve-Out Documents entered into as of the date this representation and warranty is made (a) is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (b) has not been amended or modified and represents the entire agreement between the parties thereto, and (c) is not the subject of any lawsuits or other proceedings pending or, to the knowledge of Seller, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. None of the parties to the any of the Carve-Out Documents entered into as of the date this representation and warranty is made are in default of, or have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by the parties thereto.

Section 3.20 Material Customers. Section 3.20 of the Disclosure Schedule lists the ten largest end-user customers of each of the Business Units (in each case measured by aggregate expenditure on product and service offerings of the Business) for each of the fiscal year ended September 30, 2015 and the trailing six (6) month period ended March 31, 2016 (with customers that are affiliated with each other being aggregated and counted as one). Since June 1, 2014, to the knowledge of Seller, no customer listed or required to be listed on Section 3.20 of the Disclosure Schedule (each a “Material Customer”) has notified Seller or any Company Entity in writing that such customer intends to terminate, materially reduce the rate of, or materially decrease the price of, buying services from any Transferred Company or the Business. There is no dispute pending or, to the knowledge of Seller, threatened with or by Seller or any Company Entity with any of the Material Customers that would reasonably be expected to result in a Material Liability.

Section 3.21 Material Suppliers. Section 3.21 of the Disclosure Schedule lists the ten largest suppliers of each of the Business Units (in each case measured by aggregate payments by Seller and its Affiliates in respect of the Business) for each of the fiscal year ended September 30, 2015 and the trailing six (6) month period ended March 31, 2016 (with suppliers that are affiliated with each other being aggregated and counted as one). Since June 1, 2014, to the knowledge of Seller, no supplier listed or required to be listed on Section 3.21 of the Disclosure Schedule (each a “Material Supplier”) has notified Seller or any Company Entity in writing that such supplier intends to terminate, materially reduce the rate of, or materially increase the price of, selling services to any Transferred Company or the Business. There is no dispute pending or, to the knowledge of Seller, threatened with or by Seller or any Company Entity with any of the Material Suppliers that would reasonably be expected to result in a Material Liability.

Section 3.22 Guarantees, Bonds and Letters of Credit. Section 3.22 of the Disclosure Schedule lists all material guarantees (including of performance under contracts or agreements including under foreign exchange contracts), letters of credit or other credit arrangements, including surety and performance bonds and similar documents, agreements or arrangements, issued and outstanding or entered into as of the date hereof by or on behalf of, or in support of any liability or obligation of, any of the Transferred Subsidiaries or the Business, or that, to the

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knowledge of Seller, are required to be issued by any Transferred Company pursuant to any existing contract or awarded bid or request for proposals, in each case guaranteeing obligations of the Transferred Subsidiaries or the Business in excess of $100,000 in any instance, indicating in each case the obligor with respect to such guarantee, letter of credit or other credit arrangement and the beneficiary thereof.

Section 3.23 Insurance. Seller and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance (and/or participate in insurance arrangements made by Seller and/or its Affiliates, including any self-insurance programs) that provide coverage for the Business in such amounts, with such deductibles and against such types of risks and losses as are as set forth in Section 3.23 of the Disclosure Schedule. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Liability, (i) all such policies are in full force and effect, no invoiced premiums are overdue for payment (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by Seller or any of its Subsidiaries with respect to any such policy providing coverage that is material to the Business that has not been replaced on substantially similar terms prior to the date of such cancellation or termination, (ii) there are no pending or ongoing material claims with respect to which Seller or its Subsidiaries has received written notice that coverage under any such policy has been rejected, denied or reserved or is under review, and (iii) to the knowledge of Seller, there are no outstanding requirements by an insurer or a regulatory authority for security or deposits that will give rise to a material capital expenditure by Buyer or the Transferred Subsidiaries after the Closing.

Section 3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule lists all bank accounts, safety deposit boxes, securities accounts and lock-boxes of Seller and its Subsidiaries that are utilized in the conduct of the Business (for example, that accept customer payments or hold Business deposits) but that are not exclusively related to the Business (as so are Excluded Assets).

Section 3.25 Related Party Transactions and Agreements. Section 3.25 of the Disclosure Schedule lists all material agreements and transactions between Seller and its Subsidiaries (to the extent not engaged in the conduct of the Business), on the one hand, and a Company Entity (to the extent engaged in the conduct of the Business), on the other hand (other than the Carve-Out Plan and Cash Repatriation Plan transactions), indicating for each whether such agreement or transaction will be terminated at the Closing or survive the Closing, as contemplated in Section 5.04.

Section 3.26 Product Liabilities and Recalls. Section 3.26 of the Disclosure Schedule sets forth a list of each product warranty, product liability and product recall claims of Seller and its Subsidiaries in respect of the Business outstanding or experienced since January 1, 2012 which resulted in a Material Liability. Since January 1, 2012, (i) each product category and service offering manufactured or sold in the conduct of the Business has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable except for failures to do so which in each individual instance (as to any product category or service offering) did not and would not reasonably be expected to result in a Material Liability, (ii) Seller and its Subsidiaries in the conduct of the Business have not had

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a Material Liability for replacement or repair of any such product category or service offering or other damages in connection therewith, (iii) Seller and its Subsidiaries in the conduct of the Business have not received any written notice asserting a claim for product liability or breach of warranty (including implied warranties) involving (other than ordinary course notices provided to customer service teams which do not result in an Action), and there has been no recall of, any of the products of the Company which would reasonably be anticipated to result in a Material Liability, (iv) Seller and its Subsidiaries in the conduct of the Business have not been denied product liability insurance coverage by a third party insurance provider. The standard product warranties of the Business with respect to each of the products it sells or has sold since January 1, 2012 have been made available to Buyer.

Section 3.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 AND ARTICLE 8 (IN EACH CASE, AS DISCLOSED AGAINST IN THE DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE TRANSFERRED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE BUSINESS, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER, PARENT, ASCO GP LLC AND HOLDINGS

Each of Holdings, Parent, ASCO GP LLC and Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that:
Section 4.01 Corporate Existence and Power. Each of Holdings, Parent and Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates is a party.

Section 4.02 Corporate Authorization. The execution, delivery and performance by each of Holdings, Parent, ASCO GP LLC and Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Holdings, Parent, ASCO GP LLC and Buyer, as applicable, and have been duly authorized by all necessary action on the part of Holdings, Parent, ASCO GP LLC and Buyer, as applicable. The execution, delivery and performance of each other Transaction Document to which Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates is a party, by Holdings, Parent, ASCO GP LLC, Buyer and any such Affiliates, and the consummation of the transactions contemplated thereby, are within

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Holdings’ Parent’s, ASCO GP LLC’s, Buyer’s and any such Affiliate’s powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary action on the part of Holdings, Parent, ASCO GP LLC, Buyer and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of each of Holdings, Parent, ASCO GP LLC and Buyer, enforceable against Holdings, Parent, ASCO GP LLC and Buyer, as applicable, in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates is a party constitutes or, upon the execution and delivery thereof by Holdings, Parent, ASCO GP LLC, Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Holdings, Parent, ASCO GP LLC, Buyer and any such Affiliate, enforceable against Holdings, Parent, ASCO GP LLC, Buyer and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by each of Holdings, Parent, ASCO GP LLC and Buyer of this Agreement and each other Transaction Document to which Holdings, Parent, ASCO GP LLC and/or Buyer is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any other applicable Competition Laws; (iii) completion of any Deferred Closing Actions; (iv) the filings and approvals set forth in Section 7.01(c), (v) any consent, approval or authorization required to be obtained solely by reason of Seller’s (as opposed to a third party’s) participation in the transactions contemplated by this Agreement or the other Transaction Documents; and (vi) any such action or filing as to which the failure to make or obtain would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates is a party.

Section 4.04 Noncontravention. The execution, delivery and performance by each of Holdings, Parent, ASCO GP LLC and Buyer of this Agreement and each other Transaction Document to which Holdings, Parent, ASCO GP LLC and/or Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Holdings, Parent, ASCO GP LLC or Buyer, (ii) assuming compliance with the matters referred to in Section 4.03 and completion of any Deferred Closing Actions, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holdings, Parent, ASCO GP LLC or Buyer or to a loss of any benefit to which Holdings, Parent, ASCO GP LLC or Buyer is entitled under any provision of any agreement or other instrument binding upon Holdings, Parent, ASCO GP LLC or Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Holdings, Parent, ASCO GP LLC or Buyer, with such exceptions, in the case of each of clauses (ii) through (iv), as would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates is a party.

Section 4.05 Financing.

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(a)Parent and Buyer have delivered to Seller a true, complete and correct copy of the executed debt commitment letter (the “Debt Commitment Letter”), dated as of the date of this Agreement, from the Debt Financing Sources and each executed fee letter and engagement letter (redacted, in the case of such fee letters and engagement letters, in a customary manner, including with respect to the amounts and percentages of the fees and other economic terms set forth therein) associated therewith (such Debt Commitment Letter, including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter and engagement letter, including all exhibits, schedules, annexes, supplements and amendments thereto, collectively, the “Debt Financing Commitment”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purposes of, among others, financing the transactions contemplated by this Agreement and the Transaction Documents and related fees and expenses (the “Debt Financing”). Parent and Buyer have delivered to Seller a true, complete and correct copy of the executed equity financing commitment (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Sponsor has committed, on the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein in connection with the transactions contemplated hereby (the “Equity Financing”, and together with the Debt Financing, the “Financing”).

(b)As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and/or Buyer and, to the knowledge of Parent and/or Buyer, each of the other parties thereto, (ii) assuming due authorization and valid execution and delivery by each other party thereto, the Debt Financing Commitment is enforceable by Parent and/or Buyer against the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions), (iii) the Equity Commitment is enforceable by Parent, Buyer and Seller against the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions), (iv) none of the Financing Commitments have been amended or modified in any respect, (v) other than any joinders of additional Debt Financing Sources that have not executed the Debt Commitment Letter as of the date hereof, no amendment or modification to the Financing Commitments is contemplated by Parent and/or Buyer, or to the knowledge of Parent and/or Buyer, the other parties thereto, and (vi) the respective commitments contained in the Financing Commitments have not been withdrawn, rescinded or otherwise modified in any respect. There are no side letters or other contracts, arrangements or understandings (written or oral) directly or indirectly related to the Financing other than as expressly set forth in the Financing Commitments delivered to Seller pursuant to this Section 4.05. Parent and Buyer have fully paid any and all commitment fees or other fees or expenses in connection with the Financing Commitments that are payable on or prior to the date of this Agreement. There are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. No event has occurred as of the date of this Agreement which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, Buyer or, to the knowledge of Parent and/or Buyer, any other party thereto under any of the Financing Commitments. Neither Parent nor Buyer is, as of the date of this Agreement, aware of any fact, event or other occurrence that makes any of the representations and warranties of Buyer in any Financing Commitment inaccurate in any material respect. As of the date of this

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Agreement, assuming satisfaction of the conditions set forth in Section 10.01 and 10.02 of this Agreement and compliance by the Seller, the Transferred Subsidiaries and the Business with the provisions of Section 7.14 of this Agreement, neither Parent nor Buyer has any reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent and Buyer on or prior to the Closing and neither Parent nor Buyer is aware of the existence of any fact or event as of the date of this Agreement that would reasonably be expected to cause such conditions to funding not to be satisfied and the Closing not to occur. The Financing Commitments provide for, at the Closing, funds sufficient to (i) pay the Base Consideration and repay the Transferred Subsidiary Intercompany Debt Repayment Amount, (ii) pay any and all fees and expenses required to be paid by Parent, Buyer or their Subsidiaries in connection with the transactions contemplated hereby and by the Financing, and (iii) satisfy all other payment obligations of Parent, Buyer and their Subsidiaries contemplated hereunder and/or under the Financing Commitments required to be made at or in connection with the Closing. The Equity Financing Commitment designates, and will continue to designate, Seller as an intended third party beneficiary thereof who may enforce the rights of Parent and Buyer pursuant to such Equity Financing Commitment as if Seller was a party thereto.

(c)Each of Holdings, Parent, ASCO GP LLC and Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent or Buyer to consummate the transactions contemplated hereby.

Section 4.06 Solvency. Assuming the truth and accuracy of the representations and warranties set forth in Article 3, after giving effect to the transactions contemplated by this Agreement (including the funding of the full amount of the Financing ), Holdings, Parent, ASCO GP LLC, Buyer, the Transferred Subsidiaries and the Business, taken as a whole, will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” (as such term is generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors) of the assets of such Person will, as of such date, exceed (1) the value of all Liabilities of such Person, as of such date, and (2) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent Liabilities, it being understood that the amount of contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability) as such debts become absolute and matured in the ordinary course of business, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business.

Section 4.07 Litigation. There are no Actions pending against or, to the knowledge of Parent or Buyer, threatened against, Holdings, Parent, ASCO GP LLC or Buyer, except for such Actions as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates is a party.

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Section 4.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Holdings, Parent, ASCO GP LLC or Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.09 Inspections; No Other Representations. Each of Holdings, Parent, ASCO GP LLC Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Transferred Assets and the Shares as contemplated hereunder. Each of Holdings, Parent, ASCO GP LLC and Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each of Holdings, Parent, ASCO GP LLC and Buyer acknowledges that Seller has given such party access to the key employees, documents and facilities of the Business. Each of Parent, ASCO GP LLC and Buyer acknowledges and agrees that the Transferred Assets and the Shares are sold “as is” and each of Parent, ASCO GP LLC and Buyer agrees to accept the Transferred Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent, ASCO GP LLC and Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent, ASCO GP LLC, Buyer or their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Parent, ASCO GP LLC, Buyer or their Representatives with respect to the Business.

Section 4.10 Purchase for Investment. Each of Parent, ASCO GP LLC and Buyer is acquiring the applicable Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Parent, ASCO GP LLC and Buyer (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.11 No Prior Operations; Capitalization. Each of Holdings, Parent, ASCO GP LLC and Buyer has been formed solely for the purpose of consummating the transactions contemplated by this Agreement. Sponsor (and as of Closing, together with the other Equity Investors (as defined in the Equity Financing Commitment), is the direct or indirect record and beneficial owner of 100% of the outstanding capital stock and any other outstanding ownership interests of Holdings.

(a)Immediately prior to giving effect to the Closing, all of the outstanding equity of Buyer and ASCO GP LLC will be indirectly owned by Parent and , other than as referred to in the previous clause in this sentence, there currently are, and immediately following the Closing, there will be outstanding no, (i) equity securities of Buyer or ASCO GP LLC, (ii) securities of

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Buyer or ASCO GP LLC convertible into or exchangeable for shares of capital stock or voting securities of Buyer or ASCO GP LLC, respectively or (iii) options or other rights to acquire from Buyer or ASCO GP LLC, or other obligation of Buyer or ASCO GP LLC or any of their respective Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer or ASCO GP LLC, respectively. None of Holdings, Parent, ASCO GP LLC or Buyer has conducted any operations, owned an interest in any assets (including any ownership interest in any other Person except (x) in the case of Holdings, its ownership interest in Parent and (y) in the case of Parent, its ownership interest in ASCO GP LLC and Buyer), or incurred any Liabilities of any nature, in each case other than in connection with this Agreement and the transactions contemplated hereby. None of Parent, ASCO GP LLC or Buyer has become party to any agreement other than the Transaction Documents, the Financing Commitments and the agreements listed on Schedule VI.

(b)As of the date hereof, all issued and outstanding ownership interests in Parent are owned by Holdings and as of immediately following the Closing, all issued and outstanding ownership interests in Parent will be as set forth on the Schedule of Members to the Operating Agreement. Except as set forth in the first sentence of this Section 4.11(b) and as contemplated by this Agreement and the transactions contemplated hereby, there currently are no, and immediately following the Closing, there will be outstanding no, (i) equity securities of Parent, (ii) securities of Parent convertible into or exchangeable for ownership interests in Parent or (iii) options or other rights to acquire from Parent, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. None of Holdings, Parent, ASCO GP LLC or Buyer has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with equityholders of Holdings, Parent, ASCO GP LLC or Buyer, respectively.

(c)Holdings, Parent, ASCO GP LLC, Buyer and their respective Affiliates have no Liabilities, costs, expenses, commitments and obligations (whether direct or indirect, actual or contingent) under, with respect to or otherwise arising out of or relating to any liability imposed on a so-called “controlled group” basis, with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, or any other statute that imposes liability on a so-called controlled group basis with reference to any provision of Section 52(a) or Section 414 of the Code or Section 4001 of ERISA, as applicable, that is due to Parent’s or Buyer’s affiliation with any of its respective Affiliates or any member of its controlled group of corporations, within the meaning of Section 52(a) of the Code, prior to the Closing Date.

Section 4.12 Limited Guaranty. Concurrently with the execution of this Agreement, Sponsor has delivered to Seller a duly executed Limited Guaranty. Sponsor is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and has all organizational powers required to carry on its business as now conducted. The execution, delivery and performance by Sponsor of the Limited Guaranty, and the consummation of the transactions contemplated thereby, are within the organizational powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor. The Limited Guaranty is in full force and effect and constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms. As of the date hereof, no

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event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under the Limited Guaranty.

Section 4.13 Canadian Tax. Prior to the Closing, Canadian Buyer will be registered for purposes of Part IX of the Excise Tax Act (Canada) and, to the extent relevant and applicable, the Act respecting the Quebec sales tax.

ARTICLE 5
COVENANTS OF SELLER
Seller agrees that:
Section 5.01 Conduct of the Business. (a) From the date hereof until the Closing Date, except as required by Applicable Law, as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by the Transaction Documents or with Buyer’s written consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall conduct the Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the Business’s business organizations and relationships with third parties and to keep available the services of the current Business Employees.

(b)Notwithstanding the foregoing, from the date hereof until the Closing Date, except as required by Applicable Law, as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by the Transaction Documents (including Section 7.08 of this Agreement) or with Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed), with respect to the Business, Seller shall not and shall cause its Subsidiaries not to:

(i)amend the articles of incorporation, bylaws or other similar organizational documents of any Transferred Subsidiary;

(ii)acquire a material amount of assets from any other Person except (A) pursuant to existing contracts or commitments disclosed to Buyer or (B) with respect to the purchase of raw material or supplies in the ordinary course consistent with past practice;

(iii)sell, lease, license or otherwise dispose of any material Transferred Assets or material asset of the Transferred Subsidiaries except (A) pursuant to existing contracts or commitments, (B) dividends or other distribution to Seller or its Affiliates or (C) with respect to sales of inventory and obsolete assets in the ordinary course consistent with past practice;

(iv)create or otherwise incur any Lien on any material Transferred Assets or any material asset of any Transferred Subsidiary, other than Permitted Liens;

(v)incur any capital expenditures, except for (A) those contemplated by the capital expenditure budget made available to Parent and Buyer prior to the date of this Agreement and (B) unbudgeted capital expenditures not to exceed $1,500,000 individually or $7,500,000 in the aggregate;

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(vi)other than in connection with actions permitted by Section 5.01(b)(v), make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice or (B) between or among Transferred Subsidiaries;

(vii)except as required by Applicable Law, enter into, or amend or modify in any material respect, or terminate any Material Contract, or otherwise waive or release any material rights, claims or benefits of the Business thereunder, other than, in each case, in the ordinary course of business consistent with past practice;

(viii)settle, or offer or propose to settle, (A) any material Action involving the Business (excluding any Existing Litigation Right or any right relating to an Excluded Asset or Excluded Liability), except where the amount paid in settlement or compromise does not exceed (x) the amount of any reserves reflected on the Balance Sheet in respect of such Action or (y) the aggregate coverage provided for under any insurance policy in respect of such Action, in either case, as long as such settlement or compromise does not impose any material equitable relief on any Transferred Subsidiary, Buyer or its Affiliates, or (B) any Action relating to the transactions contemplated by this Agreement;

(ix)with respect to any Transferred Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each case except in the ordinary course of business consistent with past practice or if such action will have no material effect on the Tax liability of the Transferred Subsidiary (other than for Pre-Closing Taxes);

(x)make any material change in any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP;

(xi)materially increase the compensation or benefits of the Business Employees other than in the ordinary course of business, as contemplated by the Carve-Out Plan, or as required by Applicable Law or the terms of any Business Benefit Plan or any applicable collective bargaining, works council or other labor agreement;

(xii)grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of any Transferred Subsidiary;

(xiii)split, combine or reclassify, or repurchase, redeem or otherwise acquire, any share capital or capital stock of any Transferred Subsidiary, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of share capital or capital stock of any Transferred Subsidiary;

(xiv)hire any new Business Employees, unless such hiring is in the ordinary course of business consistent with past practice with respect to employees with an individual annual base salary not to exceed $250,000, or terminate any Business

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Employees (other than for cause) with an individual annual base salary in excess of $250,000;

(xv) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Transferred Subsidiary;

(xvi)license, sub-license, assign, transfer, or allow to lapse any material Intellectual Property, except in the ordinary course of business consistent with past practice;

(xvii)except as provided in Section 5.07, make any material change in the manner in which it manages its working capital, including any material change in the payment of accounts payable, the collection of accounts receivable or the maintenance of inventory levels;

(xviii)create, incur or assume any material amount of Indebtedness (other than incurrence of trade credit in the ordinary course of business); or

(xix)authorize, announce, agree or commit to do any of the foregoing.

(c)Nothing in this Section 5.01 shall restrict Seller or any of its Subsidiaries, in any respect, from taking any action to (i) consummate any of the transactions set forth in the Carve Out Plan and the Cash Repatriation Plan, (ii) cause each Transferred Subsidiary to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of the cash and cash equivalents of such Transferred Subsidiary; (iii) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any cash and cash equivalents held in any bank account that is a Transferred Asset, (iv) settle intercompany balances between any Transferred Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, and make capital increases or decreases in connection therewith or otherwise, (v) contribute or loan cash to ASCO Power and/or cause ASCO Power to distribute cash, in each case, in order to adjust the fair market value of the ASCO Interests, by entering into intercompany loan transactions with Liebert Corporation or another Transferred Domestic Subsidiary and distributing the borrowed cash proceeds to Automatic Switch, (vi) in connection with any of clauses (i), (ii), (iii) and (iv) above, cause any Transferred Subsidiary to incur indebtedness for borrowed money from another Transferred Subsidiary and (vii) otherwise comply with or give effect to the provisions of this Agreement, including pursuant to Section 7.08 hereof.

Section 5.02 Confidentiality. Seller shall not, and shall cause its controlled Affiliates and Representatives not to, for a period of five years after the Closing Date, directly or indirectly, without Buyer’s consent, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information relating primarily to the Business or included in the Transferred Assets or disclosed to Seller pursuant to the exercise of its rights under Section 7.09 hereof; provided that the foregoing restriction shall not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.02), (ii) lawfully acquired by Seller or its Affiliates after the Effective Time from sources other than Holdings, Parent, ASCO GP LLC, Buyer or their

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respective Affiliates, in each case whom Seller does not know to owe a duty of confidentiality to Buyer or its Affiliates or (iii) that can be demonstrated to have been independently developed by Seller or any of its Affiliates (other than by the Business prior to the Closing) without reference to the confidential or proprietary information or (b) prohibit any disclosure (i) required by Applicable Law so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (ii) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

Section 5.03 Noncompetition. (a) As an inducement to cause Holdings, Parent, ASCO GP LLC and Buyer to enter into this Agreement, Seller agrees that during the 48-month period commencing on the Closing Date, neither Seller nor any of its Subsidiaries shall engage, directly or indirectly, in any business that competes with the Business anywhere in the world as it exists on the Closing Date (a “Competing Business”); provided that nothing herein shall prohibit (x) the acquisition by Seller or any of its Affiliates of a diversified business having not more than 25% of its sales (based on its latest annual financial statements) attributable to any Competing Business, (y) the acquisition by Seller or any of its Affiliates of a diversified business having more than 25% of its sales (based on its latest annual financial statements) attributable to any Competing Business; provided that Seller shall use its reasonable best efforts to divest such Competing Business or a portion thereof so that the Competing Business represents not more than 25% of such diversified business’s sales (based on its latest annual financial statements), within 18 months following consummation of such acquisition or (z) the acquisition, holding of investments or direct or indirect ownership by Seller or any of its Affiliates of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business, so long as such ownership interest represents not more than 25% of the aggregate voting power or outstanding capital stock or other equity interests of such Person. For the avoidance of doubt and notwithstanding the foregoing, (i) the design, manufacture, marketing, sale and/or servicing of any products sold, in production or contemplated to be in production in a line of business other than the Business (as conducted, or as contemplated to be conducted, as of the Closing Date) by Seller or any of its Affiliates as of the Closing Date and (ii) the design, manufacture, marketing, sale and/or servicing of surface acoustic wave technology products by, or on behalf of, Seller’s Subsidiary, Intellisaw, Inc. (or any successor or assignee), in each case, shall not be considered a Competing Business and (iii) the foregoing shall not, in any way, limit or effect Seller’s ability to operate the Deferred Business or perform its obligations under the Transition Services Agreement.

(b)Seller acknowledges that: (i) Seller’s obligations under this Section 5.03 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Business, Holdings, Parent, ASCO GP LLC and Buyer if Seller or any of its Affiliates were to violate such obligations; (ii) the covenants in this Section 5.03 are adequately supported by consideration from Parent and Buyer for the benefit of Seller and (iii) the foregoing makes it necessary for the protection of the Business, Holdings, Parent, ASCO GP LLC and Buyer that Seller uphold Seller’s obligations under this Section 5.03 for the reasonable time period contained herein. If any provision in this Section 5.03 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.03, but this Section 5.03 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of

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the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.03 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

(c)For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.03, in the event that Seller or any of its Subsidiaries shall sell to a Person all or any portion of its businesses (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 5.03 shall not prohibit such sale and shall not apply to any such Person or such Person’s Affiliates; provided that Seller and its Subsidiaries shall continue to be bound by this Section 5.03 following such sale.

Section 5.04 Termination of Intercompany Arrangements. On or prior to Closing (or, with respect to the Deferred Business, the Deferred Closing), Seller shall take any and all actions necessary to (a) terminate any contract between a Transferred Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, except for any outstanding purchase orders, and (b) repay or otherwise settle any indebtedness owed by a Transferred Subsidiary to Seller or any Retained Subsidiary; provided, that, the foregoing obligation shall not apply with respect to any Transaction Document, any contract or arrangement entered into pursuant to the transactions described in the Carve Out Plan, including the “preliminary spin steps” and any restructuring described therein, the Transferred Subsidiary Intercompany Debt or the contracts and arrangements set forth on Section 5.04 of the Disclosure Schedule. Such actions shall be taken and effected in each case in such a manner as to ensure that no Liability or obligation (Tax or otherwise) arising therefrom or related thereto is imposed on the Transferred Subsidiaries or included in the Assumed Liabilities (unless, and then to the extent, that such Liability or obligation is satisfied prior to the Closing or is otherwise indemnified by Seller pursuant to Article 8 or Article 11).

Section 5.05 Settlement of Hedging Contracts. (a) Within 10 Business Days after the Closing Date, Seller shall take any and all actions necessary to settle the Hedging Contracts in cash.

(b)Promptly (but in no event more than 5 Business Days) after the settlement date:

(i) if the aggregate net cash proceeds received or paid by Seller upon settlement of any Hedging Contract pursuant to Section 5.05(a) results in a net payment by Seller, Buyer shall make a cash payment to Seller of such amount; or

(ii)if the aggregate net cash proceeds received or paid by Seller to the counterparties to any Hedging Contracts upon settlement thereof pursuant to Section 5.05(a) results in a net payment to Seller, Seller shall make a cash payment to Buyer of such amount.

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Any payment to be made pursuant to this Section 5.05(b) shall be made to the bank account designated by Seller or Buyer, as applicable, prior to the making of such payment.
Section 5.06 Insurance. (a) Seller shall use commercially reasonable efforts to (x) maintain or cause to be maintained in full force and effect all liability, property or casualty Third-Party Insurance Policies covering the Business until the Closing; (y) for a period concluding on the sixth anniversary of the Closing Date, file, notice and otherwise continue to pursue any applicable claims for events occurring prior to the Closing on behalf of any Transferred Subsidiary or the Business under any applicable insurance policy for the Business to the extent in effect at the time of such event; and (z) enable Parent, ASCO GP LLC, Buyer and their Affiliates or the Business to recover, on behalf of any Transferred Subsidiary or the Business, proceeds under the terms of such insurance policies (including recovery of such proceeds after the Closing, but only to the extent such policies would otherwise permit such recovery by Seller) to the extent that Parent, ASCO GP LLC or Buyer has suffered Damages in respect of such event and such Damages were not taken into account in determining Final Modified Net Working Capital Value; in each case, provided that:

(i)Parent, ASCO GP LLC, Buyer and/or the Transferred Subsidiaries shall promptly notify Seller’s Corporate Risk Management Department of all such claims and/or efforts to seek recovery and Seller shall cooperate and use commercially reasonable efforts in pursuing all such claims;

(ii)To the extent Parent, ASCO GP LLC, Buyer and the Transferred Subsidiaries provide timely notice to Seller of any claim, Seller shall be solely responsible for timely notifying any and all insurance companies of such claims and complying with all policy conditions for such claims; and

(iii)Parent, ASCO GP LLC, Buyer and the Transferred Subsidiaries shall (1) exclusively bear and be liable (and Seller shall have no obligation to repay and reimburse Parent, ASCO GP LLC, Buyer or Transferred Subsidiaries) for all deductibles and retentions, self-insured (including through captive self-insurance entities, including New Providence Mutual Limited) and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims, whether made by the Transferred Subsidiaries, their employees or third parties, and (2), to the extent Seller or its Affiliates maintain any such guaranty, security or collateral associated with the payment of such deductible or retention as of the Closing Date, shall use commercially reasonable efforts to novate such guaranty, security or collateral obligations to Parent, ASCO GP LLC, Buyer or a Transferred Subsidiary (it being understood that if such guaranty, security or collateral cannot be so novated, Seller or its applicable Affiliate shall maintain such guaranty, security or collateral for the benefit of Parent, ASCO GP LLC, Buyer or the applicable Transferred Subsidiary and Parent, ASCO GP LLC and Buyer shall indemnify Seller and its Affiliates against, and hold each of them harmless from, any and all Damages incurred or suffered by Seller or any of its Affiliates related to or arising out of maintaining such guaranty, security or collateral, including any costs related thereto). In the event that Seller or an Affiliate of Seller pays any deductible, retention, self-insured (including through captive self-insurance entities, including New Providence Mutual Limited) and uninsured, uncovered, unavailable or uncollectible amounts relating to or

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associated with such claims that is to be borne by Parent, ASCO GP LLC, Buyer and the Transferred Subsidiaries, Parent agrees to reimburse Seller for such amounts within ten (10) Business Days of Seller’s written request therefor.

For the avoidance of doubt, from and after the Closing, (A) the Business shall cease to be insured by Seller’s or its Affiliates’ current and historical insurance policies or programs (other than its insurance policies in accordance with the terms of this Section 5.06), (B) none of Parent, ASCO GP LLC, Buyer or their Subsidiaries shall have any access, right, title or interest to or in any such policies or programs except as described in this Section 5.06, and (C) Parent, ASCO GP LLC and Buyer shall be solely responsible for providing insurance to the Business for any events occurring on or after the Closing.
(b)Notwithstanding the above, to the extent the aggregate amount of insured Damages sought to be recovered under any insurance policy maintained by Seller exceeds the coverage amount of such policy, available coverage under such policy shall be allocated first to Seller and the Retained Subsidiaries regardless of when such covered Damages arose (and each of Parent, ASCO GP LLC and Buyer agrees to reimburse Seller and its Affiliates for any and all Damages and costs incurred by Seller and the Retained Subsidiaries directly or indirectly as a result of their respective claims, which Damages were not recoverable under any applicable insurance policy that would have been recoverable by Seller or its Affiliates under such policy but for Parent’s, ASCO GP LLC’s, Buyer’s or their Affiliates’ recovery under such policies pursuant to this Section 5.06) and second to Parent, ASCO GP LLC, Buyer and the Transferred Subsidiaries.

(c)Seller, Parent, ASCO GP LLC, Buyer and the Transferred Subsidiaries (i) shall cooperate with each other to share such information as is reasonably necessary in order to permit Seller to manage and conduct its insurance matters in accordance with this Section 5.06 and otherwise as Seller deems appropriate and (ii) hereby give consent for Seller to inform any affected insurer of this Agreement and to provide such insurer with a copy of this Agreement.

Section 5.07 Carve-Out Plan. Seller shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to complete the actions contemplated by the Carve-Out Plan (except for actions which are contemplated to occur at the Closing or at the Deferred Closing) and the Cash Repatriation Plan prior to the Closing, except to the extent that a deviation from the actions contemplated by the Carve-Out Plan or the Cash Repatriation Plan (i) would not result in any Liability or obligation (Tax or otherwise) arising therefrom or related thereto being imposed on the Transferred Subsidiaries or included in the Assumed Liabilities, in each case other than those expressly contemplated by the Carve-Out Plan or the Cash Repatriation Plan, (ii) would result in any such Liability or obligation, but such Liability or obligation is satisfied prior to the Closing or is otherwise indemnified by Seller pursuant to Article 8 or Article 11 or borne by Seller pursuant to Section 13.03 or (iii) with respect to the Cash Repatriation Plan, such deviations are incurrences of indebtedness solely among Transferred Subsidiaries or settlements of intercompany balances among Transferred Subsidiaries; provided, that if any such deviation is material to the proposed intercompany loan structure and intercompany balance settlements described in the Cash Repatriation Plan (without giving effect to any subsequent amendments), Seller shall indemnify Parent for the sum of (x) any Cash Repatriation Damages with respect to each such material deviation in the amount of intercompany indebtedness or settlements of intercompany balances, with the amount of Cash

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Repatriation Damages determined for this purpose as if the amount of such deviation were Foreign Cash, and (y) any reasonable and necessary documented out-of-pocket non-tax costs (other than the costs of transfer from a bank account incurred in the ordinary course of business) that would be incurred to repatriate to the United States any such deviation as of the day immediately following the Closing Date, even if such amounts could not be lawfully repatriated (it being understood that any increase in the amount of any indebtedness or intercompany settlements among Transferred Subsidiaries that is less than 50% (or in the case of intercompany indebtedness or settlements owed by Transferred Subsidiaries organized in Brazil, Spain, Sweden, Croatia or the People’s Republic of China, 25%) of the amount of such indebtedness or settlements contemplated by the Cash Repatriation Plan (excluding any amendments) shall not be considered “material to the proposed intercompany loan structure and intercompany balance settlements contemplated by the Cash Repatriation Plan” for purposes of this Agreement). All such actions contemplated by the Carve-Out Plan and, to the extent applicable, the Cash Repatriation Plan, shall be taken and effected in each case in such a manner as to ensure that no liability or obligation (Tax or otherwise) arising therefrom or related thereto is imposed on the Transferred Subsidiaries or included in the Assumed Liabilities, in each case, other than (i) those expressly contemplated by the Carve-Out Plan or the Cash Repatriation Plan, (ii) those Liabilities or obligations that are satisfied prior to the Closing or (iii) those Liabilities or obligations that are indemnified by Seller pursuant to Article 8 or Article 11 or borne by Seller pursuant to Section 13.03. The parties acknowledge and agree that the transactions contemplated by “Part 3” of the Carve-Out Plan will be implemented between the date hereof and the Closing using Carve-Out Documents substantially in the form used prior to the date hereof (other than for amendments required by local Applicable Law). In the event that Seller or its Affiliates undertakes any cash repatriation efforts from Foreign Transferred Subsidiaries between the date hereof and Closing in a manner that is not consistent with the Cash Repatriation Plan, Seller shall, and shall cause its Affiliates to, undertake such efforts in a manner that first utilizes all distributable reserves at a particular Foreign Transferred Subsidiary to repatriate cash held at such Foreign Transferred Subsidiary prior to utilizing intercompany loans to repatriate such cash.

Section 5.08 Supplements to Disclosure Schedules. Upon request of Buyer given at least twenty (20) Business Days before Closing, Seller shall prepare, or cause to be prepared, and delivered to Buyer within five (5) Business Days of Closing, a supplemented and amended version of the Disclosure Schedules, solely to the extent necessary to make the representations and warranties contained in the corresponding Sections of this Agreement true and correct in all material respects as of the date of delivery of such supplemented and amended version of such Sections of the Disclosure Schedule as if such representations and warranties were made on such date; provided, however, that such supplemented and amended version of the Disclosure Schedule shall (i) not be required to include informational listings of contracts entered into between signing and Closing in compliance with Section 5.01, or actions taken that are described on Section 5.01 of the Disclosure Schedules as of the date of this Agreement, (ii) be for informational purposes only, (ii) in no way affect the allocation of rights or obligations of the parties under this Agreement or any other Transaction Document and (iii) not give rise to any Liability for Seller or any Retained Subsidiary, including under Article 8 or Article 11 of this Agreement.

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ARTICLE 6
COVENANTS OF PARENT, BUYER, ASCO GP LLC AND HOLDINGS

Each of Parent, Buyer, ASCO GP LLC and Holdings agrees that:
Section 6.01 Confidentiality. All information provided or made available to Holdings, Parent, ASCO GP LLC, Buyer, their Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing only with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) as exclusively relates to the Business and otherwise shall continue in full force and effect following the Closing. If this Agreement is terminated, for any reason, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.02 Covenants of Holdings. (a) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Holdings shall (i) comply with the transfer restrictions set forth in the Operating Agreement as though it were in effect and (ii) comply with the restrictions set forth in Section 5.7(c) of the Operating Agreement as though it were in effect.

(b)Prior to the Closing, Holdings shall (i) take the necessary actions to enter into, and cause its members to adopt and enter into, an amended and restated limited liability company agreement/operating agreement on the terms set forth in Exhibit B-1 to the Equity Financing Commitment, (ii) provide to Seller a true and complete copy of such agreement (including any and all attachments thereto) at least ten Business Days prior to the Closing and (iii) maintain such agreement in effect (with only such amendments to or waivers under as may be consented to by Seller) through the Closing.

ARTICLE 7
COVENANTS OF THE PARTIES

Each of Holdings, Parent, ASCO GP LLC, Buyer and Seller agree that:
Section 7.01 Reasonable Best Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, each of Holdings, Parent, ASCO GP LLC, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions (including instituting litigation or any other Action) and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement (including satisfying all of the Deferred Closing Actions and taking any and all other steps necessary to consummate the Deferred Closings) and the other Transaction Documents prior to the End Date, including (i) preparing and filing as promptly as practicable with any Governmental Authority

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or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including under any Regulatory Law. Each of Parent, Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including satisfying all of the Deferred Closing Actions and taking any and all other steps necessary to consummate the Deferred Closings), to (A) vest in Automatic Switch ownership of the Class B Units, (B) vest in Parent ownership in the ASCO Interests, (C) vest in Buyer ownership of the Transferred Subsidiaries (other than ASCO Power) and good title to the Transferred Assets and (D) assure and evidence the assumption by Buyer of the Assumed Liabilities.

(b)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make required filings pursuant to applicable Competition Laws, including the filing of a Notification and Report Form pursuant to the HSR Act and any required filing pursuant to the Competition Laws of the United States and the other jurisdictions listed on Section 10.01(a) of the Disclosure Schedule, with respect to the transactions contemplated by this Agreement as promptly as practicable. Each of Holdings, Parent, ASCO GP LLC, Buyer and Seller shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Competition Laws and shall take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable and in any event prior to the End Date.

(c)Without limiting the generality of the first sentence of Section 7.01(a), each of Buyer and Seller shall use reasonable best efforts to, in each case to the extent applicable, (i) as promptly as practicable make appropriate filings with or notices (the “NISPOM Filing”) to the Defense Security Service (“DSS”) regarding the parties’ plan to operate the applicable portion of the Business pursuant to a proposal to mitigate foreign ownership, control or influence (“FOCI”) in accordance with the National Industrial Security Program Operating Manual (“NISPOM”), (ii) as promptly as practicable submit an appropriate filing with or notice (the “ITAR Filing”) to the Directorate of Defense Trade Controls (“DDTC”) of the U.S. State Department in accordance with the International Traffic in Arms Regulations (“ITAR”) and (iii) as promptly as practicable make appropriate filings or notices in accordance with NISPOM to obtain assurances that favorable National Interest Determinations or similar determinations under any applicable national or industrial security regulations will permit the Business to continue to have, to the extent it currently has, access to Proscribed Information after the Closing. Buyer and Seller shall share responsibility for preparation and submission of the NISPOM Filing and the ITAR Filing. Buyer and Seller shall each permit the other party to review, prior to submission, the NISPOM Filing and the ITAR Filing and shall consider in good faith the written comments of the other party and its authorized representatives to each of the NISPOM Filing and the ITAR Filing and all documents and submission materials relating thereto. Buyer and Seller hereby agree promptly to provide and cause their respective Affiliates to provide to the other party or to DSS or the DDTC, as appropriate, all information and other assistance necessary to prepare and timely submit the NISPOM Filing and the ITAR Filing in accordance with this Section 7.01(c). Buyer and Seller further hereby agree that (i) if DDTC has either (x) by sixty (60) days after the date hereof failed to grant Buyer’s application for registration as a manufacturer or exporter of

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defense articles under ITAR (each such registration, an “ITAR Registration”) or (y) sent written notice to Buyer stating that DDTC has made the final determination that DDTC will neither approve (A) the registration of Buyer nor (B) the transfer from Seller to Buyer of Seller’s ITAR Registration, then Seller may, at its discretion, surrender its ITAR Registration, without impact on the obligation of Buyer to consummate the Closing and (ii) if by sixty (60) days after the date hereof, Buyer has not received the written approval of DSS to operate the applicable portion of the business of the Seller pursuant to a FOCI mitigation agreement in accordance with the NISPOM, Seller may, at its discretion, terminate any or all of its facility security clearances and may terminate, renounce, assign, transfer or sell any associated contracts or contracts for such facility security clearance was required or maintained, without regard to the obligation of Buyer to consummate the Closing.

(d)If any objections are asserted with respect to the transactions contemplated by this Agreement or any other Transaction Documents under the HSR Act or any other applicable Competition Law or other Applicable Laws, including the Arms Export Control Act, the Defense Production Act and the National Defense Act (collectively, “Regulatory Laws”), or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of any Regulatory Law, each of Parent and Buyer shall, and shall cause its Affiliates to use its best efforts to promptly resolve such objections prior to the End Date. In furtherance of the foregoing and to procure as promptly as possible clearance from Governmental Authorities reviewing the transactions contemplated by this Agreement or any other Transaction Documents prior to the End Date, Holdings, Parent, ASCO GP LLC and Buyer shall, and shall cause their Subsidiaries and Affiliates to, take all actions in connection therewith, including (i) agreeing to hold separate or to divest any of the businesses or properties or assets of Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates (including, following the Closing, any Transferred Assets and any assets of any Transferred Subsidiary); (ii) terminating any existing relationships and contractual rights and obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Transferred Assets, Transferred Subsidiaries, Holdings, Parent, ASCO GP LLC or Buyer of any of their Affiliates; (v) effectuating any other change or restructuring of the Transferred Assets, Transferred Subsidiaries, Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates, (vi) opposing, fully and vigorously, including through litigation and all available avenues of appeal, (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, in the case of (A) and (B) as may be required in order to resolve any objections as a Governmental Authority may have to such transactions under any Regulatory Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; and (vii) commencing any Action before any court or other applicable Governmental Authority, and vigorously pursuing all available avenues of appeal thereto, as may be required in order to (A) resolve any objections as a Governmental Authority may have to such transactions under any Regulatory Law and (B) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement;

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provided, however, that none of Holdings, Parent, ASCO GP LLC, Buyer or any of their Affiliates shall be required to take any such action described in this Section 7.01(d) that has, or would reasonably be expected to have, individually or in the aggregate with any other change, condition, occurrence, effect or development, a Material Adverse Effect.

Section 7.02 Certain Filings. Each of Holdings, Parent, ASCO GP LLC, Seller and Buyer shall reasonably cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

Section 7.03 Public Announcements. Each of the parties hereto agree to obtain the written consent (which shall not be unreasonably withheld) of Parent and Seller before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated thereby; provided, however, that a party may, without the prior consent of Parent and Seller, but only following consultation with Parent and Seller to the extent practicable, issue such public disclosure as may be required by Applicable Law or any listing agreement with any national securities exchange to which the disclosing party is subject. Notwithstanding the foregoing, after the issuance of any agreed upon publication or press release, either party may issue such additional publications or press releases and make such other customary announcements without the consent of any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the agreed upon publications or press releases.

Section 7.04 Notices of Certain Events. (a) Each of Holdings, Parent, ASCO GP LLC, Buyer and Seller shall promptly notify the other party of:

(i)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any Transaction Documents if the failure to obtain such consent would be reasonably likely to have a Material Adverse Effect;

(ii)any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by any Transaction Documents; and

(iii)the commencement of any Action that would prevent or materially delay the consummation of the transaction contemplated by this Agreement.

(b)Notwithstanding anything to the contrary herein, a party’s failure to comply with this Section 7.04 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement.

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Section 7.05 WARN Act. Seller shall be responsible for all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising prior to the Closing as a result of the transactions contemplated by the Transaction Documents. Buyer shall be responsible for all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under WARN or any similar Applicable Law arising (i) after the Closing as a result of the termination by Seller of any Business Employee to whom Buyer was required to make a Qualifying Offer but failed to do so or (ii) as a result of any actions taken by Buyer and its Subsidiaries after the Closing. Seller shall promptly reimburse Buyer for all Liabilities incurred by Buyer for which Seller is responsible pursuant to this Section 7.05, and Buyer shall promptly reimburse Seller for all Liabilities incurred by Seller for which Buyer is responsible pursuant to this Section 7.05.

Section 7.06 Non-solicit. (a) For a period of 36 months following the Closing Date, Seller and its controlled Affiliates shall not (and shall not attempt to), and Seller shall cause its Subsidiaries not to, directly or indirectly, except with the express prior written consent of Parent or Buyer, solicit for employment or hire (or cause or seek to cause to leave the employ of Parent or Buyer) any person who is employed by the Business in an executive, technical, sales or marketing position as of the Closing Date or who becomes an employee of the Business in any such capacity following the Closing as contemplated by Section 9.04 or the penultimate sentence of Section 9.11(a) (any such employee, a “Covered Business Employee”), provided however, that notwithstanding the foregoing, Seller and its Affiliates and its or their directors, officers and employees shall not be prohibited from (i) placing in circulation any general solicitation through the media or third party recruiting firms not directed towards the Covered Business Employees of Buyer or Parent or (ii) hiring any such Covered Business Employee who has separated from employment with Buyer or a Transferred Subsidiary at least six (6) months prior to the date of hire.

(b)For a period of 36 months following the Closing Date, neither Parent nor Buyer shall (or shall attempt to), and shall cause their controlled Affiliates (including, after the Closing, the Transferred Subsidiaries) not to, directly or indirectly, except with the express prior written consent of Seller, solicit for employment or hire (or cause or seek to cause to leave the employ of Seller or any of the Retained Subsidiaries) any person who is now employed by Seller or any of the Retained Subsidiaries in an executive, technical, sales or marketing position or other employee with whom Buyer and its Affiliates had substantial contact in connection with the negotiation and execution of this Agreement, provided, however, that notwithstanding the foregoing, Parent, Buyer and their Affiliates and their respective directors, officers and employees shall not be prohibited from (i) placing in circulation any general solicitation through the media or third party recruiting firms not directed towards any Covered Business Employee of Seller or (ii) hiring any such person who has separated from employment with Seller at least six (6) months prior to the date of hire.

Section 7.07 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Each of Parent, ASCO GP LLC and Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Transferred Subsidiaries) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any

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shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates, including any Transferred Subsidiary, in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).

(b)Each of Parent, ASCO GP LLC and Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Transferred Subsidiaries) to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Parent, ASCO GP LLC, Buyer or any of their Affiliates, and following the Closing, with any Transferred Subsidiary, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisers.

(c)Each of Parent, ASCO GP LLC, Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.07.

Section 7.08 Business/Non-Business Assets. (a) Prior to the Closing, Seller and the Transferred Subsidiaries shall effect all transfers and take all such actions as are necessary so that any assets (other than Tax Assets) of the Transferred Subsidiaries not used or held for use primarily in the Business or that would constitute Excluded Assets under Section 2.03 if they were assets of a Retained Subsidiary (the “Non-Business Assets”) are transferred to Seller or a Retained Subsidiary. In the event that at any time, or from time to time after the Closing Date, Seller on the one hand or Buyer on the other (or any of their respective Affiliates, including the Transferred Subsidiaries in the case of Buyer) shall receive or otherwise possess any asset (including cash) that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. In furtherance of the foregoing, Buyer undertakes and agrees to return any Non-Business Assets and any other assets that are not Transferred Assets that are owned by Seller or any of its Affiliates and are transferred to Buyer at or after the Closing (through failure to transfer such assets out of the Transferred Subsidiaries or otherwise), and to forward or remit to Seller of any payments received by Buyer or any of its Affiliates on account of any Non-Business Asset, and Seller undertakes and agrees to forward and remit to Buyer any payment on account of any Transferred Asset, including any accounts or notes receivable. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

(b)Prior to the Closing, Seller may, or may cause any of its Subsidiaries to (i) enter into any lending transaction; provided that such lending transaction may only be entered into between or among Transferred Subsidiaries, (ii) contribute cash to ASCO Power and/or (iii) distribute cash, in each case, in order to adjust the fair market value of the ASCO Interests,

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including by entering into intercompany loan transactions with Liebert Corporation and distributing the borrowed cash proceeds to Automatic Switch.

Section 7.09 Shared Contracts and Seller Funded IT Transition Costs.

(a)Except for those Shared Contracts set forth on Section 7.09(a) of the Disclosure Schedule, each of Parent, Seller and Buyer shall cooperate with each other and use their respective commercially reasonable efforts to obtain the agreement of the third party that is the counterparty to each material Shared Contract to enter into a new contract, amendment splitting the Shared Contract or assignment in relevant part, as appropriate (as determined by Seller in good faith), effective as of the Closing Date (or with respect to the Deferred Business, the date of the Deferred Closing) pursuant to which a Transferred Subsidiary or Retained Subsidiary, as applicable, will receive substantially the same services/benefits provided (and, if applicable, will be subject to substantially the same obligations, terms and conditions imposed) under the applicable Shared Contract to such Transferred Subsidiary or Retained Subsidiary, as applicable, as of the Closing Date (or with respect to the Deferred Business, the date of the Deferred Closing); provided, however, that it is agreed and understood that Seller shall have no obligation under this Section 7.09 with respect to any of the Master Supply Agreements as such, with the understanding that the business unit agreements of the Transferred Subsidiaries or the Business that provide access to products or services under the Master Supply Agreements are included in the subject matter of this Section 7.09).

(b)
(i)With respect to any material Seller Parent Entity Level Only Business Contract in respect of which a consent from, notice to or action by, a third party (a “Third Party Consent”) is required to take the actions described in Section 7.09(a) has not been obtained at or prior to the Closing (or with respect to the Deferred Business, the date of the Deferred Closing), to the extent not prohibited under the terms of such contract, Seller or the applicable Seller Affiliate that is a party to such Seller Parent Entity Level Only Business Contract (or such other of Seller or Seller’s Affiliates as designated by Seller in good faith) shall retain (or be transferred, as applicable) such Seller Parent Entity Level Only Business Contract (each, a “Holdover Contract”), and each of Parent, Seller and Buyer shall, subject to the assumption of all liabilities in respect of or relating to such Holdover Contract (with respect to which Parent or Buyer agrees that it shall fully indemnify and hold harmless Seller and its Affiliates) by Parent or Buyer, until the earlier of (i) the time such Third Party Consent has been obtained, and (ii) the expiration or termination of such Holdover Contract in accordance with its terms and (iii) one year after the Closing Date (or with respect to a Holdover Contract relating to the Deferred Business, the date of the Deferred Closing), cooperate in a mutually agreeable arrangement under which Parent, Buyer or a Transferred Subsidiary obtains the benefits and assumes the liabilities related to the Business thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Parent, Buyer or a Transferred Subsidiary or under which the applicable of Seller or its Affiliates would, to the extent commercially reasonable, enforce for the benefit of Parent, Buyer or a Transferred Subsidiary, any and all rights of Seller and its Affiliates under such Holdover Contract related to the Business against any third party thereto; and

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(ii)With respect to any Seller Parent Business Contract (other than a Seller Parent Entity Level Only Business Contract) in respect of which a Third Party Consent is required to take the actions described in Section 7.09(a) has not been obtained at or prior to the Closing (or with respect to a Seller Parent Business Contract relating to the Deferred Business, the Deferred Closing), (A) the applicable Transferred Subsidiary and Emerson or its applicable Affiliate shall continue to operate under such contract and (B) Parent and Buyer shall indemnify and hold harmless Seller and its Affiliates for all Damages arising under such contract to the extent related to the Business or the actions of the applicable Transferred Subsidiary thereunder and Seller shall indemnify and hold harmless the Parent, Buyer and their Affiliates for all Damages arising under such contract to the extent related to the applicable portion of the Retained Business or the actions of Seller or the applicable of its Affiliates thereunder. It is agreed and understood that neither Seller nor any applicable Affiliate of Seller shall be obligated to renew or otherwise extend for any period any Seller Parent Business Contract (and Seller or the other applicable Seller Affiliate shall be permitted to deliver any applicable notice of non-renewal or non-extension).

(c)With respect to any material Transferred Subsidiary Retained Business Contract in respect of which a Third Party Consent is required to take the actions described in Section 7.09(a) has not been obtained at or prior to the Closing, to the extent not prohibited under the terms of such contract, the applicable Transferred Subsidiary that is a party to such Transferred Subsidiary Retained Business Contract shall retain such Transferred Subsidiary Retained Business Contract (each, a “Transferred Subsidiary Holdover Contract”), and each of Seller, Parent and Buyer shall, subject to the assumption of all liabilities in respect of or relating to such Transferred Subsidiary Holdover Contract (with respect to which Seller agrees that it shall fully indemnify and hold harmless Buyer and its Affiliates) by Seller, until the earlier of (i) the time such Third Party Consent has been obtained and (ii) the expiration or termination of such Transferred Subsidiary Holdover Contract in accordance with its terms, cooperate in a mutually agreeable arrangement under which Seller or its applicable Affiliate obtains the benefits and assumes the liabilities related to the Retained Business thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Seller or its applicable Affiliate or under which the applicable Transferred Subsidiary would, to the extent commercially reasonable, enforce for the benefit of Seller or its applicable Affiliate, any and all rights of the Transferred Subsidiary under such Transferred Subsidiary Holdover Contract related to the Retained Business against any third party thereto.

(d)Notwithstanding anything to the contrary contained herein, except as otherwise provided in Section 7.09(e), none of Parent, Buyer, Seller or any of their respective Subsidiaries shall have any obligation to make payments or incur any costs or expenses, grant any concession or incur any liability to obtain any Third Party consents contemplated by this Section 7.09, and the failure to receive any such Third Party Consents shall not be taken into account with respect to whether any condition to the Closing (or the Deferred Closing) set forth in Article 10 shall have been satisfied.

(e)Section 7.09(e) of the Disclosure Schedule sets forth a budget (of approximately $15,140,000) for information technology related hardware, software and related services (including new contracts with third parties) that Seller has agreed to fund in order to assist the

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Business in operating as a stand-alone business following the Closing (and following the termination of the services to be provided under the Transition Services Agreement) (collectively, “Seller Funded IT Transition Costs”). Seller shall, or shall cause its Affiliates to, in cooperation and consultation with Buyer, use commercially reasonable efforts to procure the information technology related hardware, software and services set forth on Section 7.09(e) of the Disclosure Schedule or fund the Seller Funded IT Transition Costs of at least $15,140,000 prior to the Closing. In no event shall Seller and its Affiliates be required to expend more than $15,140,000 in the aggregate pursuant to the preceding sentences of this Section 7.09(e). If and to the extent Seller and its Affiliates have not procured the information technology related hardware, software and services set forth on Section 7.09(e) of the Disclosure Schedule and made total expenditures with respect to Seller Funded IT Transition Costs prior to the Closing of at least $15,140,000, Seller shall continue to provide additional funds to Buyer following the Closing to assist in transitioning the Business to stand-alone operations until Seller has either (i) provided all of the information technology related hardware, software and services set forth on Section 7.09(e) of the Disclosure Schedule or (ii) funded the full amount budgeted for Seller Funded IT Transition Costs. In addition, if and to the extent that, prior to the first anniversary of the Closing, Buyer requests that Seller and its Affiliates acquire for, or transfer to, the Business any additional information technology related hardware or software (or obtain any related services for the benefit of the Business) which would result in Seller and its Affiliates expending more than its total of $15,140,000, then, if (i) Buyer funds such additional expenditures, (ii) pays for the assets so transferred and (iii) such acquisitions or transfers are permitted by Applicable Law and Seller and its Affiliate’s existing contractual relationships with the vendors providing such information technology related hardware or software, Seller and its Affiliates will use commercially reasonable efforts to make the acquisitions and effect the transfers (or obtain the services) requested by Buyer and Buyer shall promptly reimburse Seller and its Affiliates for any such additional expenditures; provided that Seller and its Affiliates will in no event be required to make any such acquisitions or effect any such transfers once such costs, together with the Seller Funded IT Transition Costs, have exceeded $49,560,000 in the aggregate; provided, further, that nothing included in this Section 7.09(c) shall require Seller or its Affiliates to transfer to Buyer any information technology related hardware or software used by Seller or its Affiliates to operate the Retained Businesses, and that will continue to be required for such purpose after the Closing, but this Section 7.09(e) is intended to require Seller or its Affiliates to transfer to Buyer such information technology related assets or software as may no longer be required by Seller or its Affiliates, such as seat licenses for Software that were assigned to Business Employees to the extent such licenses are transferrable.

(f)Seller shall, and shall cause any of its applicable Subsidiaries to, at Buyer’s request and expense, enforce (i) any contract or agreement (including all ancillary documents or agreements related thereto) governing the purchase of any business that forms a part of the Business (whether by merger, sale or purchase of securities or assets or otherwise) and (ii) any confidentiality or non-disclosure agreement entered into with the sale process that resulted in the transaction contemplated by this Agreement, in each case, on behalf and for the benefit (and at the expense) of Buyer.

Section 7.10 Access to Information; Cooperation. (a) From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to Applicable Law and the Confidentiality Agreement, Seller will (i) give Parent, ASCO GP LLC, Buyer, their

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counsel and other authorized Representatives reasonable access to the properties, books and records of the Business, (ii) furnish to Parent, ASCO GP LLC, Buyer, their counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, independent accountants, counsel and financial advisors of Seller to cooperate with Parent, ASCO GP LLC and Buyer in their investigation of the Business. Notwithstanding the foregoing, Buyer and its agents shall not have access to (A) any properties of Seller or its Affiliates, including the Transferred Assets and the Real Property, for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, (B) any information to the extent relating to any Retained Business or (C) any Seller Tax Records; provided, that Seller shall extract from Seller Tax Records and provide to Parent, ASCO GP LLC or Buyer any information solely related to the Transferred Subsidiaries, the Transferred Assets, the Assumed Liabilities or the Business as reasonably requested by Parent, ASCO GP LLC or Buyer. Without limiting the foregoing (and subject to the limitations of the foregoing), after the date hereof and prior to the Closing, Buyer shall identify to Seller from time-to-time certain members of its transition team to work closely with their functional counterparts of Seller and the Business after the date of this Agreement and through the Closing Date to assist in the implementation of the transition of the Business to operate on a stand-alone basis (with the understanding and agreement that such identified personnel shall not participate in the management or operation of the Business prior to the Closing). Such personnel of Buyer and Seller shall use good faith efforts to meet on a periodic basis to review the progress of the Business towards functioning on a stand-alone basis as of the Closing Date.

(b)From and after the Closing Date, and subject to Applicable Law, upon request, each of Parent, ASCO GP LLC and Buyer will afford promptly to Seller and its authorized Representatives, reasonable access to its properties, books, records, employees and auditors (i) to the extent necessary to permit Seller to prepare the Modified Net Working Capital Value Statement, (ii) to the extent necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business or the Excluded Assets or Excluded Liabilities, (iii) in connection with any Action related to either the Excluded Assets and Liabilities or the conduct of the Business or the ownership of the Transferred Assets prior to the Closing for which Seller or such Affiliate has retained liability under this Agreement and (iv) otherwise to the extent that Seller reasonably requests or requires such access in connection with its tax, regulatory, litigation, contractual or other legitimate matters.

(c)In furtherance of the foregoing, from and after the Closing Date, each of Parent, ASCO GP LLC and Buyer will provide and, as applicable, cause its employees and its Affiliates and their employees to provide, all cooperation reasonably requested by or on behalf of Seller, any of its Affiliates or their respective Representatives in connection with any Excluded Liability, which cooperation will include furnishing or causing to be furnished records, information and testimony as requested by Seller, its Affiliates or their respective Representatives and causing Transferred Employees who possess knowledge pertaining to any such Action to provide information, recollections and explanations with respect thereto and make themselves available, including for consultation with respect to settlement discussions and to attend strategy sessions and judicial and arbitration proceedings, as requested by Seller, its Affiliates or their respective

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Representatives in connection therewith; provided that, notwithstanding the foregoing, Parent, ASCO GP LLC and Buyer will only be obligated to cause any person to cooperate with Seller pursuant to this Section 7.10 if and for so long as Parent, ASCO GP LLC or Buyer is capable of directing the actions of such person.

(d)Any access granted to either party or its Representatives pursuant to this Section 7.10 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access. The party to whom such access or other cooperation is granted pursuant to this Section 7.10 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party or its Representatives in connection therewith.

(e)Notwithstanding anything to the contrary contained herein, nothing in this Section 7.10 shall require (i) Seller, Parent, ASCO GP LLC or Buyer, as applicable, to provide the other party or its Representatives with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability, (B) information the disclosure of which would violate Applicable Law or (C) information the disclosure of which, in the disclosing party’s good faith opinion (x) would conflict with confidentiality obligations to which such party or any of its Affiliates is bound or (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided that, in the case of this clause (y), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, or (ii) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

Section 7.11 Existing Litigation. (a) Each of Parent, ASCO GP LLC and Buyer shall promptly notify Seller in writing of any event, fact, circumstance, transaction or occurrence of which their respective executive officers become aware that could reasonably be expected to give rise to an Existing Litigation Right. If such Existing Litigation Right is held by a Transferred Subsidiary, each of Parent, ASCO GP LLC and Buyer shall take all steps reasonably necessary, including executing any assignment or other agreement in a form and substance satisfactory to Seller, to assign such Existing Litigation Right to Seller or one of its Affiliates, as designated by Seller.

(b)Without limiting the generality of Section 7.10, after the Closing, each of Parent, ASCO GP LLC, Buyer and their respective Subsidiaries shall cooperate fully with Seller, at Seller’s expense, in the prosecution of any Existing Litigation Right, including by (i) making available to Seller and its counsel, as promptly as resolved, all witnesses, pertinent records, materials and information in Parent’s, ASCO GP LLC’s, Buyer’s or their Affiliates’ possession or control relating thereto as requested by Seller or its counsel and (ii) otherwise providing any

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assistance on a timely basis requested by Seller or its counsel to facilitate any Action by Seller or its Affiliates arising out of or relating to an Existing Litigation Right.

(c)Without limiting the generality of Section 7.10, after the Closing, Parent, ASCO GP LLC, Buyer and their respective Subsidiaries shall cooperate fully with Seller, at Seller’s expense, in the defense of the Specified Litigation Matter, including by (i) making available to Seller and its counsel, as promptly as resolved, all witnesses, pertinent records, materials and information relating thereto which is in the possession or control of Parent, ASCO GP LLC, Buyer or their respective Affiliates as required by Seller or its counsel and (ii) otherwise providing any assistance requested by Seller or its counsel to facilitate any defense to the Specified Litigation Matter.

Section 7.12 Replacement of Emerson Guaranties. On or prior to Closing, each of Parent, ASCO GP LLC and Buyer shall use commercially reasonable efforts (and Seller shall cooperate with each of them) so as to cause the replacement, effective as of the Closing, of all guaranties, letters of credit and other sureties provided by Seller or any Retained Subsidiary to the Business (the “Credit Support Items”) on a like-for-like basis; provided that if any Credit Support Item is not replaced effective as of the Closing, Parent, ASCO GP LLC and Buyer shall use its commercially reasonable efforts to replace such Credit Support Item promptly after the Closing (and such parties shall have an ongoing obligation to use such efforts until each such Credit Support Item is replaced) and shall indemnify Seller and its Affiliates against, and hold each of them harmless from, any and all Damages (including, but only for the first year following the Closing, all out-of-pocket costs and expenses incurred by Seller or a Retained Subsidiary to maintain such Credit Support Item) incurred or suffered by Seller or any of its Affiliates related to or arising out of such Credit Support Item. Notwithstanding the foregoing, until the third anniversary of the Closing, none of Parent, ASCO GP LLC or Buyer shall be required to use its commercially reasonable efforts to replace any Credit Support Item if in Buyer’s good faith judgment the replacement thereof would result in Buyer and its Subsidiaries having insufficient liquidity. If any Credit Support Item is not replaced within one year of Closing, Buyer will begin paying Seller a fee (which fee shall not reduce Parent’s indemnification obligation hereunder (except as specifically provided in the preceding sentence with respect to fees and expenses) and with the understanding that no such fee shall be payable with respect to performance guarantees under any contract or lease) equal to the product of (i) the maximum exposure under such Credit Support Item pursuant to the terms thereof and (ii) the Guaranty Interest Rate, payable on a quarterly basis, in arrears; provided that such fee shall not exceed $5 million in the aggregate in any calendar year except to the extent relating to Credit Support Items entered into after the date hereof and prior to the Closing Date increases the maximum aggregate exposure of all Credit Support Items up to $7.5 million at any one time (excluding, for clarity, any Credit Support Item that has previously terminated or expired) or any other Credit Support Item entered into or issued with the written consent of Buyer. For purposes of this Agreement, the “Guaranty Interest Rate” shall initially mean 3.0% per annum and shall increase annually by 1.0% per annum beginning on the second anniversary of the Closing; provided that the Guaranty Interest Rate shall never be in excess of 5.0% per annum. The fee with respect to each individual Credit Support Item will cease accruing once such Credit Support Item is replaced. Seller shall use commercially reasonable efforts to cause all Credit Support Items to remain in place and not allow them to lapse or terminate (and with respect to the guaranty listed as item 1 in Section 7.12 of the Disclosure Schedule, until the second anniversary

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of the Closing Seller shall maintain such guaranty until replaced with an alternative arrangement to the extent permitted by Applicable Law and permitted by the beneficiary thereof without the granting of any material accommodation by Seller (unless Buyer agrees to be responsible for such accommodation)), in each case until the earlier to occur of (A) the replacement of such Credit Support Item with an alternative arrangement as contemplated by this Section 7.12, (B) the termination of the underlying obligation to maintain such item, (C) the initial public offering of Buyer or any direct or indirect parent of Buyer or any of their respective Subsidiaries and (D) the sale of all or substantially all of the Business however effected. Seller shall not at any time after the date hereof replace any guaranty or surety with a letter of credit or, except on a like-for-like basis, a bank guaranty. Section 7.12 of the Disclosure Schedule sets forth (i) the guarantee of pension liabilities in Sweden referenced in item 1 therein, (ii) a list of surety bonds of $24,121,049.70 guaranteed by Seller or a Retained Subsidiary, and (iii) letters of credit and bank guarantees of $71,051,839.20, all of which are guaranteed by Seller or a Retained Subsidiary (the items described in clauses (i), (ii) and (iii) are the obligations that are referenced in Section 4.1 of the Operating Agreement).

Section 7.13 Financing. (a) From the date hereof until the Closing Date, each of Parent and Buyer shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment (including complying with any request exercising so-called “flex” provisions) and to consummate and obtain the Financing at or prior to the End Date, including using its reasonable best efforts to (A) maintain in effect the Debt Financing Commitment in accordance with the terms and conditions thereof, (B) satisfy (or use its reasonable best efforts to obtain the waiver of) all conditions applicable to Parent and Buyer in the Debt Financing Commitment (excluding any condition that cannot be satisfied as a direct result of the failure of any condition set forth in Section 10.01 or 10.02 of this Agreement or non-compliance by the Seller, the Transferred Subsidiaries and the Business with the provisions of Section 7.14 of this Agreement) and (C) negotiate and enter into such definitive agreements to be entered into in accordance with the Debt Financing Commitment (the “Financing Agreements”) consistent in all material respects with the terms and conditions (including any “flex” provisions) contemplated by the Debt Financing Commitment or on other terms no less favorable in any material respect to Parent or Buyer, including with respect to conditionality and (ii) subject to the satisfaction (or waiver by the Debt Financing Sources) of all conditions set forth in the Debt Financing Commitment, consummate the Debt Financing at or prior to Closing and cause the applicable Financing Sources to fund the Debt Financing in an amount sufficient, together with the Equity Financing, to consummate the transactions contemplated by this Agreement and for Parent and Buyer to pay all other amounts payable by Parent and Buyer pursuant to the Transaction Documents and the Debt Financing Commitment at or prior to the Closing; provided that such efforts shall not include taking enforcement actions against the Debt Financing Sources or the Debt Financing Source Related Persons). Each of Parent and Buyer shall, upon the reasonable request of Seller, provide updates to Seller in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing obtained in accordance with Section 7.13(d)). Without limiting the generality of the foregoing, each of Parent and Buyer shall provide Seller with prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment (or to any Alternative Financing obtained in accordance with Section 7.13(d)) and (B) of the receipt of any

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written notice or other written communication from any Person with respect to any (x) actual or potential breach or default, (y) withdrawal, termination or repudiation by any party to any Financing Commitment (or to any Alternative Financing obtained in accordance with Section 7.13(d)) or (z) material dispute or disagreement between or among any parties to any Financing Commitment (or to any Alternative Financing obtained in accordance with Section 7.13(d)), in each case of clauses (A), (B)(x) and (B)(z), that would reasonably be expected to prevent, impede, delay or impair the availability of the Financing or the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement in a timely manner.

(b)Subject to the terms and conditions of the Debt Financing Commitment, each of Parent and Buyer shall use its reasonable best efforts to cause the Debt Financing Sources to fund on the Closing Date the Financing required to consummate the transactions contemplated hereby; provided that such efforts shall not include taking enforcement actions against the Debt Financing Sources or the Debt Financing Source Related Persons). For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing has not been consummated, and (y) all conditions set forth in Article 10 have been satisfied or waived (other than those conditions that are to be satisfied at the Closing) and the Closing is required to occur pursuant to Section 2.10, Parent and Buyer shall, subject to the terms and conditions of the Debt Financing Commitment, cause the proceeds of any bridge facility contemplated by the Debt Financing Commitment to be used to cause the Closing to occur.

(c)Neither Parent nor Buyer shall, without Seller’s prior written consent, permit, agree to or consent to, individually or in the aggregate, (i) any amendment or other modification to the Financing Commitments (other than any such amendment or modification which is solely for the benefit of the borrower thereunder) if such amendment or modification would (I) impose new or additional conditions precedent that would reasonably be expected to prevent, impede or delay or impair the availability of the Financing or the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement in a timely manner or (II) adversely impact the ability of Parent or Buyer or, in the case of the Equity Commitment, Seller to enforce its rights against the other parties to the Financing Commitments or (III) reduce the aggregate cash amount of the funding commitments thereunder to an amount less than the cash amount necessary to consummate the transactions contemplated by this Agreement and for Parent and Buyer to pay all other amounts payable by Parent and Buyer pursuant to the Transaction Documents and the Debt Financing Commitment; provided, that Parent and Buyer may modify or amend the Debt Financing Commitments solely to add Debt Financing Sources that have not executed the Debt Financing Commitment as of the date hereof, (ii) any waiver of any provision under the Financing Commitments (other than any such waiver solely for the benefit of the borrower thereunder) that would reasonably be expected to prevent, impede, delay or impair the availability of the Financing or the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement in a timely manner or (iii) early termination of the Debt Financing Commitment. Nothing in this Section 7.13 is intended to or shall limit in any way the ability of Buyer and its Subsidiaries to increase the Debt Commitment or to require Seller’s consent for any such increase. Upon any modification or amendment of any Financing Commitment, Buyer shall provide a copy thereof to Seller and references to the “Debt Financing Commitment”, “Equity Commitment” and “Financing Commitment” shall include such documents as permitted to be amended or modified under this Section 7.13(c) and references to “Financing”, “Equity Financing” and “Debt Financing” shall include the financing contemplated

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by the Financing Commitments as permitted to be amended or modified under this Section 7.13(c). Buyer shall obtain the Equity Financing upon satisfaction or waiver of the conditions set forth in Article 10 (other than the conditions that are to be satisfied at the Closing).

(d)In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) or from the Debt Financing Sources contemplated in the Debt Financing Commitment, Parent and Buyer shall promptly notify Seller and shall use their reasonable best efforts to, as promptly as practicable but no later than prior to the End Date, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain, and to negotiate and obtain definitive commitments with respect to, alternative debt financing from the same or alternative sources (the “Alternative Financing”) (i) in an amount sufficient to consummate the transactions contemplated by this Agreement and for Parent and Buyer to pay all other amounts payable by Parent and Buyer pursuant to the Transaction Documents and the documents governing such Alternative Financing and (ii) that would not impose new or additional conditions precedent to funding such Alternative Financing that are not contained in the Debt Financing Commitment and that would not reasonably be expected to prevent, impede or delay or impair the availability of the Financing or the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement in a timely manner . The obligations under this Section 7.13 shall apply equally to any such Alternative Financing (including any new financing commitments). In the event that any Alternative Financing is obtained in accordance with this Section 7.13(d), references to “Debt Financing”, “Financing”, “Debt Commitment”, “Financing Commitment” and other like terms in this Agreement shall include such Alternative Financing, as applicable.

(e)Notwithstanding the foregoing, the parties acknowledge and agree that Parent, Buyer and ASCO GP have the right to seek to consummate the Debt Financing prior to the Closing by causing Buyer to issue the debt securities to be issued in the Debt Financing and to cause the proceeds from such issuance to be placed into an escrow account administered by an unaffiliated escrow agent (the “Debt Financing Escrow Account”) to be held pending the Closing. If the Closing occurs, the obligations of Buyer with respect to the Debt Financing (including any accrued but unpaid interest thereon) will be performed by Buyer or assumed by another subsidiary of Parent and the funds raised through the Debt Financing will be released from the Debt Financing Escrow Account and be made available to fund the transactions contemplated by this Agreement in the same manner as would have occurred if the Debt Financing had been consummated on the Closing Date.

Section 7.14 Financing Cooperation. (a) Prior to the Closing, Seller shall cause the Transferred Subsidiaries and the Business to use reasonable best efforts (including instructing their respective legal, accounting and other advisors) to provide to Parent and Buyer, at Parent’s and Buyer’s sole cost and expense, cooperation reasonably requested by Parent and/or Buyer that is necessary in connection with the arrangement of the Debt Financing, including using reasonable best efforts to (i) furnish to the Debt Financing Sources financial and other information with respect to the Business, the Transferred Assets and the Transferred Subsidiaries, including all financial information required pursuant to Section 3(a) and (b) of Annex V of the Debt Commitment Letter (which financial information shall have been reviewed by the Transferred Subsidiaries’ independent accountants and shall, in the case of such financial information for the period ending June 30, 2016, be delivered no later than September 6, 2016)

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which shall in any event be recent enough for the independent accountants that have audited or reviewed, as applicable, such financial statements to provide customary “negative assurance” in the comfort letter referred to below with respect to the period following the latest balance sheet included therein throughout the Marketing Period and (y) all information required for the Parent or the Buyer to prepare the pro forma financial statements and forecasts required pursuant to Section 3(c) and (d) of Annex V of the Debt Commitment Letter and information that is of the type and form required under Regulation S-X and Regulation S-K under the Securities Act and customarily included in a private placement of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act (in each case assuming that such offering of non-convertible debt securities were consummated at the same time during the Transferred Subsidiaries’ fiscal year as such offering of non-convertible debt securities will be made as contemplated by the Debt Financing Commitment) (which, for the avoidance of doubt, shall not include financial statements and information required by Rules 3-09, 3-10 and 3-16 of Regulation S-X, the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), (ii) participate in a reasonable number of lender presentations, due diligence sessions, road shows and sessions with rating agencies in connection with the arrangement of the Debt Financing, (iii) assist in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda (including the delivery of customary representation letters as contemplated by the Debt Financing Commitment) and similar documents and (B) materials for rating agency presentations, (iv) obtain accountant’s comfort letters reasonably requested by Parent or Buyer and customary for financings similar to the Debt Financing and consents from accountants for the inclusion of annual and quarterly historical financial statements (or reports thereon) that may be required to be included in any securities filings or offering memoranda for the Debt Financing (the documents described in clauses (i), (iii) and (iv), the “Marketing Material”), (v) cooperate with the marketing efforts of Parent or Buyer and the Debt Financing Sources, (vi) cause the Transferred Subsidiaries to enter into such agreements, and deliver such officer’s certificates, as are customary in financings similar to the Debt Financing and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Transferred Assets and/or the assets of the Transferred Subsidiaries pursuant to such agreements as may be reasonably requested; provided, in the case of this clause (vi), that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the Closing and (C) no Liability shall be imposed on Seller or the officers or employees involved, (vii) cooperate with the Parent or Buyer and Debt Financing Sources in completing a field examination and inventory appraisal, (viii) provide all documentation and other information that the Debt Financing Sources have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case, at least five Business Days prior to the Closing, to the extent reasonably requested in writing at least 10 Business Days prior to the Closing and (ix) cooperate, and use commercially reasonable efforts to cause any relevant third parties to cooperate, with respect to the termination, replacement or backstop of any outstanding letters of credit issued for the account of the Transferred Subsidiaries. Notwithstanding the foregoing, (x) such requested cooperation shall not unreasonably interfere with the ongoing business and

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operations of Seller or its Affiliates and (y) none of Seller or any of its Affiliates or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, pledge or grant with respect to Transferred Assets or the Transferred Subsidiaries in connection with the arrangement of the Debt Financing Commitment that is not contingent upon the Closing or that would be effective prior to the Closing. The Seller hereby consents, on behalf of itself and the Transferred Subsidiaries, to the reasonable use of the logos of the Transferred Subsidiaries in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Transferred Subsidiaries or the Seller.

(b)Neither Seller, any of its Subsidiaries nor any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives shall be required to take any action in connection with this Section 7.14 that would (i) subject such Person to Liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other Liability (other than any costs and expenses that will be reimbursed by Parent, Holdings or Buyer pursuant to clause (c) of this Section 7.14) or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 7.14 and any information utilized in connection therewith or (ii) conflict with or violate any Applicable Law or such Person’s organizational documents or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract or other arrangement to which such Person is a party. Each of Parent, Buyer and Holdings acknowledges and agrees that none of Seller or any of its Subsidiaries or Affiliates shall have any responsibility for, or incur any Liability to any Person under or with respect to, the Financing, or any cooperation provided pursuant to this Section 7.14, and Holdings shall indemnify and hold harmless Seller, its Subsidiaries and Affiliates and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all Damages suffered or incurred by them in connection with the Financing and the performance of their respective obligations under this Section 7.14 (including any action taken in accordance with this Section 7.14) and any information utilized in connection therewith.

(c)Each of Parent, Holdings and Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Subsidiaries in connection with this Section 7.14 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other representatives).

Section 7.15 China Holdover Cash. (a) If any cash, cash equivalents or liquid investments (plus all uncollected bank deposits and less all outstanding checks) of the Transferred Subsidiaries organized in the People’s Republic of China (the “PRC Transferred Subsidiaries”) are not included in the calculation of Closing Cash used in the determination of the Final Post-Closing Cash/Indebtedness True-Up Payment due to the exclusion set forth in clause (i)(B) of the definition of Cash (giving effect to such amount of Required Foreign Cash as Seller allocates to China as reflected on the Cash/Indebtedness Statement) (such cash, cash equivalents or liquid investments (plus all uncollected bank deposits and less all outstanding checks) that are so not included in the calculation of Closing Cash, the “China Holdover Cash”), Buyer shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to

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cooperate in taking all actions reasonably necessary or appropriate to enable distributable reserves to be determined or created (in each case based on the results of operations of the business through December 31, 2016) at the PRC Transferred Subsidiaries to enable the China Holdover Cash to be able to be lawfully repatriated up the corporate entity chain to Buyer as a dividend or return of capital under Applicable Law, including by taking the actions set forth on Section 7.15 of the Disclosure Schedule (to the extent not finalized prior to Closing) within the time periods prescribed thereon;

(b)Within five (5) Business Days of completion of the actions with respect to any PRC Transferred Subsidiary which would enable any China Holdover Cash to be able to be lawfully distributed to the United States as a dividend or return of capital under Applicable Law, Buyer shall initiate such distribution and additional distributions up the legal entity chain to Buyer to the extent allowable by Applicable Law. Promptly following receipt of distributions by Buyer, Buyer shall pay to Seller, or a designee of Seller, the amount of such China Holdover Cash less the amount of (i) any Cash Repatriation Damages with respect to such China Holdover Cash, with the amount of Cash Repatriation Damages determined for this purpose as if the amount of such China Holdover Cash were Foreign Cash and (ii) any reasonable and necessary documented non-tax out-of-pocket costs incurred to comply with the requirements of 7.15(a).

(c)Until all of the actions set forth on Section 7.15 of the Disclosure Schedule have been taken and the amount of the China Holdover Cash that becomes lawfully able to be distributed up the corporate chain to Buyer as a result thereof is paid to Seller or Seller’s designee in accordance with this Section 7.15, each of Parent and Buyer shall not, and each shall cause its respective Subsidiaries not to, without Seller’s written consent, take any action that would prevent, impair or delay the ability of the applicable PRC Transferred Subsidiary to (i) enable distributable reserves to be determined or created (in each case based on the results of operations of the business through December 31, 2016) at the PRC Transferred Subsidiaries to enable the China Holdover Cash to be able to be lawfully repatriated up the corporate chain to Buyer, (ii) take the actions set forth on Section 7.15 (in the time periods contemplated thereon) or (iii) make the payment of any China Holdover Cash that becomes able to be lawfully distributed as described in Section 7.15(b) above, in each case, including (A) for a period of one year after Closing, any name change of any PRC Transferred Subsidiary, (B) any restructuring of a PRC Transferred Subsidiary such that it would have a new shareholder and (C) changing any method of accounting at any PRC Transferred Subsidiary.

(d)Without limiting the generality of Section 7.10, Buyer shall keep Seller and its Representatives reasonably informed as to, and provide each of them reasonable access to information regarding, the status and substance of the matters contemplated by this Section 7.15 and shall consult with, and consider the reasonable input and advice of Seller and its Representatives regarding, the taking of any of the actions contemplated by section 7.15(a).

(e)At or prior to Closing, Seller shall cause each of the applicable PRC Transferred Subsidiaries to lend Seller’s good faith estimate (as of the date that is five (5) Business Days prior to the Closing Date) of any Reserved China Holdover Cash held by it to Emerson Electric (China) Holdings Co. Limited (“EECH”) pursuant to a customary entrustment loan agreement with Standard Chartered Bank (or a global financial institution of similar repute) and at the lowest interest rate permitted by Applicable Law. If on the date of determination of the amount

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of the Final Post-Closing Cash/Indebtedness True-Up Payment and taking into account such determination, (i) Seller and Buyer reasonably agree that as of the Closing the applicable PRC Transferred Subsidiaries held Reserved China Holdover Cash in excess of its pre-Closing estimate thereof, then the amount of such additional Reserved China Holdover Cash shall be lent to EECH and the principal amount of the entrustment loan shall be correspondingly increased or (ii) Seller and Buyer reasonably agree that as of the Closing the applicable PRC Transferred Subsidiaries held Reserved China Holdover Cash that was less than its pre-Closing estimate thereof, then Seller shall cause EECH to repay the difference between Reserved China Holdover Cash and Seller’s pre-Closing estimate thereof to the applicable PRC Transferred Subsidiary and the principal amount of the entrustment loan shall be correspondingly reduced.

(f)Seller shall cause EECH to repay any amounts outstanding under the entrustment loan agreements entered into in connection with Section 7.15(e) above: (i) in order to allow Buyer to pay or cause any PRC Transferred Subsidiary in the corporate entity chain to pay any required withholding taxes due with respect to any repatriation of China Holdover Cash (provided that, for the avoidance of doubt, any such withholding taxes shall not reduce the amount of China Holdover Cash other than through the calculation of Cash Repatriation Damages with respect to such China Holdover Cash), (ii) immediately prior to the Buyer’s initiation of distributions under Section 7.15(b) or (iii) if it is agreed between the parties hereto that the distributable reserves determined or created (in each case based on the results of operations of the business through December 31, 2016) at the PRC Transferred Subsidiaries have been exhausted or the funds cannot be repatriated up the legal entity chain to Buyer based on distributable reserves as of December 31, 2016, and, if such an event described in this clause (iii) occurs, then Parent and Buyer shall have no further obligations under this Section 7.15.

(g)For purposes of this Agreement, “Reserved China Holdover Cash” shall mean Seller’s good faith estimate of China Holdover Cash with respect to which it reasonably expects distributable reserves to be determined or created (in each case based on the results of operations of the business through December 31, 2016) at the PRC Transferred Subsidiaries so as to enable such China Holdover Cash to be able to be lawfully repatriated up the legal entity chain to Buyer as a dividend or return of capital under Applicable Law.

ARTICLE 8
TAX MATTERS

Section 8.01 Representations Relating to Transferred Subsidiaries and Canadian Seller. Except as set forth in the Disclosure Schedule, the Carve Out Plan or the Cash Repatriation Plan, and as to matters that would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, Seller hereby represents and warrants to Parent, ASCO GP LLC and Buyer that:

(a)Each of the Transferred Subsidiaries has timely filed, or caused to be timely filed, with the appropriate taxing authorities, all material Tax Returns that are required to be filed by, or with respect to, each of the Transferred Subsidiaries. Each such Tax Return is true, correct and complete in all material respects.

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(b)All material Taxes due and payable by or with respect to the Transferred Subsidiaries have been timely paid in full. All Taxes incurred but not yet due and payable for periods covered by the Balance Sheet have been accrued and adequately disclosed on the Balance Sheet in accordance with GAAP.

(c)All material Taxes that any of the Transferred Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(d)No Taxing Authority has proposed, or, to the knowledge of Seller, is threatening to propose any material adjustment to any Tax Return of any of the Transferred Subsidiaries.

(e)(i) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened against or with respect to any of the Transferred Subsidiaries in respect of any Tax; and (ii) there are no settlements of any prior examinations that could reasonably be expected to adversely affect any Taxable period of any Transferred Subsidiary for which the statute of limitations has not run or that have not been paid in full.

(f)Neither Seller nor any of its Subsidiaries has made any requests for rulings or determinations, with respect to any Tax of any Transferred Subsidiary, that are currently pending before a Taxing Authority.

(g)Neither Seller nor any of its Subsidiaries has entered into an agreement or arrangement with any Taxing Authority with regard to Tax liabilities of any Transferred Subsidiary other than settlements or compromises with respect to asserted Tax liabilities for prior Tax years that do not impose any payment obligation on any Transferred Subsidiary after the Closing Date.

(h)No Transferred Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement (other than (i) a Tax Sharing Agreement exclusively between or among Seller and any of its Subsidiaries, which will be terminated at or prior to Closing with respect to the Transferred Subsidiaries or (ii) a Tax Sharing Agreement exclusively between or among the Transferred Subsidiaries).

(i)Other than with respect to a Tax Return for which the statute of limitations has expired, no Transferred Subsidiary (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than the Seller Group) or (ii) has any liability for the Taxes of any Person (other than any of the Transferred Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Income Tax law), or as a transferee or successor.

(j)No Transferred Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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(k)No Transferred Subsidiary is required to include any material adjustment in Taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting prior to the close of business on the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) entered into prior to the close of business on the Closing Date or (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date. No Transferred Subsidiary has (x) any material “deferred gains” with respect to “intercompany transactions” within the meaning of Treasury Regulations Section 1.1502-13 or (y) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(l)No Transferred Domestic Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(m)Each Transferred Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)In the three (3) years prior to the date of this Agreement, no claim has been made in writing by any Taxing Authority in any jurisdiction in which a Transferred Subsidiary does not file Tax Returns that such Transferred Subsidiary is or may be subject to taxation by that jurisdiction. No Transferred Subsidiary has received any written notice in the prior four (4) years from any Taxing Authority that any Transferred Subsidiary has a permanent establishment in any jurisdiction in which such Transferred Subsidiary has not filed Tax Returns. No Transferred Subsidiary has at any time been treated (including under any double taxation arrangement) as resident for any tax purpose, or as subject to tax by virtue of having a permanent establishment or other place of business, in any jurisdiction other than the jurisdiction of its incorporation. None of the Transferred Subsidiaries constitutes a permanent establishment of any other person, business or enterprise for any tax purpose.

(o)There are no outstanding powers of attorney granted by any Transferred Subsidiary with respect to Taxes.

(p)All material related party transactions between Seller and its Affiliates, on the one hand, and any Transferred Subsidiary, on the other hand, have been, in all material respects, on an arms’-length basis in accordance with Section 482 of the Code and any state or foreign law equivalent, and are supported by contemporaneous transfer pricing documentation.

(q)The summary spreadsheet located at Folder 12.26 of the data room maintained by Seller as of the date of this Agreement sets forth a true and correct listing of the U.S. federal tax classification for each Transferred Subsidiary.

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(r)The summary spreadsheet located at Folder 12.18 of the data room maintained by Seller as of the date of this Agreement sets forth a true and correct listing of all (i) grants, subsidies and other similar funds from any Governmental Authority or (ii) Tax exemptions, reductions, incentives and concessions, in each case of any Transferred Subsidiary.

(s)The consummation of the transactions contemplated by this Agreement with respect to the equity interests of any Transferred Subsidiary organized under the Laws of a state in the United States will not result in any reduction of the Tax attributes, including the Tax basis of the assets (including stock of a Subsidiary) and deferred deductions, of any of such Transferred Subsidiaries pursuant to Treasury Regulations Section 1.1502-36(d).

(t)Seller is eligible to join with Parent and Buyer in making Section 338(h)(10) elections with respect to 338(h)(10) Entities

(u)Canadian Seller is registered for purposes of Part IX of the Excise Tax Act (Canada) and the Act respecting the Quebec sales tax and is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

Section 8.02 Tax Representations Relating to Transferred Assets. Except as set forth in the Disclosure Schedule and as to matters that would not reasonably be expected, individually or in the aggregate, to result in a Material Liability, Seller hereby represents and warrants to Parent, ASCO GP LLC and Buyer that:

(a)Each of Seller and Canadian Seller has paid (or has caused to be paid) or has collected, deducted, withheld and remitted (or has had collected, deducted, withheld and remitted on its behalf) to the appropriate Taxing Authority or has reflected an adequate accrual on the Balance Sheet in accordance with GAAP, in each case, for material Taxes relating to the Transferred Assets, the non-payment (or failure to collect, deduct or withhold) of which would result in a Lien on any Transferred Asset.

(b)No Taxing Authority has proposed, or, to the knowledge of Seller, is threatening to propose any adjustment to any item with respect to Taxes, the non-payment of which would result in a Lien on any Transferred Asset, on any Tax Return of Seller or its Retained Subsidiaries.

(c)There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened against or with respect to Seller or its Retained Subsidiaries in respect of any Tax, the non-payment of which would result in a Lien on any Transferred Asset.

Notwithstanding any other provision of this Agreement, Section 3.16, Section 8.01 and this Section 8.02 shall contain the sole and exclusive representations and warranties of Seller with respect to Taxes.
Section 8.03 Tax Returns; Allocation of Taxes.

(a)Seller shall (i) file or cause to be filed, when due (taking into account any extension of a required filing date), all Tax Returns with respect to the Transferred Subsidiaries that are

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required to be filed on or prior to the Closing Date and timely pay all Taxes shown as due on such Tax Returns and (ii) file or cause to be filed, when due (taking into account any extension of a required filing date), all Tax Returns that relate to Combined Taxes and timely pay all Taxes shown as due on such Tax Returns. All other Tax Returns with respect to the Transferred Subsidiaries shall be filed or caused to be filed by Parent or Buyer, as applicable.

(b)Parent or Buyer shall file, or cause to be filed, when due (taking into account any extensions of a required filing date), all Tax Returns for Income Taxes with respect to the Transferred Subsidiaries that do not relate to Combined Taxes, which are required to be filed by any of the Transferred Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period or a Straddle Tax Period (each a “Pre-Closing Parent-Filed Income Tax Return”). Preparation and filing costs of such Tax Returns shall be allocated between the parties in proportion of the relative amount of Tax to be paid by each pursuant to this Article 8. Any Pre-Closing Parent-Filed Income Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method, unless otherwise required by Applicable Law, and shall be submitted by Parent to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least 30 days prior to the due date (including any applicable extension) of such return. Seller shall have the right to review and comment on such Pre-Closing Parent-Filed Income Tax Return. If Seller, within 10 days after review of any such Pre-Closing Parent-Filed Income Tax Return, notifies Parent in writing that it objects to any items in such return, the disputed item shall be resolved in a manner mutually agreeable to both parties within 10 days, and if not so resolved, then by a jointly retained Accounting Referee (which may be the same as or different from the Accounting Referee retained pursuant to Section 2.10, if any) within a reasonable time, taking into account the deadline for filing such return. Upon resolution of all such items, the relevant Pre-Closing Parent-Filed Income Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Accounting Referee shall be borne equally by Parent and Seller. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign law), no Transferred Subsidiary shall amend any Tax Return with respect to Income Tax for a Pre-Closing Tax Period or a Straddle Tax Period without the prior written consent of Seller, such consent not to be unreasonably withheld. Parent shall pay or cause to be paid all Taxes with respect to any Pre-Closing Parent-Filed Income Tax Return filed under this Section 8.03(b) in accordance with Applicable Law. Seller shall pay to Parent an amount equal to any Pre-Closing Taxes shown as due and payable on any Pre-Closing Parent-Filed Income Tax Return, to the extent not paid at or before Closing, at least two days prior to the date on which such Income Taxes are due.

(c)Parent shall pay or cause to be paid to Seller any refund of any Pre-Closing Tax (except to the extent such refund was taken into account in calculating Modified Net Working Capital Value) or any other Tax subject to indemnification by Seller pursuant to Section 8.11(a) (or any credit allowed in lieu of such a refund), together with interest paid on such refund or credit, that are received by Parent, any Affiliate of Parent or the Transferred Subsidiaries after the Closing Date no later than ten days following receipt of such refund, net of any fees, expenses, costs, or Income Taxes imposed thereon.

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(d)Seller shall include the Transferred Subsidiaries in any Tax Return for Combined Taxes, as applicable, through the close of business on the Closing Date.

(e)Notwithstanding anything to the contrary in this Agreement, (i) all Non-Recoverable Transfer Taxes payable in connection with the purchase and sale of the ASCO Interests, the Shares, the Transferred Assets and the Assumed Liabilities shall be borne 50% by Seller and 50% by Buyer and (ii) all Recoverable Transfer Taxes shall be borne by the Party entitled to the recovery of such Recoverable Transfer Taxes. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed, and all Transfer Taxes shall be paid by the applicable party when due, unless otherwise required under Applicable Law. Each party shall use commercially reasonable efforts to (i) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Transfer Taxes or fees and shall cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (ii) minimize the amount of any such Transfer Taxes.

(f)Seller shall make a timely election (taking into account any payments treated as post-closing adjustments to amounts paid for any Transferred Subsidiary organized under the Laws of a state in the United States) under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) for U.S. federal Income Tax purposes (and, to the extent permissible, for U.S. alternative minimum tax purposes) and any comparable provision of state and local tax law, to reduce the Tax basis in the stock of any Transferred Subsidiary to the extent necessary, and in an amount sufficient, to avoid any reduction of the Tax attributes, including the Tax basis of the assets (including stock of a Subsidiary) and deferred deductions, of any of such Transferred Subsidiary pursuant to Treasury Regulations Section 1.1502-36(d). Such election, if made, shall be in accordance with the rules set forth in Treasury Regulations Section 1.1502-36(e)(5), and shall be subject to Parent's review and approval (not to be unreasonably withheld, conditioned or delayed). Seller shall provide reasonable supporting documentation to Parent of the amount of Tax basis subject to reduction pursuant to the election, including documentation supporting Seller’s Tax basis in the stock of its Transferred Subsidiary subject to such an election immediately prior to the Closing and the net inside attribute amounts (within the meaning of Treasury Regulations Section 1.1502-36(d)(3)) of any Transferred Subsidiary.

Section 8.04 Section 338(h)(10) Elections.

(a)At Buyer’s request, Seller shall join with Buyer (or its applicable Affiliates) in making an election under Code Section 338(h)(10) (and any corresponding elections under state and local tax law) with respect to the purchase and sale of all or some of the Section 338(h)(10) Entities. Seller shall include any income, gain, loss, deduction, or other tax item resulting from such Section 338(h)(10) elections on its Tax Returns to the extent required by Applicable Law.

(b)If a Section 338(h)(10) election is made with respect to any 338(h)(10) Entity, (i) Seller will deliver to Buyer at Closing a duly completed and executed Form 8023 for each such 338(h)(10) Entity and (ii) in the event an adjustment to the Cash Consideration is made pursuant to Section 2.11 or otherwise and the Allocation Statements are accordingly adjusted as provided in Section 2.07(e), Buyer and Seller will file an amended IRS Form 8883 as required.

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(c)If Buyer has requested that a Section 338(h)(10) be made with respect to any 338(h)(10) Entity, Buyer represents, warrants, covenants and agrees that the purchaser of such 338(h)(10) Entity is, and that Buyer will take all actions necessary to ensure that on the Closing Date such purchaser will be, eligible to make a Section 338(h)(10) election with respect to such 338(h)(10) Entity and (y) neither Buyer nor such purchaser has any plan or intention to take, and Buyer will, and will cause such purchaser to, refrain from taking, any actions that would reasonably be expected to cause such purchaser to fail to qualify as a purchasing corporation within the meaning of Section 338 of the Code.

Section 8.05 Cooperation on Tax Matters. (a) Subject to Section 8.05(b), Parent and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Transferred Assets, the Assumed Liabilities and the Transferred Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent and Seller shall (i) retain all books and records with respect to Taxes pertaining to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Subsidiaries until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) use commercially reasonable efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Seller and Parent shall cooperate with each other fully, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Subsidiaries. In addition, if so requested by Seller, the parties shall cooperate in making all filings to obtain copies of any applicable clearance certificates pursuant to section 6 of the Retail Sales Tax Act (Ontario), section 187 of the Provincial Sales Tax Act (British Columbia), section 51 of the Revenue and Financial Services Act (Saskatchewan), section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba) and any equivalent or corresponding provisions under any other Applicable Laws of any province or territory and will use commercially reasonable efforts to obtain all such clearance certificates prior to the Closing Date. Seller shall indemnify and defend Buyer from, and hold Holdings, Parent, Buyer and their Affiliates harmless from, all Tax Losses as a result of, or in connection with, any failure to obtain any such certificate and from any failure by Seller or any of its Affiliates to pay any provincial sales Tax.

(b)Notwithstanding anything to the contrary herein, except to the extent solely relating to the Transferred Subsidiaries, the Transferred Assets or the Assumed Liabilities, Seller and its Affiliates shall not be required at any time to provide to Parent any right to access or to review any Tax Return or Tax work papers of Seller, any Seller Group, or any Affiliate of Seller (such Tax Returns or Tax work papers, the “Seller Tax Records”).

Section 8.06 German Withholding Tax Refund. Seller and Parent agree to cooperate, after the Closing Date, at Seller’s expense, in the pursuit of a refund in respect of the withholding Tax imposed on the dividend paid by Ortrud Verwaltungsgesellschaft GmbH (“Ortrud”) as

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described in the Cash Repatriation Plan. Without limiting the foregoing, Parent shall, or shall cause Ortrud to, file for a new withholding certificate from the German Taxing Authority, and shall, or shall cause Ortrud to, apply to the German Taxing Authority for a reduced the rate of withholding tax on dividends.

Section 8.07 UK Group Elections and Relief. (a) At Seller’s written request, Parent and Seller shall cause their applicable controlled Affiliates to join in making any joint election with respect to a Transferred UK Subsidiary pursuant to section 171A of the UK Taxation of Chargeable Gains Act 1992 that Seller determines, in its sole discretion, is necessary so as to allocate any and all liability for Degrouping Gains, and any and all rights to Degrouping Losses, to Seller Group under Applicable Law (each such election, a “Degrouping Joint Election”). Notwithstanding Section 8.03, Seller shall prepare, or cause to be prepared, all Degrouping Joint Elections, and shall submit each such Degrouping Joint Election to Parent for execution by the applicable Transferred UK Subsidiary. Parent shall cause the applicable Transferred UK Subsidiary to file such Degrouping Joint Election no more than thirty (30) days after the relevant Degrouping Joint Election has been submitted to Parent by Seller for execution. Parent and Seller shall cause their respective controlled Affiliates that enter into any such Degrouping Joint Election to reflect all applicable Degrouping Gains or Degrouping Losses which are the subject of such Degrouping Joint Election on their applicable Tax Returns. The Seller shall notify the Parent of any Degrouping Joint Election required under this Section 8.07(a) no later than thirty (30) days before the date on which the relevant Transferred UK Subsidiary is required to file a UK tax return where the Degrouping Joint Election would result in a change to that tax return.

(b)Upon written notice to Parent, Seller may, or may cause its controlled Affiliates to, (i) mitigate or eliminate any Pre-Closing Tax of a Transferred UK Subsidiary by surrendering (or causing the surrender of) Group Relief to the relevant Transferred UK Subsidiary, to the extent permitted by Applicable Law, or (ii) require Parent to cause the surrender of Group Relief by a relevant Transferred UK Subsidiary for no consideration to any Affiliate of the Seller, to the extent permitted by Applicable Law, provided that the surrender of such Group Relief by the relevant Transferred UK Subsidiary does not reduce any Tax benefit which was taken into account in calculating Modified Net Working Capital Value. Upon receipt of such notice from Seller, Parent shall cause the applicable Transferred UK Subsidiary to take all steps as the Seller may reasonably require to permit and effect such surrender of Group Relief, to the extent permitted by Applicable Law, including by making or amending any provisional or final claims to accept the surrender of Group Relief from Seller or any Affiliate of Seller or to make the surrender of Group Relief from the relevant Transferred UK Subsidiary to the relevant Affiliate of the Seller. Neither Parent nor any Affiliate of Parent shall revoke or make any amendments to any such claims without the prior written consent of Seller.

(c)Notwithstanding Section 8.07(a) or (b), nothing in this Section 8.07 shall require the Parent to procure that any relevant Transferred UK Subsidiary shall enter into any Degrouping Joint Election or surrendering Group Relief for any accounting period, where (A) the making of such election or surrender would result in any Transferred UK Subsidiary having an actual liability or an increased liability to pay any Pre-Closing Tax or (B) the Tax benefit which is the subject matter of such election or surrender was taken into account in calculating Modified Net Working Capital Value. Neither the Parent nor any Transferred UK Subsidiary

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shall be required to make any payment to the Seller in consideration for any Degrouping Joint Election or Group Relief surrendered to that Transferred UK Subsidiary.

(d)For the avoidance of doubt, if any Tax Asset arising to any Transferred UK Subsidiary pursuant to any Degrouping Joint Election or Group Relief is reduced or eliminated following a Final Determination, the Buyer Indemnified Parties’ rights to recover any Pre-Closing Tax pursuant to Section 8.12 shall continue to apply to such Pre-Closing Tax. The Seller hereby indemnifies Buyer Indemnified Parties against and agrees to hold each of them harmless from any fees, expenses or costs incurred in entering into any Degrouping Joint Election or Group Relief surrenders made at the request of the Seller.

Section 8.08 Tax Benefits. (a) Parent agrees to pay to Seller any Tax benefit received by any Transferred Subsidiary, Parent or any Affiliate of Parent from the use in any Pre-Closing Tax Period of any Tax Asset of any Transferred Subsidiary from a Pre-Closing Tax Period, except to the extent such Tax benefit was taken into account in calculating Modified Net Working Capital Value. The amount of such benefit shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or of the Tax refund, offset or other reduction in Tax liability actually receivable) by any of the Transferred Subsidiaries, Parent or any Affiliate of Parent in the absence thereof over (ii) the amount of Taxes actually payable (or of the Tax refund, offset or other reduction in Tax liability that would have been receivable in the absence thereof) by any of the Transferred Subsidiaries, Parent or any Affiliate of Parent, and net of any fees, expenses, costs or Income Taxes imposed thereon. Payment of the amount of such benefit shall be made within 90 days of the filing of the applicable Tax Return for the taxable year in which the Tax Asset is utilized. If, subsequent to the payment by Parent to Seller of any such amount, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax Asset or (B) a reduction in the amount of the benefit realized by any Transferred Subsidiary, Parent or any Affiliate of Parent from such Tax Asset as a result of a Final Determination (or, if later, within 90 days of notification to Buyer of such event), Seller shall repay to Parent, within 90 days of such event described in (A) or (B), any amount which would not have been payable to Seller pursuant to this Section 8.08 had the amount of the benefit been determined in light of the events.

(b)Parent agrees to file Tax Returns (including amended Tax Returns and claims for Tax refunds) reflecting the benefits to which they are entitled from the Tax Assets described in this Section 8.08 to the maximum extent possible.

(c)Parent, any affiliate of Parent, or any Transferred Subsidiary shall have no obligation to compensate Seller or any of its Affiliates for use in any Post-Closing Tax Period of a carryforward of any Tax Assets of any Transferred Subsidiary from a Pre-Closing Tax Period or for any tax assets arising from the making of any Section 338(h)(10) elections for any 338(h)(10) Entities.

Section 8.09 Parent Covenants. Parent covenants that it shall not cause or permit any Transferred Subsidiary or any Affiliate of Parent (except pursuant to Section 8.04) (a) to take any action on the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could reasonably give rise to any Tax liability or reduce any Tax Asset of Seller or a Seller Group or give rise to any loss of

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Seller or a Seller Group under this Agreement, (b) to make any election or deemed election under Section 338(g) of the Code or any comparable provision under Applicable Law with respect to any Transferred Subsidiary in connection with the purchases under this Agreement absent Seller’s consent (which consent may be withheld by Seller in its sole discretion) or (c) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of Tax Asset of Seller or a Seller Group, including, for the avoidance of doubt, changing the Tax period of any Transferred Foreign Subsidiary for any Tax year for U.S. or foreign tax reporting purposes that includes the Closing Date.

Without limiting the foregoing, with respect to any Transferred Foreign Subsidiary, for the period after Closing and through the close of each such Transferred Foreign Subsidiary’s taxable year (as defined in the Code) which includes the Closing Date, Parent and its Affiliates shall not cause or permit such Transferred Foreign Subsidiaries to engage in (or to be treated, for U.S. federal income tax purposes, as engaging in) the following prohibited transactions (except to the extent (A) Parent, after consultation with Seller, reasonably determines that such prohibited transaction is necessary to service indebtedness of Buyer or any of its Affiliates, including any of the Transferred Subsidiaries or (B) such prohibited transaction constitutes an action that any such Transferred Foreign Subsidiary is required to take pursuant to Section 7.15):
(i)declare or pay a dividend or return of capital or otherwise make a distribution with respect to capital stock;

(ii)make or cause to be made any investment in U.S. property within the meaning of Section 956 of the Code; or

(iii)conduct business outside the ordinary course or engage in any transaction outside the ordinary course (in either case based upon the Transferred Foreign Subsidiary’s historic activities) if such business or activities would impact the amount or character of Seller’s or a Seller Group’s gross income reportable under Section 1248 of the Code, the amount of Seller’s or a Seller Group’s associated deemed-paid foreign taxes within the meaning of Section 902 of the Code that are associated with the Section 1248 inclusion or the amount of Seller’s or a Seller Group’s subpart F income within the meaning of Section 952 of the Code.

Section 8.10 Dual Consolidated Losses. Parent shall file, or shall cause to be filed, a new domestic use agreement (as defined in Treasury Regulations Section 1.1503(d)-6(f)(2)(iii)) with respect to each dual consolidated loss set forth in Section 8.10 of the Disclosure Schedule, so as to render the exception set forth in Treasury Regulations Section 1.1503(d)-6(f)(2) available with respect to any “triggering event” arising by reason of the transactions contemplated by the Transaction Documents.

Section 8.11 Tax Sharing. Seller shall cause any and all existing Tax Sharing Agreements between any Transferred Subsidiary and any member of a Seller Group to be terminated as of the Closing Date with none of the Transferred Subsidiaries, Parent or any Affiliate of Parent having any further liabilities or obligations thereunder.

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Section 8.12 Tax Indemnification. (a) Notwithstanding any limitations set forth in Article 11, which shall not apply to this Article 8 except as expressly stated in Section 8.12(c), Seller hereby indemnifies Buyer Indemnified Parties against and agrees to hold each of them harmless from any (i) Pre-Closing Tax of any of the Transferred Subsidiaries, (ii) amount of the type described in clause (i) of the definition of “Tax” as a result of any Transferred Subsidiary being or having been before the Closing a member of a Seller Group, (iii) Taxes arising from the pre-Closing restructuring steps completed by Seller and its Affiliates, including the Carve-Out Plan activities or the Cash Repatriation Plan activities, and including any direct or indirect capital gains taxes (for example, in respect of Bulletin 7 or similar Applicable Laws in India), (iv) Pre-Closing Taxes arising out of or related to any breach of any representation or warranty made in this Article 8 and any Taxes in any Post-Closing Tax Period arising out of or related to any breach of any representation or warranty made in Section 8.01(k), (v) Taxes attributable to or arising from any amounts or items required to be taken into account by any Buyer Indemnified Party under Code Section 481 or any similar provision of local or foreign law resulting from or attributable to any change in method of accounting made by Seller or its Affiliates prior to the Closing, including without limitation those items set forth in Section 8.01(k), (vi) breach or default of Seller and its Affiliates in performing any of the provisions of this Article 8 and (vii) liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ and tax advisors’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax described in the foregoing clauses of this Section 8.12(a), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax (each of the items under clauses (i) through (vii), a “Tax Loss”), in each case incurred or suffered by Buyer or any of its Affiliates or, effective upon Closing, the Transferred Subsidiaries; provided, however, that Seller shall have no liability for the payment of any Tax Loss attributable to or resulting from any action or prohibited action described in Section 8.09 or Section 8.14, including an election made or deemed made by Buyer under Section 338(g) of the Code or any comparable provision of Applicable Law. No indemnification shall be provided under this Section 8.12(a) or otherwise for any Tax Claim (as defined below) as to which Buyer provides notice to Seller after the date that is ninety days following the expiration of any applicable statute of limitations (as it may be extended or tolled, including by agreement).

(b)Buyer hereby indemnifies Seller and its Affiliates (other than in respect of a Seller Affiliate in its capacity as a stockholder of Parent, to the extent applicable) against and agrees to hold each of them harmless from (i) any Tax of the Transferred Subsidiaries that is not a Pre-Closing Tax subject to indemnification by Seller pursuant to Section 8.12(a), (ii) any Tax of Seller or any Affiliate of Seller attributable to or resulting from Parent’s failure to comply with any of its obligations under Section 8.07, (iii) any Tax of Seller or any Affiliate of Seller attributable to or resulting from any action or prohibited action described in Section 8.09 or Section 8.14, (iv) any goods and services tax/harmonized sales tax, Quebec sales tax, penalties, interest and other amounts which may be assessed against the Canadian Seller as a result of the transfer of the Canadian Assets not being eligible for any Canadian Tax Election jointly executed by the Canadian Seller and the Buyer under Part IX of the Excise Tax Act (Canada) or an Act respecting the Quebec sales tax or as a result of the Buyer’s failure to file such elections within the prescribed time and (v) liabilities, costs and expenses (including reasonable expenses of investigation and attorneys’ and tax advisors’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (i) - (v), including those

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incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Seller or any of its Affiliates; provided that no indemnification shall be provided under this Section 8.12(b) or otherwise for any Tax Claim as to which Seller provides notice to Buyer after the date that is ninety days following the expiration of any applicable statute of limitations (as it may be extended or tolled, including by agreement).

(c)The provisions of Section 11.06(a) through Section 11.06(e) shall apply, mutatis mutandis in respect of any indemnification payment under this Section 8.12.

(d)If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to (i) Section 8.12(a) or Section 8.12(b) or (ii) Section 11.02 for breach of a representation, warranty or covenant contained in this Article 8 (any such claim or demand, a “Tax Claim”) is asserted in writing against the party which would be entitled to seek such indemnification (the “Potential Indemnified Party”) or any of its Affiliates, the Potential Indemnified Party shall notify the party from which such indemnification would be sought (the “Potential Indemnifying Party”) of such Tax Claim in writing within twenty (20) days of receipt thereof, and shall give the Potential Indemnifying Party such information with respect thereto as the Potential Indemnifying Party may reasonably request; provided, that the failure of the Potential Indemnifying Party to give notice as provided in this Section 8.12(d) shall not relieve any Potential Indemnifying Party of its obligations under Section 8.12, except to the extent that such failure adversely prejudices the rights of any such Potential Indemnifying Party. The Potential Indemnifying Party may discharge, at any time, its indemnification obligation with respect to any Tax Claim by paying to the Potential Indemnified Party the amount payable pursuant to this Section 8.12 or Section 11.02, as the case may be, calculated on the date of such payment. The Potential Indemnifying Party shall have the right, at its own expense, to participate in and, upon notice to the Potential Indemnified Party, to assume the defense of any claim, suit, action, litigation or proceeding (including any Tax audit) relating to a Tax Claim (a “Tax Controversy”), and the Potential Indemnifying Party shall not have any indemnification obligations with respect to any payment in respect of any Taxes arising out of a Tax Controversy with a Taxing Authority as to which it was not afforded such right. If the Potential Indemnifying Party assumes such defense, the Potential Indemnifying Party shall have the sole discretion as to the conduct of such defense and the Potential Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Potential Indemnifying Party. Whether or not the Potential Indemnifying Party chooses to defend or prosecute any Tax Claim, all of the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof.

(e)The Potential Indemnifying Party shall not be liable in respect of any Tax Claim under this Section 8.12 or Section 11.02, as the case may be, for any Tax (i) the payment of which was made without the Potential Indemnifying Party’s prior written consent, unless the Potential Indemnified Party has complied with the provisions set forth in Section 8.12(d) and a Final Determination of the amount of Tax has been made, (ii) resulting from a settlement effected without the consent of the Potential Indemnifying Party, or (iii) resulting from any Tax Controversy with respect to which the Potential Indemnified Party has not complied with the provisions set forth in Section 8.12(d).

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(f)Notwithstanding any other provision of this Agreement, neither Seller nor any of its Affiliates (other than the Transferred Subsidiaries) shall have any liability for any Taxes of any Transferred Subsidiary that were taken into account in calculating Modified Net Working Capital Value.

Section 8.13 Intended Tax Treatment. The parties intend to treat the acquisition by Parent and ASCO GP LLC of the ASCO Interests as a transaction governed by Section 351 of the Code and shall file all Tax Returns in a manner consistent with this treatment unless an alternative position is required pursuant to a Final Determination.

Section 8.14 Indirect Change of Control Filings. Seller shall, and shall cause its applicable Affiliates to, comply with all applicable Tax Laws in any applicable jurisdiction with respect to the pre-Closing restructuring of the Business being effected by Seller, including as identified in the Carve-Out Plan and the Cash Repatriation Plan, including making all required filings with the applicable Taxing Authority and paying any required Taxes in respect thereof. The parties agree that any filing provided under Bulletin 7 is voluntary and any indirect transfer of China Taxable Property resulting from any transaction undertaken pursuant to the pre-Closing restructuring of the Business or any transaction contemplated by this Agreement shall not be reported or disclosed by Seller, Buyer or their respective Affiliates to the PRC Taxing Authority pursuant to Bulletin 7 or otherwise.  Regardless of whether or not any PRC Taxing Authority issues or makes any notice, demand, assessment, letter or other formal or informal claim, Buyer shall not, and shall cause its Affiliates to not, provide any information to or engage in any correspondence or interaction with any PRC Taxing Authority regarding any PRC Tax liability or obligation in respect of any transaction undertaken pursuant to the pre-Closing restructuring of the Business or any transaction contemplated by this Agreement under Bulletin 7 without the prior written consent of the Seller, which shall not be unreasonably withheld.  If any PRC Tax Authority makes any formal or informal request to the Buyer or any of its Affiliates for PRC Tax under Bulletin 7 to be paid in respect of any transaction undertaken pursuant to the pre-Closing restructuring of the Business or any transaction contemplated by this Agreement, such request, whether or not in writing, shall be a Tax Claim.  To the extent that a Final Determination has been made regarding PRC Tax payable by Seller, Buyer or any of their Affiliates under Bulletin 7 in respect of any transaction in the pre-Closing restructuring of the Business or any transaction contemplated herein, Seller shall, or shall cause an applicable Affiliate of Seller to, pay such Tax and any penalties, interest and other amounts required to be paid pursuant to such Final Determination within such period of time as required by the relevant PRC Taxing Authority. Notwithstanding any other provision of this Agreement, Seller shall indemnify and hold Holdings, Parent, Buyer and their Affiliates harmless from and against any and all Tax Losses, Damages, attorneys’ and tax advisors’ fees and expenses resulting from or arising out of the compliance by Buyer or any of its Affiliates with this Section 8.14 or from any related audit, investigation or inquiry by any PRC Taxing Authority.

Section 8.15 Canadian Income Tax Election. If Canadian Buyer and Canadian Seller file the Canadian Tax Election under subsection 20(24) of the Income Tax Act (Canada) and under the corresponding provincial provisions regarding the amount paid by Canadian Seller to Canadian Buyer for assuming future obligations relating to the Business of Canadian Seller (as required if such election is relevant), Canadian Buyer and Canadian Seller acknowledge that : (i) the amount elected under subsection 20(24) of the Income Tax Act (Canada) and the equivalent

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provincial provisions will not exceed the amount of deferred revenue forming part of Assumed Liabilities of Canadian Seller reflected in the Modified Net Working Capital Value (as finally determined); and (ii) a portion of the Canadian Assets transferred by Canadian Seller pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act (Canada) and the equivalent provincial provisions is being transferred by Canadian Seller as a payment for the assumption of such future obligations by Canadian Buyer.

ARTICLE 9
EMPLOYEE MATTERS

Section 9.01 Transferred Subsidiary Business Employees and Non-Automatic Transfer Business Employees. Subject to Section 9.11, Buyer shall (or shall cause one of its Subsidiaries to) (i) continue the employment at the Applicable Transfer Time of each Transferred Subsidiary Business Employee and (ii) within a reasonable period of time (but not less than 15 Business Days) prior to the Closing Date, make a Qualifying Offer to each Non-Automatic Transfer Business Employee commencing as of the Applicable Transfer Time. In addition, with respect to any Business Employee who is based in the Philippines, Russia or such other country as Seller may specify, at the request of Seller, Buyer shall (or shall cause its applicable Subsidiary to) use commercially reasonable efforts to enter into a Tri-Partite Agreement with Seller (or its applicable Affiliate) and such Business Employee. Buyer shall (or shall cause its applicable Subsidiary to) use commercially reasonable efforts to ensure that each such Non-Automatic Transfer Business Employee who accepts a Qualifying Offer executes appropriate documents in respect of the transfer of his or her employment from Seller or its Affiliate to Buyer (or its applicable Subsidiary) including without limitation documentation that is reasonably required by the relevant local authorities. Unless a written acceptance of an offer of employment is required by Applicable Law, a Business Employee who continues employment or who has received an offer of employment pursuant to this Section 9.01, Section 9.02 or Section 9.04 shall be deemed to have accepted such continuance or offer, unless such Business Employee specifically declines such continuance or offer or does not report for employment following the Closing under circumstances where it would be reasonable to conclude that such Business Employee has determined not to accept such continuance or offer. Each Business Employee who accepts, or is deemed to accept, such continuance or offer is referred to herein as a “Transferred Employee”.

Section 9.02 Automatic Transfer Business Employees. The parties acknowledge and agree that the transactions contemplated by the Transaction Documents in so far as they relate to Automatic Transfer Business Employees will constitute the automatic transfer of such employees to Buyer or one of its Subsidiaries by operation of law. If it is found or alleged by the relevant legal authorities or any Automatic Transfer Business Employee that any Automatic Transfer Business Employee does not automatically transfer to Buyer or its relevant Subsidiary, Buyer shall (or shall cause its relevant Subsidiary to) make a Qualifying Offer to such Automatic Transfer Business Employee.

Section 9.03 Third Party Workers. Buyer and Seller shall, or shall cause their relevant Subsidiaries to, cooperate in good faith to either (i) procure the transfer or assignment of any third party agreement under which a Third Party Worker provides services to Seller or its Affiliates, from Seller or its Affiliate to a Transferred Subsidiary; or (ii) in connection with the termination of any third party agreement with Seller or its Affiliates under which a Third Party

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Worker provides services to Seller or its Affiliates, arrange the immediate employment or engagement of such Third Party Worker by the relevant Transferred Subsidiary. In either case, Buyer and Seller shall cooperate in good faith to use commercially reasonable efforts to take all reasonable steps to ensure that neither Seller nor its Affiliates are liable for any Damages or severance payments or benefits payable to any Third Party Workers or to any third party in connection with the termination of such agreement with Seller or its Affiliates; provided, however, that Buyer shall not be required to pay or otherwise be responsible for any additional consideration that may be necessary to secure agreement or consent relating to such transfer, assignment or engagement and/or release of any Damages or severance payments or benefits payable.

Section 9.04 TSA Employees. Buyer shall (or shall cause its relevant Subsidiary to) (i) make a Qualifying Offer of employment to each Non-Automatic Transfer TSA Employee, such offer to be made not later than 10 days prior to the relevant TSA Termination Date and offering that such employment will commence as of the Applicable Transfer Time. Buyer acknowledges that each Automatic Transfer TSA Employee shall transfer to and become an employee of Buyer or its relevant Subsidiary automatically by operation of law pursuant to the Transfer Regulations with effect from the Applicable Transfer Time (subject to any right of each such Automatic Transfer TSA Employee to object to such transfer under Applicable Law). If it is found or alleged by the relevant legal authorities or any Automatic Transfer Business Employee that any Automatic Transfer TSA Employee does not transfer to Buyer or its relevant Subsidiary pursuant to the Transfer Regulations or Applicable Law, Buyer shall (or shall cause its relevant Subsidiary to), make a Qualifying Offer to such Automatic Transfer TSA Employee.

Section 9.05 Maintenance of Compensation and Benefits. Subject to Section 9.06, 9.07, 9.08, 9.09, 9.13, 9.14 and 9.14(d), as applicable, Buyer agrees that it shall provide (or cause its Subsidiaries to provide) each Transferred Employee, for the period commencing at the Applicable Transfer Time and ending on the eighteen (18) month anniversary of the Closing (the “Relevant Period”), with (i) an annual base salary and incentive opportunities (including annual bonus opportunity) that is no less than the annual base salary and incentive compensation opportunity (including annual bonus opportunity) of such Transferred Employee in effect immediately prior to the Applicable Transfer Time, and (ii) other employment benefits under Business Benefit Plans listed on Section 3.16(a) of the Disclosure Schedule (or otherwise adopted or offered after the date hereof in compliance with Section 5.01 and disclosed to Buyer) that are no less favorable, in the aggregate (for clarity, on an after-tax basis), than the other benefits provided to such Transferred Employee under such Business Benefit Plans immediately prior to the Closing (other than equity based benefits, benefits under any defined benefit plan (except and to the extent provided in Section 9.07(b)), non-qualified deferred compensation benefits, retiree medical benefits, long-term compensation benefits and executive perquisites). For the avoidance of doubt, the covenants above are not intended to release Buyer and its Affiliates (including any Transferred Subsidiary) from any obligation it may have to provide terms and conditions, including benefits and compensation, to Transferred Employees following the Applicable Transfer Time in accordance with the requirements of Applicable Law, the Transfer Regulations, and any Transferred Subsidiary Business Benefit Plan or Assumed Plan, and/or any applicable collective bargaining, works council or other labor agreements to which any Transferred Subsidiary is a party or by which it is bound, including, without limitation, with regard to employer contributions to any Multiemployer Plan. As of the Closing Date, Seller

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shall take all actions that are necessary so that any collective bargaining agreement to which any Transferred Subsidiary will be bound as of the Closing Date or pursuant to which Seller or any of its Affiliates has an obligation to make employer contributions to a Multiemployer Plan under such agreement, has been transferred to the Transferred Subsidiaries without the incurrence of any additional obligations or liabilities solely as a result of such transfer. Notwithstanding any provision of this Section 9.05 to the contrary, if compliance with this Section 9.05 would result in a breach of any such collective bargaining agreement as in effect as of the Closing Date with respect to Transferred Employees, Buyer and its Affiliates shall comply with such collective bargaining agreement rather than this Agreement with respect to Transferred Employees.

Section 9.06 US Defined Contribution Plans. (a) As of the Applicable Transfer Time, (i) Buyer shall cover (or cause to be covered) each Transferred Employee who is based primarily in the United States and who participated in any defined contribution plan and trust intended to qualify under Section 401(a) of the Code sponsored by Seller or any of its Affiliates (collectively, the “Seller DC Plan”) under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer DC Plan”) on terms that reflect the service credit provisions of Section 9.10 and (ii) Seller shall (x) cause such Transferred Employees to vest in full in respect of account balances of such Seller DC Plan and (y) make any pro-rata employer contributions to the Seller DC Plan for the plan year in which the Applicable Transfer Time occurs and which relate to service or employee salary deferral contributions on or prior to the Applicable Transfer Time, whether or not required to be made on or prior to the Applicable Transfer Time under the Seller DC Plan; provided, however, that such contributions shall not be required to the extent they would cause the Seller DC Plan to violate Section 415 or the applicable non-discrimination provisions of the Code.

(b)As soon as administratively practicable after the Applicable Transfer Time, Seller shall cause the Seller DC Plan to transfer to the Buyer DC Plan, and Buyer shall cause the Buyer DC Plan to accept from the Seller DC Plan, in a trust-to-trust transfer, the account balance (including promissory notes evidencing outstanding loans) of each Transferred Employee referred to in Section 9.06(a), and Buyer and Seller shall cooperate in completing and making all filings required or appropriate under the Code or ERISA in connection with such transfer.

Section 9.07 US Defined Benefit Plans. With respect to the Emerson Retirement Plan, a defined benefit plan intended to qualify under Section 401(a) of the Code (the “Seller DB Plan”):

(a)Seller shall take all such actions as may be necessary to ensure that each Transferred Employee who is a participant in the Seller DB Plan shall vest in full in respect of any unvested benefits, and cease to participate as an active employee, in the Seller DB Plan as of the Applicable Transfer Time. Seller shall retain all assets and liabilities thereunder, including responsibility for all benefits accrued to each such Transferred Employee in respect of periods prior to the Applicable Transfer Time under the terms of the Seller DB Plan; and

(b)Buyer agrees that during the Relevant Period its annual contributions with respect to the applicable Buyer DC Plans shall be at least equal to Seller’s aggregate annual service cost (determined in accordance with GAAP) with respect to the Seller DB Plan (as in effect as of the Closing) for the Transferred Employees who are participants in the Seller DB Plan; provided, however, that such contributions shall not be required to the extent they would cause the Buyer

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DC Plan to violate the Section 415 or the applicable non-discrimination provisions of the Code, in which case, such contributions shall be carried forward and made, to the extent possible, in a subsequent year.

Section 9.08 International Transferred Subsidiary Benefit Plans and Assumed Plans. In respect of any International Plan that provides retirement benefits and that is a Transferred Subsidiary Benefit Plan or Assumed Plan, Buyer shall ensure that such Transferred Subsidiary Benefit Plan or Assumed Plan, for the Relevant Period, continues to provide benefits in respect of each participating Transferred Employee that are not less favorable in the aggregate to the benefits provided under such plan as in effect immediately prior to the Applicable Transfer Time.

Section 9.09 Other International Retirement Plans. With respect to each International Plan (other than any Transferred Subsidiary Benefit Plan or Assumed Plan) which provides retirement benefits (each, a “Seller International Retirement Plan”):

(a)effective as of the Applicable Transfer Time, Seller shall take all such actions as may be necessary to ensure that each Transferred Employee who is an active participant in a Seller International Retirement Plan immediately prior to the Applicable Transfer Time shall be vested in his or her accrued benefits earned under such plan through the Applicable Transfer Time;

(b)effective as of the Applicable Transfer Time, Seller shall take all such actions as may be necessary to ensure that each Transferred Employee who as of immediately prior to the Applicable Transfer Time is an active participant in a Seller International Retirement Plan shall cease to be an active participant under such plan and Buyer shall take all such actions as may be necessary to ensure that such Transferred Employee shall become a participant in one or more retirement plans established or designated by Buyer (collectively, the “Buyer International Retirement Plan”). Each such Buyer International Retirement Plan shall provide that the credited service of each Transferred Employee under the applicable Seller International Retirement Plan as of the Applicable Transfer Time will be considered as credited service under such Buyer International Retirement Plan and will be taken into account under such Buyer International Retirement Plan for purposes of determining eligibility and vesting and otherwise on terms that reflect the service credit provisions of Section 9.10 (but not, except as otherwise required by Applicable Law, for purposes of benefit accrual for defined benefit plans or, subject to Section 9.15, retiree medical obligations), except to the extent such credit would result in a duplication of benefits. Buyer shall ensure that each such Buyer International Retirement Plan shall, for the Relevant Period, provide benefits that are not less favorable in the aggregate than the benefits provided under the applicable Seller International Retirement Plan as in effect immediately prior to the Applicable Transfer Time. Seller shall have no obligation or liability for benefits under the Buyer International Retirement Plan, and Buyer shall have no obligation or liability for benefits under any Seller International Retirement Plan;

(c)as soon as practicable after the Applicable Transfer Time, Seller shall use reasonable best efforts to cause the transfer from each Seller International Retirement Plan that is a defined contribution plan to the applicable Buyer International Retirement Plan of the International Transfer Amount attributable to the Transferred Employees who are participants as of immediately prior to the Applicable Transfer Time in such Seller International Retirement

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Plan; provided, however, that if and to the extent such transfer is not permitted by Applicable Law and Buyer or its Affiliates are liable for payment of the applicable benefits, Seller shall contribute the applicable amount directly from Seller or one of its Affiliates to Buyer. For purposes of this Section 9.09(c), the “International Transfer Amount” shall be equal to the account balances as of the date on which such account balances are transferred unless otherwise required by Applicable Law;

(d)as soon as practicable after the Applicable Transfer Time, Seller shall use reasonable best efforts to cause the transfer of assets from the Statutory Gratuity Scheme maintained by Emerson Electric Company (Private), Ltd. (the “India Gratuity Scheme”) with respect to Transferred Employees who are participants in the India Gratuity Scheme as of immediately prior to the Applicable Transfer Time, in an amount determined under Applicable Law by the Life Insurance Company of India, to a scheme established or designated by Buyer for such purpose, and Buyer shall assume all liability under the India Gratuity Scheme with respect to such Transferred Employees;

(e)in respect of any jurisdiction to which the provisions of the Transfer Regulations apply, Buyer shall additionally comply with the requirements of the Transfer Regulations and any Applicable Law as to minimum pension provision post-transfer; provided, however, that Buyer shall not be considered to have violated this covenant to the extent Buyer’s failure to comply results from lack of disclosure of the applicable terms and conditions of employment of the applicable Transferred Employees; and

(f)Buyer agrees to enroll the Transferred Employees who are participants as of immediately prior to the Applicable Transfer Time in the applicable retirement plan for employees of Emerson Philippines (the “Philippines DB Plan”) in the applicable Buyer International Retirement Plan as of the Applicable Transfer Time, and credited service with respect to such Transferred Employees accrued under the Philippines DB Plan prior to the Applicable Transfer Time shall be considered as credited service under such Buyer International Retirement Plan for purposes of determining benefits and otherwise on terms that reflect the service credit provisions of Section 9.10.

Section 9.10 Service Credit. Buyer shall grant (or cause its Subsidiaries to grant) each Transferred Employee credit for years of prior service, and recognize such employee’s continuity of service, with Seller or any of its Affiliates or their respective predecessors for all purposes, including, without limitation, under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates (excluding benefit accrual under a defined benefit pension plan or, subject to Section 9.15, a retiree medical arrangement) for end of service benefit purposes, and for the purposes of any entitlement during employment, or entitlement or severance due on termination of employment; provided, however, that such credit shall not result in a duplication of benefits. Buyer and Seller agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits. For the avoidance of doubt, Buyer shall (or shall cause its Subsidiaries to) credit each Transferred Employee with all paid time off accrued in accordance with the Accounting Policies and Modified Net Working Capital Value Schedule to the extent unused by such Transferred Employee through the Applicable Transfer Time.

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Section 9.11 Welfare Plans. (a) As of the Applicable Transfer Time, Seller shall take all such actions as may be necessary to ensure that each Transferred Employee shall cease participation in the health and welfare benefit plans (other than, for the avoidance of doubt, Transferred Subsidiary Benefit Plans and Assumed Plans) of Seller and its Affiliates (each, a “Seller Welfare Plan”) and Buyer shall take all such actions as may be necessary to allow such Transferred Employees the opportunity to commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Subsidiaries. Seller and its Affiliates shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Transferred Employees and their beneficiaries and dependents prior to the Applicable Transfer Time. Benefits in respect of all welfare plan claims incurred by Transferred Employees at or after the Applicable Transfer Time shall be provided by Buyer and its Affiliates. For purposes of this Section 9.11, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies.

(b)Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, (1) Seller shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (such provisions of the Code and ERISA collectively referred to as “COBRA”), including, without limitation, the provision of continuation coverage (within the meaning of COBRA), with respect to all employees and former employees of the Business, and their respective spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time on or prior to the Closing Date under any group health plan of Seller or its Affiliates (other than a Transferred Subsidiary Benefit Plan or an Assumed Plan), and (2) Buyer shall be solely responsible for compliance with the requirements of COBRA, including the provision of continuation coverage (within the meaning of COBRA), with respect to all Transferred Employees and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs at any time after the Closing Date (and for any Business Employees to whom Buyer does not extend a Qualifying Offer and whose termination occurs on the Closing Date) under any group health plan of Buyer or its Affiliates (including a Transferred Subsidiary Benefit Plan or an Assumed Plan). Seller shall promptly reimburse Buyer for all Liabilities incurred by Buyer for which Seller is responsible pursuant to this Section 9.11(b), and Buyer shall promptly reimburse Seller for all Liabilities incurred by Seller for which Buyer is responsible pursuant to this Section 9.11(b). For clarity, in the case of any self-insured group health plan, the amount of the Liabilities required to be reimbursed by either party pursuant to this Section 9.11(b) shall reflect the cost of the claims incurred by the other party, rather than the COBRA premium.

(c)Notwithstanding any other provision of this Agreement, any Business Employee who as of the Closing Date is on (x) long-term disability under a long-term disability plan or program sponsored by Seller or one of its Affiliates (other than by a Transferred Subsidiary) shall remain on such plan or program until such Business Employee is able to return to full time active employment, at which time such Business Employee shall return to full time active employment with a Transferred Subsidiary or with another Affiliate of Buyer or (y) short-term disability under a short-term disability plan or program sponsored by Seller or one of its Affiliates (other than a Transferred Subsidiary) shall be covered by a short-term disability plan or

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program (and, if applicable and if permitted by the applicable long-term disability provider, upon expiration of the applicable long-term disability period, a long term disability plan or program) sponsored by Buyer or one of its Affiliates (and Buyer shall use commercially reasonable efforts to cause its long-term disability providers to permit such transition, but if the provider does not, then any such employee who transitions to long-term disability shall remain under Sellers long-term disability plan or program) . For the avoidance of doubt, Seller’s and Buyer’s respective obligations under this Section 9.11 shall be subject to the Transition Services Agreement, where applicable.

(d)With respect to the Transferred Employees’ participation in any Seller Welfare Plan for the plan year in which the Applicable Transfer Time occurs, Buyer shall be responsible for filing with the Internal Revenue Service the information reports required under Sections 6055 and 6056 of the Code and, at Seller’s request, Buyer shall provide Seller with the information contained in such reports to the extent permitted by Applicable Law. Seller will reasonably cooperate and assist Buyer in the filing of such reports and will provide Buyer with any information that Buyer may reasonably request with respect to the preparation of such reports.

Section 9.12 Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Subsidiaries to), in each case to the extent permitted by the applicable plan and third-party service providers and Applicable Law:

(a)waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare plans in which such Transferred Employees are eligible to participate at or after the Applicable Transfer Time to the extent that such limitations were waived under the applicable Seller Welfare Plan; and

(b)provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Applicable Transfer Time in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employee is eligible to participate after the Applicable Transfer Time.

Section 9.13 Flexible Spending Accounts. As of the Applicable Transfer Time, Seller shall transfer from medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer (collectively, the “Buyer FSA Plan”) the account balances of Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to Transferred Employees with respect to such transferred account balances at or after the Applicable Transfer Time. Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. Buyer shall promptly reimburse Seller for benefits paid by the Seller FSA Plans to any Transferred Employee prior to the Applicable Transfer Time to the extent in excess of the payroll deductions made in respect of such Transferred Employee prior to the Applicable Transfer Time, such reimbursement to be offset by any benefits paid under the Buyer FSA Plan in excess of the related payroll deductions after the Applicable Transfer Time.

Section 9.14 Severance.

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(a)Buyer shall be responsible for any severance or other termination-related payments or benefits required to be paid or provided to any Business Employee that are triggered by such Business Employee’s rejection of an offer of employment that is not a Qualifying Offer.

(b)Seller shall be responsible for any severance or other termination-related payments or benefits required to be paid or provided to (i) any Transferred Employee that are triggered by the transfer of such Transferred Employee from Seller or its relevant Affiliate to Buyer or its relevant Affiliate in connection with the transactions contemplated by the Transaction Documents or (ii) any Business Employee irrespective of whether such Business Employee accepts a Qualifying Offer.

(c)Seller and Buyer shall each be responsible for 50% of any severance or other termination-related payments or benefits required to be paid or provided to any Business Employee that are triggered by such Business Employee’s (i) rejection of an offer of employment that is a Qualifying Offer or (ii) opting out of, or objection to, a transfer to Buyer or one of its Subsidiaries under the Transfer Regulations (to the extent such Business Employee has the right to opt out or object to such transfer under Applicable Law); provided, however, that Buyer’s aggregate liability pursuant to this Section 9.14(c) shall not exceed $3 million.

(d)Any Transferred Employee whose employment is terminated other than for cause during the Relevant Period shall be entitled to severance or other termination-related payments or benefits from Buyer in an amount equal to the aggregate amount of the severance or other termination-related payments or benefits that he or she would have received under (i) the Business Benefit Plan of Seller or its Affiliates (as in effect immediately prior to the Applicable Transfer Time) or (ii) statutory or regulatory scheme, in either case applicable to such Transferred Employee (taking into account any post-Applicable Transfer Time service with Buyer or any of its Subsidiaries), assuming for purposes of this Section 9.14(d) that such Transferred Employee had satisfied any requirements for the receipt of severance under such Business Benefit Plan.

(e)Buyer and Seller shall cooperate in good faith to obtain a customary general release in favor of Buyer, Seller and their respective Affiliates from each Business Employee who is entitled to receive payments or benefits under this Section 9.14.

Section 9.15 Retiree Medical. To the extent applicable, Buyer shall, or shall cause, each Transferred Employee to either (i) participate in a retiree medical and life insurance plan providing, for the Relevant Period, benefits that are not less favorable than the retiree medical and life insurance benefits available (or to be made available on satisfaction of the applicable eligibility criteria) to such Transferred Employee immediately prior to the Applicable Transfer Time under the Business Benefit Plans, taking into account the service credit provisions of Section 9.10 and any service following the Applicable Transfer Time with Buyer or any of its Subsidiaries, or (ii) receive a payment equal the economic value of such participation during the Relevant Period with such economic value determined based upon the assumptions and calculations outlined in the applicable actuarial reports provided to Buyer prior to the date hereof (it being agreed that the aggregate economic value of such participation for all Transferred Employees is $750,000).

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Section 9.16 Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable liabilities that are based upon Transferred Employees’ injuries or illnesses that arise at or after the Applicable Transfer Time. Seller shall be responsible for providing benefits in respect of all claims for benefits (other than claims under Transferred Subsidiary Benefit Plans and Assumed Plans) in respect of workers compensation and any comparable liabilities that are based upon Transferred Employees’ injuries or illnesses that arise prior to the Applicable Transfer Time. For the avoidance of doubt, Seller’s and Buyer’s respective obligations under this Section 9.16 shall be subject to the Transition Services Agreement, where applicable.

Section 9.17 Assumption of Assumed Plans. Effective as of the Effective Time, Buyer shall, or shall cause its Subsidiary to, adopt each Assumed Plan and assume all Liabilities and responsibilities of Seller or the applicable Retained Subsidiary thereunder.

Section 9.18 Employee Communications. Seller and Buyer shall reasonably cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents (including the termination of the Transition Services Agreement)

Section 9.19 Indemnity in Relation to Transfer Regulations. Buyer and the Transferred Subsidiaries shall defend, indemnify and hold Seller and its Affiliates harmless against any and all claims or Damages arising out of a breach by Buyer or its Affiliates of the information and consultation requirements of the Transfer Regulations to the extent that they apply to the transactions contemplated by the Transaction Documents (including the termination of the Transition Services Agreement), but such indemnity shall not apply with respect to any claims or Damages resulting from any actions or omissions of Seller or any of its Affiliates, including any breach of Section 9.21.

Section 9.20 No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 13.07, nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following the Effective Time.

Section 9.21 Information and Consultation. Seller and Buyer shall, and shall cause their respective Affiliates to, comply in all material respects with all Applicable Laws in any relevant jurisdiction relating to notification of and/or consultation with any labor or trade union, staff association, works council, European Works Council, employee representatives or other body representing any of the Business Employees in connection with the Carve-Out Plan or the other transactions contemplated by this Agreement. Each party shall (or shall cause its Subsidiaries to) provide any information reasonably requested by the other party for the purposes of any such information and consultation process. In particular, Buyer and Seller shall cooperate to satisfy, or cause to be satisfied, the information and consultation requirements of the Transfer

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Regulations and any other Applicable Law requiring employee information and/or consultation to the extent that they apply to the transactions contemplated by the Transaction Documents (including the termination of the Transition Services Agreement). Further, and if so reasonably requested by Seller, Buyer shall (or shall cause its Subsidiaries to) send an appropriate representative to any European or local works council meetings and shall co-operate with Seller regarding the preparation for and conduct of any such meeting(s), the information to be provided at such meeting(s) and the information and consultation process with such works councils generally.

Section 9.22 Equity Incentives. On the Closing Date, the outstanding equity incentive awards held by Business Employees will be treated in accordance with the terms set forth in the applicable equity incentive plans and award agreements and, where applicable, the completion bonus letter with each such Business Employee, which letters are substantially in the form provided to Buyer prior to the date hereof. In the event that Parent or any of its Affiliates actually realizes a reduction in income Tax liability as a result of any Equity Award Deductions in a Post-Closing Tax Period, Parent shall pay to Seller, within 30 days after the date on which such reduction in income Tax liability is actually realized, an amount in cash equal to the amount of such reduction (calculated on a with and without basis at the highest applicable marginal rate as the last item applied), net of the employer portion of any employment or other payroll Taxes that are the liability of Parent or any of its Affiliates and that are attributable to the vesting or exercise of any equity incentive awards giving rise to such Equity Award Deductions. Parent shall promptly furnish Seller with such information regarding the amounts of deductions as is reasonably requested by Seller.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of the Parties. The obligations of the parties to consummate the Closing are subject to the satisfaction or, where legally permitted, waiver by each party, of each of the following conditions:

(a)(i) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and (ii) all required filings shall have been made and required approvals obtained pursuant to Competition Laws of the jurisdictions listed in Section 10.01(a) of the Disclosure Schedule; and

(b)no order, decree or judgment of any Governmental Authority having competent jurisdiction in any jurisdiction where the Business conducts substantial operations shall have been issued that prohibits or makes illegal the Closing.

Section 10.02 Conditions to Obligation of Parent, ASCO GP LLC and Buyer. The obligations of Parent, ASCO GP LLC and Buyer to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Buyer, waiver of, each of the following further conditions:

(a)Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;

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(b)(i) The representations and warranties of Seller contained in clause (b) of Section 3.08) shall be true and correct as of the Effective Time as though made on and as of the Effective Time, and (ii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure of the representations and warranties of Seller contained in this Agreement in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect); and

(c)Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect.

Section 10.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Seller, waiver of each of the following further conditions:

(a)each of Holdings, Parent, ASCO GP LLC and Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)each of the representations and warranties of Holdings, Parent, ASCO GP LLC and Buyer contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) where the failure of the representations and warranties of Holdings, Parent, ASCO GP LLC or Buyer contained in this Agreement in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Holdings, Parent, ASCO GP LLC or Buyer or on Holdings’, Parent’s, ASCO GP LLC’s or Buyer’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect); and

(c)Seller shall have received a certificate signed by an executive officer of each of Holdings, Buyer, ASCO GP LLC and Parent to the foregoing effect.

Section 10.04 Frustration of Closing Conditions. None of Holdings, Buyer, Parent, ASCO GP LLC nor Seller may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01 Survival of Representations, Warranties and Agreements. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the third anniversary of the Closing Date; provided that the representations and

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warranties contained in Sections 3.01, 3.02, 3.05, 3.15, 4.01, 4.02, 4.08, 4.09 and 4.11 shall survive until the sixth anniversary of the Closing Date; and provided, further, that the representations and warranties with respect to Taxes shall be subject to the provisions of Article 8. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding two sentences, any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given pursuant to Sections 11.03 or 11.04, as applicable, to the party against whom such indemnity may be sought prior to such time.

Section 11.02 Indemnification. (a) Effective at and after the Closing, Seller shall indemnify Parent, Buyer, ASCO GP LLC and the Transferred Subsidiaries (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss and expense (“Damages”) actually suffered by any Buyer Indemnified Party to the extent arising out of or relating to:

(i)any breach of any representation or warranty made in this Agreement (each such breach, a “Warranty Breach”) by Seller, except any Warranty Breach relating to Tax (which is the subject matter of Article 8); provided, that such representations and warranties shall be read without any materiality qualifiers (including any reference to any breach resulting in a Material Liability) solely for the purposes of determining the Damages arising from any Warranty Breach (but not for determining whether a Warranty Breach has occurred);

(ii)any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(iii)the matters listed in Section 11.02(a)(iii) of the Disclosure Schedule to the extent relating to human exposure prior to the Effective Time to asbestos or asbestos-containing materials present in the building, structure, fixture or equipment at a facility of any Transferred Subsidiary;

(iv)(A) Remedial Action to the extent relating to the disposal of Hazardous Substances prior to the Effective Time by or on behalf of the Transferred Subsidiaries at the disposal sites set forth on Section 11.02(a)(iv)(A) of the Disclosure Schedule and (B) the matters listed on Section 11.02(a)(iv)(B) of the Disclosure Schedule, but solely to the extent relating to events occurring or conditions existing prior to the Effective Time and solely to the extent Damages were caused by a Transferred Subsidiary or any of their respective Affiliates (collectively, the “Retained Environmental Liabilities”);

(v)all amounts payable by any Transferred Subsidiary or the Business to Governmental Authorities arising out of or related to, and reasonable out-of-pocket costs resulting from, any violation by the Business prior to the Closing of (or any Action related to any actual or alleged violation by the Business prior to the Closing of) any Applicable Law relating to escheat or unclaimed property, including the matters that are

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the subject of the Unclaimed Property Audit described in Section 3.10 of the Disclosure Schedule (collectively, “Unclaimed Property Liabilities”); and

(vi)        the matter listed in Section 11.02(a)(vi) of the Disclosure Schedule(the “Specified Litigation Matter”);
provided that Seller’s indemnification obligations for Excluded Environmental Liabilities pursuant to Section 11.02(a)(ii) and Section 11.02(a)(vii) shall expire on the date that is three (3) years after the Closing Date, and any claim for such indemnification shall be asserted in writing pursuant to Section 11.03 and on or before such date, and if not so asserted, shall be barred, and on and after such date, Excluded Environmental Liabilities for which a claim has not been asserted pursuant to Section 11.03 by such date shall be deemed Assumed Environmental Liabilities; and provided, further, that with respect to indemnification by Seller for any claims by any Buyer Indemnified Party for any Warranty Breach by Seller pursuant to Section 11.02(a)(i) (“Buyer Warranty Claims”), (A) Seller shall not be liable in respect of any individual Buyer Warranty Claim unless the Damages with respect thereto exceed $250,000 (the “De Minimis Amount”), (B) Seller shall not be liable in respect of any Buyer Warranty Claim unless and until the aggregate amount of the Damages incurred by the Buyer Indemnified Parties in respect of all Buyer Warranty Claims (other than Buyer Warranty Claims that do not exceed the De Minimis Amount) equals $30,000,000 (the “Deductible”), (C) once the aggregate amount of Damages incurred by the Buyer Indemnified Parties in respect of all Buyer Warranty Claims (other than Buyer Warranty Claims that do not exceed the De Minimis Amount) exceeds the Deductible, Seller shall be responsible for, and shall indemnify the Buyer Indemnified Parties pursuant to Section 11.02(a)(i) and this Article 11 against all Damages incurred by the Buyer Indemnified Parties in respect of Buyer Warranty Claims until the amount of Damages so paid by Seller in respect of such Buyer Warranty Claims pursuant to Section 11.02(a)(i) and this Article 11 equals the amount of the Deductible (the “Cap”), and (D) Seller’s maximum liability for all Buyer Warranty Claims shall not exceed the Cap; and provided further, that with respect to indemnification by Seller pursuant to Section 11.02(a)(v), (1) Seller shall not be liable in respect of any Unclaimed Property Liabilities until the aggregate amount of all Damages in respect of Unclaimed Property Liabilities exceeds $1,400,000 and then only to the extent of such excess and (2) Seller’s maximum liability for all Unclaimed Property Liabilities shall not exceed $13,000,000.
(b)Effective at and after the Closing, Parent shall indemnify Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates to the extent arising out of or relating to:

(i)any Warranty Breach by Holdings, Parent, ASCO GP LLC or Buyer; provided, that such representations and warranties shall be read without any materiality qualifiers solely for the purposes of determining the Damages arising from any Warranty Breach (but not for determining whether any Warranty Breach has occurred);

(ii)any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement;

(iii)the matters described in Section 7.12;

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(iv)without duplication, (A) any Assumed Liability and (B) any Liability of a Transferred Subsidiary, except those for which Seller has expressly agreed to indemnify the Buyer Indemnified Parties pursuant to Section 11.02(a); and

(v)the ownership or operation of the Business or any Transferred Subsidiary (including, for the avoidance of doubt, the Deferred Business) after the Closing.

Section 11.03 Procedures. (a) Each Person seeking indemnification under this Article 11 (the “Indemnified Party”) shall give prompt notice to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”); provided that the failure of the Indemnified Party to give notice as provided in this Section 11.03(a) shall not relieve any Indemnifying Party of its obligations under Section 11.02, except to the extent that such failure adversely prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 11.03, to assume control of, and defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim, but the Indemnified Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim or resolve any Environmental Matter pursuant to this Article 11, then the Indemnified Party may defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim or Environmental Matter. If the Indemnifying Party shall assume the defense of any Third Party Claim or the resolution of any Environmental Matter pursuant to this Article 11, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim or Environmental Matter, as applicable; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim or Environmental Matter. Notwithstanding the foregoing, Seller shall control, and coordinate all aspects of the defense of, the Specified Litigation Matter.

(b)Notwithstanding anything in this Section 11.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by

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the Indemnifying Party (other than, for the avoidance of doubt, the payment of the deductible referred to in clause (B) of the proviso to Section 11.02(a) to the extent applicable), (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c)After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article 11), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d)Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)Notwithstanding the foregoing, this Section 11.03 or the following Section 11.04 shall not apply to indemnification for a Tax Claim. The procedures for such indemnification shall be governed by Section 8.12.

Section 11.04 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give, as promptly as practicable, written notice of such claim to the Indemnifying Party, which notice shall in no event be delivered to the Indemnifying Party later than 60 days after the Indemnified Party first learns of the facts on which such claim is based (such 60-day period, the “Notice Period”). Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party, and in any event, the Indemnifying Party shall have no indemnification obligation in respect of any claim for which notice is delivered following expiration of the applicable Notice Period for such claim.

Section 11.05 Environmental Matters. Notwithstanding anything to the contrary in this Article 11 and without limiting the proviso in Section 11.02(a), with respect to any claim for indemnification hereunder for any Retained Environmental Liability, Excluded Environmental Liability or Warranty Breach of Section 3.17 (collectively, “Environmental Matters”), the parties agree on behalf of themselves and their respective Affiliates that, in addition to the provisions set forth in Article 11 (and in the case of any conflict between the provisions of this

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Section 11.05 and any other provision in Article 11, the provisions of this Section 11.05 shall prevail and apply):

(a)Seller shall have no Liability under this Agreement for any Damages (i) arising out of or resulting from any testing, sampling, other invasive investigation of, or Remedial Action relating to, the air, soil, soil gas, surface water, groundwater, sediment, building materials or other environmental media or any disclosure, report or communication to, or initiation or encouragement of any action by, any Governmental Authority or other third party relating to any Environmental Matter unless such action (A) is required by Environmental Law or any order or binding requirement of any Governmental Authority, or undertaken to respond to a claim by a Governmental Authority or other third party that Hazardous Substances have been released from the Real Property, so long as such order or claim was not precipitated or solicited by or in any other way the result of any voluntary disclosure by or at the behest of Parent or any Transferred Subsidiary to a Governmental Authority or other third party, (B) is performed by a Transferred Subsidiary and is necessary for the construction, renovation, modification, maintenance or expansion of any Real Property by any Transferred Subsidiary for a legitimate and bona fide business purpose and would be performed in the ordinary course or (C) is undertaken to respond to an emergency situation or catastrophic release of Hazardous Substances which poses a material threat of a risk to human health or the environment; or (ii) arising in connection with any change in use, shutdown, demolition or closure of any asset, facility or real property on or after the Closing.

(b)Any obligation of Seller to indemnify a Buyer Indemnified Party (including as of the Closing, the Transferred Subsidiaries) for any Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, in a reasonably cost-effective manner, the minimum standards required to be met, based on the use of the relevant property as of the Closing Date, by applicable Environmental Laws as in effect at the time such Environmental Matter is addressed or by any order or requirement of a Governmental Authority. Both parties expressly agree that such minimum standards may include risk-based clean-up remedies and standards and/or the imposition of engineering or institutional controls such as deed or other use restrictions that do not unreasonably interfere with the continued use of the relevant property as such use existed as of the Closing Date.

(c)Except as to any Retained Environmental Liability, for which Seller shall have the obligation to retain the defense and control, Seller has the right (but not the obligation) to retain the defense and control of any Environmental Matter, including the disclosure, investigation, negotiation, performance and settlement thereof and Remedial Action relating thereto. In connection with such, Parent and Buyer shall, and shall cause each of their Affiliates and Representatives, to reasonably cooperate regarding the resolution of any such Environmental Matter, including providing to Seller and its Representatives with all necessary accommodations, including access to relevant properties and site utilities (at a cost not greater than the actual cost incurred by Buyer or the relevant Transferred Subsidiary), in order to allow Seller and its Representatives to respond to, defend, and conduct Remedial Action relating to such Environmental Matter. Parent, Buyer and their Affiliates shall not interfere with or disturb the performance by Seller and its representatives of any such Remedial Action. In connection with any such Environmental Matter which Seller is defending or controlling, Seller shall (i) keep Buyer reasonably informed relating to the progress of such Environmental Matter (including

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providing Buyer with copies of all material plans and reports submitted to Governmental Authorities); (ii) diligently and promptly pursue the resolution thereof; and (iii) not unreasonably interfere with the continuing use of such relevant property, as long as the manner of use does not materially differ from the manner it is being used as of the Closing.

(d)Seller shall have no liability under this Agreement for any Damages to the extent such Damages have been caused, exacerbated, compounded or aggravated by acts or omissions of or on behalf of Parent, Buyer or their Affiliates (including, as of the Closing, the Transferred Subsidiaries), or any employee, agent, contractor, consultant, attorney, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing.

(e)Notwithstanding anything else herein to the contrary, Seller shall have no liability under this Agreement for any Damages relating to any Environmental Matters to the extent arising from or relating to the coming into force of, or the change in, any requirement or obligation set forth in any Environmental Law or Permit required by Environmental Law (or the interpretation or enforcement of such Environmental Law or Permit), including any new or modified standard or requirement for Remedial Action) on or after Closing.

Section 11.06 Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor and any Tax benefit actually realized by the Indemnified Party or its Affiliates arising from the incurrence or payment of any such Damages. The amount of any such Tax benefit shall be calculated as the amount by which the Tax liability of the Indemnified Party (or local country Tax group of Affiliates of and including such Indemnified Party), in each case other than (x) a 338(h)(10) Entity and its Subsidiaries and (y) in respect of the Transferred Assets and Assumed Liabilities of the Canada operations of the Business, is actually reduced (calculated on a with and without basis at the highest applicable marginal rate as the last item applied, and net of any out-of-pocket fees, costs and expenses incurred by such Indemnified Party or local country Tax group) if such Indemnified Party (or such local country Tax group) realizes sufficient taxable income to fully offset such Damage in a Post-Closing Tax Period that includes the year in which such Damages are incurred or in any of the following three Tax years. If the Indemnified Party (i) receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any fees, costs and expenses incurred by such Indemnified Party in collecting such amount or (ii), in each case other than (x) a 338(h)(10) Entity and its Subsidiaries and (y) in respect of the Transferred Assets and Assumed Liabilities of the Canada operations of the Business, realizes any net Tax benefit subsequent to an indemnification payment by the Indemnifying Party that was not previously taken into account in the indemnification payment, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such net Tax benefit (as computed pursuant to this Section 11.06(a)), net of any out-of-pocket fees, costs and expenses incurred by such Indemnified Party in collecting such amount. Nothing in this Section 11.06 shall require Buyer Indemnified Party to pay over to Seller any proceeds received under the Transactional Insurance Policy.

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(b)The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that the Indemnified Party had otherwise been compensated for such matter pursuant to the calculation of Modified Net Working Capital Value or the adjustment of the Cash Consideration under Section 2.14, (ii) Damages that were not reasonably foreseeable as of the date hereof, (iii) exemplary, punitive or other similar Damages, except in the case of clauses (ii) and (iii), to the extent such Damages are included in a judgment resulting from a Third Party Claim if the Damages from such Third Party Claim are otherwise indemnifiable hereunder, or (iv) Damages that would not exist if not for, or to the extent aggravated by, any wrongful act or wrongful omission of the Indemnified Party.

(c)Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(d)Any indemnification payment made pursuant to this Agreement (for the avoidance of doubt, including any payment made pursuant to Article 8) shall be treated by Buyer and Seller as an adjustment to the Base Consideration for Tax purposes.

(e)Where any indemnification payment is made pursuant to this Agreement (for the avoidance of doubt, including any payment made pursuant to Article 8) either to or in respect of a indemnified liability of any Transferred UK Subsidiary, if the relevant Transferred UK Subsidiary incurs, or would have incurred, but for the use of a Tax relief, a Tax liability which results from, or is calculated by reference to, the indemnification payment, the amount payable will be increased by any amount that will ensure that, after payment of the Tax liability, the relevant Buyer Indemnified Party is left with a net sum equal to the sum it would have received had no such Tax liability arisen.

Section 11.07 Exclusivity. Each of Holdings, Parent, ASCO GP LLC and Buyer expressly waives and agrees to cause it Affiliates (including, as of the Closing, the Transferred Subsidiaries) and its and their respective successors, assigns, heirs and legal representatives to waive any rights and claims they may have against Seller and its Affiliates, including claims for contribution or other rights of recovery, under any Environmental Law(whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq. After the Closing, the remedies provided for in this Agreement shall provide the exclusive remedy for any claim by any party hereto arising out of this Agreement or the transactions contemplated hereby; provided that nothing herein shall be construed to (i) limit any remedy set forth in any other Transaction Document, (ii) limit the rights of Parent, Buyer or any of their Affiliates under the Transactional Insurance Policy or apply to any claims made thereunder or any proceeds received therefrom or (iii) limit any claim based on actual common law fraud with respect to the representations and warranties set forth in Article 3 and Article 4 hereof and Sections 8.01 and 8.02 hereof.

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Section 11.08 UK Claims. (a) Notwithstanding any other provision in this Article 11 or Article 8, where but for this Section 11.08(a) a sum (the “UK Indemnified Sum”) would have been payable by Seller or its Affiliates to any of the Transferred UK Subsidiaries in respect of any indemnified liabilities of any of the Transferred UK Subsidiaries pursuant to any provision of this Agreement (including without limitation Article 8 or Article 11), (the “UK Claim”), then Seller hereby covenants to pay to Buyer an amount equal to the UK Indemnified Sum, such payment representing an adjustment of the Base Consideration.

(b)Where any payment has been made by Seller pursuant to Section 11.08(a), any sums payable by Seller or its Affiliates to any of the Transferred UK Subsidiaries in respect of any indemnified liabilities of any of the Transferred UK Subsidiaries pursuant to any provision of this Agreement (including without limitation Article 8 or Article 11) in respect of the same facts or circumstances giving rise to the UK Claim shall be reduced any sums paid by Seller pursuant to Section 11.08(a).

(c)For the avoidance of doubt, the calculation of the UK Indemnified Sum shall take account of other provisions of this Agreement (including without limitation provisions relating to the De Minimis Amount, the Deductible and the Cap).

ARTICLE 12
TERMINATION

Section 12.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Seller, Parent and Buyer;

(b)by either Seller, Parent or Buyer if the Closing shall not have been consummated on or before January 31, 2017 (as may be extended, the “End Date”); provided that, if on the End Date all conditions to Closing contained in Article 10 have been satisfied (other than those that, by their terms, are capable of being satisfied only at Closing) other than receipt of the consents and approvals set forth in Section 10.01(a), then either party may, by written notice to the other party, extend the End Date until February 28, 2017 and, if at the end of such extended period, one or more such consents or approvals has not been received, either party may, by written notice to the other party, extend the End Date until March 31, 2017; provided that the right to terminate this Agreement pursuant to this Section 12.01(a) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by such time; provided, further, that (i) neither Parent nor Buyer may terminate this Agreement pursuant to this Section 12.01(a) unless Buyer has paid the Termination Fee prior to or concurrently herewith if, at the time of such termination, Seller would have been entitled to terminate this Agreement pursuant Section 12.01(f) by delivering the written notice provided for in Section 12.01(f) and (ii) neither Parent nor Buyer may terminate this Agreement pursuant to this Section 12.01(b) during the period beginning on the End Date and ending on the sixth (6) Business Day of the first month after the earlier of the (i) end of the Marketing Period and (ii) the then-scheduled termination of the Marketing Period (the “MP Extended Closing Date”) if the

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Marketing Period has commenced but the MP Extended Closing Date has not occurred prior to the End Date;

(c)by either Seller, Parent or Buyer, if there shall be any order, decree or judgment of any Governmental Authority having competent jurisdiction in any jurisdiction where the Business conducts substantial operations that permanently enjoins Buyer, Parent or Seller from consummating the transactions contemplated hereby and such order, decree or judgment shall have become final and nonappealable, provided that the right to terminate this Agreement pursuant to this Section 12.01(c) shall not (x) apply in respect of any Deferred Closing Actions or (y) be available to any party whose breach of any provision of this Agreement has caused or resulted in such Applicable Law being enacted or becoming applicable to the transactions contemplated hereby (including due to a failure to use reasonable best efforts in connection with the actions specified in Section 7.01 to the extent required thereunder);

(d)by Parent or Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.02(a) or 10.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; provided that neither Parent nor Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 10.01 or 10.03 not to be satisfied;

(e)by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Holdings, Parent or Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.03(a) or 10.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 10.01 or 10.02 not to be satisfied; or

(f)by Seller if all conditions set forth in Sections 10.01 and 10.02 have been satisfied or waived by the party entitled to waive such condition (other than those conditions that by their terms are to be satisfied at the Closing), Seller has given written notice to Parent and Buyer that it is prepared to consummate the Closing and Parent or Buyer fails to consummate the transactions contemplated by the Closing on the date the Closing should have occurred pursuant to Section 2.10.

Other than in the case of a termination pursuant to Section 12.01(a), the party desiring to terminate this Agreement pursuant to any clause of this Section 12.01 shall give written notice of such termination to the other party.
Section 12.02 Effect of Termination. Except as otherwise set forth in Section 12.03, if this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder or Representative of such party) to any other party to this Agreement; provided that the Confidentiality Agreement, the provisions of this Section 12.02 and the provisions of Sections 6.01, 7.03, 7.14(b), 11.08 and Article 13 shall survive any such termination; and provided, further that the termination of this Agreement shall not relieve

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any party hereto from any liability for (i) fraud and (ii) any willful and material breach of, or failure to perform any obligation under, any covenant or agreement contained in this Agreement.

Section 12.03 Termination Fee. (a) If this Agreement is terminated by Seller pursuant to Section 12.01(f) (or by Parent or Buyer pursuant to Section 12.01(a) or by Seller pursuant to Section 12.01(e), in each case, at a time when Seller would have been entitled to terminate this Agreement pursuant to Section 12.01(f) by delivering the written notice provided for in Section 12.01(f)), Parent shall pay, or cause to be paid, to Seller $300,000,000 (the “Termination Fee”) by wire transfer of immediately available funds within five (5) Business Days after such termination (or, in the case of a termination by Parent or Buyer pursuant to Section 12.01(b), prior to or concurrently with such termination), it being understood that in no event shall Parent be required to pay the Termination Fee more than once. Notwithstanding anything to the contrary in Section 2.17, if all or any part of the Termination Fee is not paid when due pursuant to this Section 12.03(a), the unpaid portion of the Termination Fee shall accrue interest at the rate of 8.0% per annum, compounding monthly, from and including the date the Termination Fee was required to be paid, to but excluding the date of payment, and such accrued and unpaid interest shall be deemed part of the “Termination Fee.”

(b)In the event that this Agreement is terminated due to Parent’s and Buyer’s failure to obtain the Debt Financing (which failure was not caused by Parent’s or Buyer’s breach in any material respect of its representation, warranties, covenants or agreements contained herein) (a “Financing Failure”) and the Termination Fee is paid under Section 12.03(a), Seller’s receipt of the Termination Fee in full pursuant to Section 12.03(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller against Parent, ASCO GP LLC, Buyer, Holdings and Sponsor and their respective former, current and future Affiliates, and their respective former, current and future officers, directors, managers, employees, equityholders, managers, members, partners, agents, representatives or assigns (collectively, the “Buyer Related Parties”) for any Damage suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder (except as provided below), and no Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in the event that this Agreement is terminated and the Termination Fee is payable under Section 12.03(a), this 0 shall not limit the ability of Seller to recover reimbursement for costs and expenses and indemnification under Section 7.14. For the avoidance of doubt, the amount of the Termination Fee is intended to serve as a cap on the maximum aggregate liability of the Buyer Related Parties under this Agreement only in the event Buyer fails to effect the Closing in accordance with Section 2.10 of this Agreement due to a Financing Failure; provided, further, that even in the event of a Financing Failure, the Termination Fee shall not serve as a cap on any costs and expenses and indemnification owed under Section 7.14, nor shall any such reimbursement or indemnification amounts reduce the amount of the Termination Fee. Nothing in this 0 shall restrict (x) the availability to Seller of any remedies in connection with fraud or intentional misrepresentation or any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement for which all applicable legal and equitable remedies shall be available to Seller or (y) Seller’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 13.08; provided, however, that in no event shall Seller be entitled to recover Damages, in the aggregate, in excess of $500,000,000 in any Action in which it seeks any remedy in connection with fraud or intentional misrepresentation or any willful and

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material breach of any representation, warranty, covenant or agreement contained in this Agreement (for clarity, this proviso does not apply to any claim made under Article 11). Under no circumstances, however, shall Seller be permitted or entitled to (i) receive payment of the Termination Fee after the Closing has occurred or (ii) receive payment of the Termination Fee following a written demand therefor by Seller and (A) continue to seek specific performance or (B) to thereafter seek any legal or equitable remedy for any alleged fraud or any alleged intentional misrepresentation or willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement or (iii) commence any Action seeking any award of Damages for any alleged fraud or any alleged intentional misrepresentation or willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement and thereafter seek to require payment of the Termination Fee hereunder; provided, however, that nothing herein shall prevent Seller from bringing a claim for specific performance and if unsuccessful, collecting the Termination Fee (to the extent Seller is entitled to such Termination Fee).

(c)Each of Parent and Buyer acknowledges that the agreements contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Parent fails to promptly pay any amount due pursuant to this Section 12.03, it shall also pay any reasonable costs and expenses incurred by Seller in connection with a legal action to enforce this Agreement that results in a judgment against Parent or Sponsor for such amount.

Section 12.04 GST/HST Gross Up. If any payment made by an Indemnifying Party pursuant to Article 11, or by the Parent or Buyer pursuant to this Article 12, is deemed by the Excise Tax Act (Canada) to include goods and services tax/harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multistaged tax, the amount of such payment shall be increased accordingly.

ARTICLE 13
MISCELLANEOUS

Section 13.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, Parent, ASCO GP LLC or Holdings, to:
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attn: Eva M. Kalawski, Executive Vice President,
General Counsel and Secretary
Facsimile: (310) 712-1863
E-mail: ekalawski@platinumequity.com

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with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
600 Anton Blvd, 18th Floor
Costa Mesa, CA 92626
Attn: James W. Loss
Facsimile: (714) 830-0700
E-mail: jim.loss@morganlewis.com
if to Seller, to:
Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
Attention:    Alan D. Mielcuszny
Vanessa R. McKenzie
Facsimile No.:    314-553-1365
314-553-1232
E-mail: alan.mielcuszny@emerson.com
vanessa.mckenzie@emerson.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Phillip R. Mills
Marc O. Williams
Facsimile No.: 212-701-5000
E-mail: phillip.mills@davispolk.com
marc.williams@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 13.02 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

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nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 11.08, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)Notwithstanding anything to the contrary contained herein, (i) Section 12.03(b), this Section 13.02 and Sections 13.04, 13.05, 13.06, 13.07, 13.09 and 13.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such Section) may not be modified, waived or terminated in a manner that is adverse to the Debt Financing Sources or the Debt Financing Source Related Persons without the prior written consent of the Debt Financing Sources and (ii) Section 12.03 may not be modified or waived in a manner that is adverse to the Sponsor (including any increase in the amount of the Termination Fee) without the prior written consent of the Sponsor.

Section 13.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, the all costs and expenses incurred in connection with the preparation, legal documentation and execution of the Carve-Out Plan or the Cash Repatriation Plan shall be borne by Seller and its Affiliates (other than the Transferred Subsidiaries) unless paid prior to the Closing.

Section 13.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that no such consent shall be required for (i) any collateral assignment by Buyer, Parent or any permitted assign of Buyer or Parent pursuant to clause (ii) below of any or all of its rights under this Agreement to any Debt Financing Source solely for collateral purposes in connection with the Debt Financing; provided that no such assignment shall relieve the assignor of its obligations to Seller or otherwise relieve the assignor of any Liability hereunder, (ii) any assignment by Parent or Buyer of any of their rights or obligations hereunder to any Affiliate prior to the Closing; provided that no such assignment shall relieve the assignor of its obligations to Seller or otherwise relieve the assignor of any Liability hereunder and (iii) any assignment by Buyer, Parent or any permitted assign of Buyer or Parent pursuant to clause (ii) above of any or all of its rights or obligations under this Agreement to the buyer in any sale of all or substantially all of the Business however effected.

Section 13.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties

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hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07 Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than (i) the parties hereto and their respective successors and assigns and (ii) the Debt Financing Sources and the Debt Financing Source Related Persons, solely in respect of Sections 13.02(b), 13.04, 13.05, 13.06, 13.07, 13.09 and 13.14, with respect to which the Debt Financing Sources and the Debt Financing Source Related Persons are third party beneficiaries to the extent such Sections are applicable to the Debt Financing Sources and the Debt Financing Source Related Persons.

Section 13.08 Specific Performance. (a) Subject to the limitations set forth in Section 13.08(b), the parties hereto agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or the Transaction Documents, or to enforce specifically the performance of the terms and provisions hereof or thereof in any federal court located in the State of New York or, to the extent that no such federal court has jurisdiction over such proceeding, in any New York state court, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by Applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)Notwithstanding anything to the contrary in this Agreement, Seller shall be entitled to cause Parent and Buyer to fully enforce the terms of the Equity Commitment against the Sponsor and to cause the Equity Financing to be funded, including by demanding that Parent and Buyer institute one or more actions, suits or proceedings against the Sponsor to fully enforce the Sponsor’s obligations thereunder and Parent’s and Buyer’s rights thereunder, and to consummate the transactions contemplated by this Agreement, only if each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 10.01 and Section 10.02 have been

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satisfied (other than those conditions that by their terms are to be satisfied at the Closing and those conditions that Parent or Buyer’s breach of this Agreement or the Financing Commitment has caused not to be satisfied), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) Seller has given written notice to Parent and Buyer that it is prepared to consummate the Closing and Parent or Buyer fails to consummate the transactions contemplated by the Closing on the date that the Closing should have occurred pursuant to Section 2.10.

Section 13.09 WAIVER OF RIGHT TO JURY TRIAL. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT EACH OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.09.

Section 13.10 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 13.11 Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state in connection with the sale of the Transferred Assets.

Section 13.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.13 Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any section of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by

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or provided in another section of the Disclosure Schedule or the statements contained in any Section of Article 3 reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (v) except as provided in clause (iv) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, (vi) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (vii) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement.

Section 13.14 No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims or actions that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, members, partners, agents, Representatives, Debt Financing Sources, Debt Financing Source Related Persons or assigns of Seller or Buyer, in each case who is not a party to this Agreement shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 13.15 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for (i) any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars using an exchange rate that will be the MID Fixing Rate at 11:00 AM New York time as of the second Business Day prior to such date quoted by WM/Reuters for U.S. dollars to amounts of such non-U.S. currency and (ii) any valuation, measurement or test as of a given date based on an amount specified in Chinese renminbi and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated in Chinese renminbi, such Chinese renminbi shall be converted into U.S. dollars using the PBOC Fixing rate Bloomberg page CNYMUSD <INDEX> on such date. For the avoidance of doubt, this Section 13.15 shall not impact the calculation of Modified Net Working Capital Value or any amounts set forth on the Audited Financial Statements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMERSON ELECTRIC CO.
By:	/s/ Alan D. Mielcuszny
	Name:	Alan D. Mielcuszny
	Title:	Vice President, Development

CORTES NP HOLDINGS, LLC
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

CORTES NP ACQUISITION CORPORATION
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

ASCO POWER GP, LLC
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

CORTES NP JV HOLDINGS, LLC
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

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ANNEXES:

ANNEX A - Assigned IT Assets

ANNEX B - Assigned Software

ANNEX C - Debt Owed by Transferred Subsidiaries

ANNEX D - Loans to Business Employees

ANNEX E - Pending and Closed Litigation

ANNEX F - Safety Notices

ANNEX G - Project California

ANNEX H - Brazil Litigation

ANNEX I - EMEA Litigation

ANNEX J - APAC Litigation

ANNEX K - Emerson Network Power Litigation

ANNEX L - Real Estate Master Tracker

ANNEX M - Real Estate Status Tracker

ANNEX N -Master IT Inventory

ANNEX 0 - WSP Environmental Summary

ANNEX P - Guaranties

ANNEX Q - Surety Bonds

ANNEX R - Insurance

ANNEX S - IT Vendor Contracts

ANNEX T - Seller Funded IT Transition Costs

ANNEX U - China Holdover Cash

Schedules and exhibits described in this agreement have been omitted.  The registrant undertakes to furnish supplementally a copy of such schedules and exhibits upon request.

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